Exhibit 10.29

EXECUTION COPY

TELX – NEW YORK 111 8TH, LLC

TELX – NEW YORK, LLC

TELX – NEW YORK MANAGEMENT, LLC

TELX – NEW YORK HOLDINGS, LLC

as Borrowers

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Dated as of March 31, 2009

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders,

CIT LENDING SERVICES CORPORATION,

as Agent,

ROYAL BANK OF CANADA,

as Syndication Agent

TABLE OF CONTENTS

SECTION 1. AMENDMENT AND RESTATEMENT; DEFINITIONS; RULES OF CONSTRUCTION		1

1.1	Amendment and Restatement	1

1.2.	Definitions	1

1.3.	Accounting Terms	25

1.4.	Other Terms Defined in New York Uniform Commercial Code	25

1.5.	Certain Matters of Construction	25

SECTION 2. CREDIT FACILITIES		25

2.1.	Revolving Commitment	25

2.2.	Term Commitment	27

2.3.	Increased Term Loan	27

2.4.	Letters of Credit	28

2.5.	Blocked Account	33

SECTION 3. INTEREST, FEES AND CHARGES		34

3.1	Interest	34

3.2.	Fees	36

3.3.	Computation of Interest, Fees, Yield Protection; Retroactive Adjustment of Applicable Margin	36

3.4.	Reimbursement Obligations	37

3.5.	Illegality	38

3.6.	Increased Costs	38

3.7.	Capital Adequacy	39

3.8.	Mitigation	39

3.9.	Funding Losses	39

3.10.	Maximum Interest	39

SECTION 4. LOAN ADMINISTRATION		40

i	LOAN AND SECURITY AGREEMENT

4.1.	Manner of Borrowing and Funding Loans	40

4.2.	Defaulting Lender	41

4.3.	Number and Amount of LIBOR Loans; Determination of Rate	41

4.4.	One Obligation	41

4.5.	Effect of Termination	42

SECTION 5. PAYMENTS		42

5.1.	General Payment Provisions	42

5.2.	Repayment of Revolving Loans	42

5.3.	Repayment of the Term Loan	43

5.4.	Payment of Other Obligations	43

5.5.	Prepayments	43

5.6.	Early Termination by Borrowers	45

5.7.	Marshaling; Payments Set Aside	45

5.8.	[Intentionally Left Blank]	46

5.9.	Application of Payments	46

5.10.	Loan Account; Account Stated	46

5.11.	Taxes	46

5.12.	Withholding Tax Exemption	47

SECTION 6. CONDITIONS PRECEDENT		47

6.1.	Conditions Precedent to Original Loans	47

6.2.	Conditions Precedent to Incremental Term Loans	49

6.3.	Conditions Precedent to All Credit Extensions	50

6.4.	Limited Waiver of Conditions Precedent	51

SECTION 7. COLLATERAL		51

7.1.	Grant of Security Interest	51

7.2.	Lien on Deposit Accounts and Securities Accounts; Cash Collateral	53

ii	LOAN AND SECURITY AGREEMENT

7.3.	Other Collateral	53

7.4.	No Assumption of Liability	55

7.5.	Further Assurances	55

7.6.	Payment in Full	55

SECTION 8. COLLATERAL ADMINISTRATION		56

8.1.	Administration of Accounts	56

8.2.	Administration of Equipment	56

8.3.	Administration of Deposit Accounts and Securities Accounts	57

8.4.	General Provisions	57

8.5.	Insurance and Casualty/Condemnation Events	57

8.6.	Power of Attorney	58

SECTION 9. REPRESENTATIONS AND WARRANTIES		59

9.1.	General Representations and Warranties	59

9.2.	Complete Disclosure	64

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS		64

10.1.	Affirmative Covenants	64

10.2.	Negative Covenants	71

10.3.	Financial Covenants	75

SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT		77

11.1.	Events of Default	77

1.1.2.	Remedies upon Event of Default	79

11.3.	Consent to Receiver	80

11.4.	License	80

11.5.	Setoff	80

11.6.	Remedies Cumulative; No Waiver	81

11.7.	Post-Default Allocation of Payments	81

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SECTION 12. AGENT		82

12.1.	Appointment, Authority and Duties of Agent	82

12.2.	Agreements Regarding Collateral	83

12.3.	Reliance By Agent	84

12.4.	Action Upon Default	84

12.5.	Ratable Sharing	84

12.6.	Indemnification of Agent Indemnitees	85

12.7.	Limitation on Responsibilities of Agent	85

12.8.	Successor Agent and Co-Agents	86

12.9.	Due Diligence and Non-Reliance	86

12.10.	Replacement of Certain Lenders	87

12.11.	Remittance of Payments and Collections	87

12.12.	Agent in its Individual Capacity	87

12.13.	Agent Titles	88

12.14.	No Third Party Beneficiaries	88

SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS		88

13.1.	Successors and Assigns	88

13.2.	Participations	88

13.3.	Assignments	89

13.4.	Tax Treatment	90

SECTION 14. MISCELLANEOUS		90

14.1.	Consents, Amendments and Waivers	90

14.2.	Indemnity; Limitation on Liability	91

14.3.	Notices and Communications	92

14.4.	Performance of Borrower’s Obligations	92

14.5.	Credit Inquiries	92

iv	LOAN AND SECURITY AGREEMENT

14.6.	Severability	92

14.7.	Cumulative Effect; Conflict of Terms	92

14.8.	Counterparts; Facsimile Signatures	93

14.9.	Entire Agreement	93

14.10.	Obligations of Lenders	93

14.11.	Confidentiality	93

14.12.	GOVERNING LAW	94

14.13.	Consent to Forum; Waiver of Right to Trial by Jury	94

14.14.	Waivers by Obligors	95

14.15.	Patriot Act Notice	95

14.16.	Expenses	96

v	LOAN AND SECURITY AGREEMENT

EXHIBITS

Exhibit A	Form of Assignment and Acceptance

Exhibit B	Form of Compliance Certificate

Exhibit C	Form of Copyright Security Agreement

Exhibit D	Form of Monthly Compliance Certificate

Exhibit E	Form of Notice of Borrowing

Exhibit F	Form of Notice of Conversion/Continuation

Exhibit G	Form of Patent Security Agreement

Exhibit H-1	Form of Revolving Term Note

Exhibit H-2	Form of Term Loan Note

Exhibit I	Form of Trademark Security Agreement

Exhibit J	List of Closing Documents

Exhibit K	Addresses for Notices

vi	LOAN AND SECURITY AGREEMENT

SCHEDULES

Schedule 1.1 (a)	Material Contracts

Schedule 1.1 (b)	Commitments

Schedule 7.2.1	Deposit Accounts

Schedule 8.3	Deposit Accounts and Securities Accounts

Schedule 8.4.1	Location of Collateral

Schedule 9.1.4	Capital Structure

Schedule 9.1.5(a)	Corporate Names; Trade Names; Mergers, Combinations and Acquisitions

Schedule 9.1.5(b)	Locations

Schedule 9.1.6	Financing Statement Filings and Jurisdictions for Filing

Schedule 9.1.12	Licensed Intellectual Property; Royalties; Registrations and Applications

Schedule 9.1.15	Compliance with Environmental Laws

Schedule 9.1.16	Burdensome Contracts

Schedule 9.1.17	Litigation

Schedule 9.1.19	ERISA

Schedule 9.1.21	Labor Relations

Schedule 9.1.27	Potential Conflicts of Interest

Schedule 9.1.28	Material Customers; Unassignable Customer Agreements

Schedule 10.2.16	Affiliate Transactions

Schedule 10.3.1	Normalized EBITDA

vii	LOAN AND SECURITY AGREEMENT

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of March 31, 2009, among TELX – NEW YORK 111 8TH, LLC, a Delaware limited liability company (“111 8th ”), TELX – NEW YORK, LLC, a Delaware limited liability company (“Telx New York”) TELX – NEW YORK MANAGEMENT, LLC, a Delaware limited liability company (“Parent”), and TELX – NEW YORK HOLDINGS, LLC (“Holdings”) (each of 111 8th, Telx New York and Parent, a “Borrower,” and collectively, the “Borrowers”), the Obligors party to this Agreement, the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), ROYAL BANK OF CANADA (“Royal Bank”), as Syndication Agent and CIT LENDING SERVICES CORPORATION, as agent for the Lenders (“Agent”).

RECITALS:

WHEREAS, the Borrowers, CIT and the Agent are parties to that certain Loan and Security Agreement dated as of September 21, 2007 (the “Original Loan Agreement”) pursuant to which CIT agreed to make available to the Borrowers (a) a senior secured revolving credit facility in the aggregate principal amount of $6,000,000 and (b) a senior secured term loan facility in the aggregate principal amount of $25,000,000 (the “Original Term Loan”);

WHEREAS, pursuant to the Original Loan Agreement the outstanding principal amount of the Original Term Loan is $22,480,611.

WHEREAS, the Borrowers have requested that the Lenders make available to the Borrowers an additional $15,000,000 (the “Incremental Term Loan”), which, together with the Original Term Loan would, pursuant to this Agreement, constitute the Term Loan;

WHEREAS, the Lenders have agreed to make available such Incremental Term Loan and amend and restate the Original Loan Agreement on the terms and conditions contained in this Agreement; and

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties hereto agree to amend and restate the Original Loan Agreement in its entirety as follows:

SECTION 1. AMENDMENT AND RESTATEMENT; DEFINITIONS; RULES OF CONSTRUCTION

1.1. Amendment and Restatement. The Borrowers, the Agent and the Lenders hereby agree that, effective upon the execution and delivery of this Agreement by each such party, the terms and provisions of the Original Loan Agreement shall be and are hereby amended, superseded and restated in their entirety by the terms and provisions of this Agreement, provided however, that any grant of security by the Borrowers pursuant to the Security Documents shall remain effective as of the Original Closing Date, together with all other Loan Documents executed and delivered on said date except and only to the extent any such Loan Documents are amended and restated on the Closing Date. The Borrowers, the Agent and the Lenders agree that the execution and delivery of this Agreement shall not effectuate a novation or refinancing of the Original Loans, but rather shall constitute a restatement and substitution of the terms and conditions governing the payment and performance of the Original Loans.

1.2. Definitions. As used herein, the following terms have the meanings set forth below:

“111 8th Avenue Landlord Estoppel” means the amended and restated landlord’s waiver, consent and estoppel dated as of             and entered into between 111 8th and 111 Chelsea Commerce, L.P.

1	LOAN AND SECURITY AGREEMENT

“111 8th Avenue Lease” means the lease dated as of March 15, 2007, between 111 8th as lessee, and 111 Chelsea Commerce L.P. as lessor, as may be amended or modified from time to time.

“60 Hudson Leases” means collectively, (i) the Agreement of Leases dated as of June 11, 1997, as thereafter amended; (ii) the Agreement of Leases dated as of July 6, 1999, as thereafter amended, (iii) the Subordination, Attornment and Leases Agreement, dated as of July 21, 2006, in each case between 60 Hudson Owners LLC, as lessor, and Colo Properties, Inc. as lessee; and (iv) the Sublease, in each case as assigned to Telx New York from Colo Properties Inc.

“60 Hudson Letter of Credit” means one or more letters of credit issued in favor of the landlord under the 60 Hudson Lease, not to exceed $2,500,000 in the aggregate.

“Account” means an account, as that term is defined in Article 9 of the UCC, including all rights to payment for goods sold or leased, or for services rendered.

“Account Debtor” means an account debtor, as that term is defined in Article 9 of the UCC.

“Affiliate” means with respect to any Person, another Person (a) who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person; (b) who beneficially owns 5% or more of the voting securities or any class of Equity Interests of such first Person; or (c) at least 5% of whose voting securities or any class of Equity Interests is beneficially owned, directly or indirectly, by such first Person. For the purposes of this definition, “control“ means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through ownership of Equity Interests, by contract or otherwise. Notwithstanding anything contained in this definition, GI Partners shall not be considered to be an “Affiliate” for the purposes of this Agreement.

“Agent” has the meaning specified therefor in the preamble to this Agreement.

“Agent Indemnitees” means Agent, its Affiliates, officers, directors, employees, controlling Persons, agents, attorneys and Agent Professionals.

“Agent Professionals” means attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

“Agent’s Liens” means the Liens granted by the Borrowers and the other Obligors to Agent for the benefit of all Lenders and other Secured Parties under the Loan Documents.

“Aggregate Revolving Commitments” means the aggregate amount of all the Revolving Commitments of all Lenders.

“Agreement” means this Amended and Restated Loan and Security Agreement, as it may be amended, modified, supplemented, extended, renewed, restated or replaced from time to time.

“Anti-Terrorism Laws” means Executive Order No. 13224, the Patriot Act, the laws comprising or implementing the Bank Secrecy Act and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (each as from time to time in effect) and any similar laws relating to terrorism.

2	LOAN AND SECURITY AGREEMENT

“Applicable Law” means with respect to any Person, all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, and binding rules, regulations, orders and decrees of Governmental Authorities and any binding interpretation thereof by appropriate authorities.

“Applicable Margin” means, at all times, 5.25% for Base Rate Loans and 6.25% for LIBOR Loans.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, holding or investing in extensions of credit in its ordinary course of business and is administered or managed by (i) a Lender, (ii) an entity that administers or manages a Lender, or (iii) an Affiliate of any of the foregoing or any entity providing warehousing services or financing to any of the foregoing.

“Arranger” means CIT Capital Securities, LLC.

“Asset Disposition” means a sale, lease, license, consignment, transfer or other disposition of Property of the Borrowers or any other Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

“Assignment and Acceptance” means an assignment agreement between a Lender and Eligible Assignee, substantially in the form of Exhibit A attached hereto.

“Availability” means, as determined as of any date, the amount that the Borrowers are entitled to borrow as Loans hereunder (after giving effect to all then outstanding Obligations and all sublimits then applicable hereunder).

“Bankruptcy Code” means Title 11 of the United States Code, as in effect from time to time.

“Base Rate” means, for any day, a rate per annum equal to the greatest of: (i) the rate of interest per annum prime rate as published for each Business Day (or if such a day is not a Business Day, for the immediately preceding Business Day) in the Wall Street Journal under the caption “Money Rates, Prime Rate”, (or if such rate is at any time not available, the rate so quoted by any money center bank selected by the Agent), (ii) the Federal Funds Effective Rate per annum for such day (or if such a day is not a Business Day, for the immediately preceding Business Day) plus 0.50% and (iii) LIBOR plus 1.0% (using a one-month period to determine LIBOR).

“Base Rate Loan” means any Loan that bears interest based on the Base Rate.

“Blocked Account” has the meaning specified therefor in Section 2.5.1.

“Blocked Account Agreement” means that certain blocked deposit account control agreement dated September 21, 2007, among Citibank, the Borrowers and Agent.

“Blocked Funds” has the meaning specified therefor in Section 2.5.1.

“Board of Governors” means the Board of Governors of the Federal Reserve System.

“Borrowing” means (i) a the borrowing of a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day or (ii) the incurrence of one or more Letter of Credit Obligations.

3	LOAN AND SECURITY AGREEMENT

“Books and Records” means books and records (including each Borrower’s Records indicating, summarizing, or evidencing such Borrower’s assets (including the Collateral) or liabilities, each Borrower’s Records relating to such Borrower’s business operations or financial condition, and each Borrower’s Goods or General Intangibles related to such information).

“Business Day” means any day (a) excluding Saturday, Sunday and any other day on which banks are permitted or required to be closed under the laws of the State of New York; and (b) when used with reference to a LIBOR Loan, also excluding any day on which banks do not conduct dealings in Dollar deposits on the London interbank market.

“CAA” means the Clean Air Act (46 U.S.C. § 7401 et seq.), as amended.

“Capital Adequacy Regulation” means any law, rule, regulation, guideline, request or directive of any central bank or other Governmental Authority, whether or not having the force of law, regarding capital adequacy of a bank or any Person controlling a bank.

“Capital Expenditures” means, for any period, the aggregate expenditures of each Borrower during such period on account of property, plant, equipment or similar fixed assets that, in conformity with GAAP, are required to be reflected in the “property, plant and equipment“ account on the balance sheet of such Borrower.

“Capital Lease” means any lease of property (whether real, personal or mixed) which, in conformity with GAAP, is accounted for as a capital lease or a Capital Expenditure on the balance sheet of each Borrower.

“Capital Lease Obligations” shall mean Debt represented by obligations under a Capital Lease, and the amount of such Debt shall be the capitalized amount of such obligations determined in accordance with GAAP.

“Cash Collateral” means cash, and any interest or other income earned thereon, that is delivered to the Agent to cash collateralize any Obligations, together with any Cash Equivalents in which such amounts may be invested.

“Cash Collateral Account” means a demand deposit, money market or other deposit account established by Agent at such financial institution as Agent may select in its reasonable discretion, which deposit account shall be under the Control of Agent and subject to the Agent’s Liens for the benefit of Secured Parties.

“Cash Equivalents” means (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under the laws of the United States or any state or district thereof, having combined capital and surplus of not less than $500,000,000, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (b); (d) commercial paper rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

4	LOAN AND SECURITY AGREEMENT

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.), as amended.

“Change of Control” means (a) GI Partners ceases to own and control, beneficially and of record, directly or indirectly, at least 66 2/3% of the voting Equity Interests in Telx, provided that such percentage interest may drop to no less than 51% of the voting Equity Interests in Telx solely as a result of one or more issuances of new Equity Interests of Telx to a Person or Persons other than GI Partners in connection with the expansion of Telx’s business as conducted on the Closing Date; (b) a change in the composition of the board of directors of Telx that results in GI Partners controlling less than a majority of such board of directors; or (c) all or substantially all of any Borrower’s assets are sold or transferred.

“Chattel Paper” means chattel paper, as that term is defined in Article 9 of the UCC, and includes tangible chattel paper and electronic chattel paper.

“CIT” means CIT Lending Services Corporation, a Delaware corporation.

“Claims” means all liabilities, obligations, losses, damages, penalties, judgments, proceedings, reasonable out-of-pocket costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after the Termination Date, after resignation or replacement of Agent, or after replacement of any Lender) incurred by or asserted against any Indemnitee in any way relating to (a) any Loan Documents or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens with respect to, or realization upon, any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all reasonable out-of-pocket costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

“Closing Date” means the date on which this Agreement is executed and delivered by the parties hereto.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all Property described in Section 7.1, all Property described in any Security Document as collateral or security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

“Commercial Tort Claims” means commercial tort claims, as that term is defined in Article 9 of the UCC.

“Commitment” means, for any Lender, its Revolving Commitment or its Term Commitment; and “Commitments” means the sum of the Aggregate Revolving Commitments and the Aggregate Term Commitments.

“Commitment Termination Date” means the earliest to occur of (a) the Maturity Date, (b) date on which the Commitments (including any commitment to provide Letters of Credit hereunder) are terminated pursuant to Section 5.6, and (c) the date on which the Commitments (including any commitment to provide Letters of Credit hereunder) are terminated pursuant to Section 11.2.

5	LOAN AND SECURITY AGREEMENT

“Compliance Certificate” means a certificate, substantially in the form of Exhibit B, by which each Borrower certifies compliance with Sections 10.2.3 and 10.3.

“Confidential Information” shall have the meaning specified therefor in Section 14.11.1.

“Consolidated EBITDA” means, at any date, the EBITDA of Parent and its Subsidiaries on a consolidated basis.

“Contingent Obligation” means any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

“Control” shall have the meaning set forth in Article 8 of the UCC, or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

“Copyrights” means copyrights and copyright registrations, and also includes (i) the copyright registrations and recordings thereof and all applications in connection therewith listed on Schedule 9.1.12 attached hereto and made a part hereof, (ii) all reissues, continuations, extensions or renewals of any of the foregoing, (iii) all income, royalties, damages and payments now and hereafter due or payable under and in respect of any of the foregoing, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions of any of the foregoing, (iv) the right to sue for past, present and future infringements and dilutions thereof, (v) the goodwill of each Obligor’s business symbolized by the foregoing or connected with any of the foregoing, and (vi) all of each Obligor’s rights corresponding to any of the foregoing throughout the world.

“Copyright Security Agreement” means each Copyright Security Agreement among the Obligors, or any of them, and Agent, for the benefit of the Secured Parties, in substantially the form of Exhibit C attached hereto, pursuant to which the Obligors have granted to Agent, for the benefit of the Secured Parties, a security interest in all their respective Copyrights.

“Corporate Services Agreement” means each of (i) the property management agreement between 111 8th and Telx, dated as of the date hereof; and (ii) the property management agreement between Telx New York and Telx, dated as of the Original Closing Date.

“Credit Extension” means the funding of any Loan or the issuance of any Letter of Credit.

“Customer Agreement” means any license, sublease, access, colocation or similar agreement between any Obligor and a customer or user of any Facility.

“CWA” means the Clean Water Act (33 U.S.C. §§ 1251 et seq.), as amended.

6	LOAN AND SECURITY AGREEMENT

“Debt” means, as applied to any Person, without duplication, (a) all indebtedness that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business other than trade payables outstanding for more than one hundred twenty (120) days, except to the extent such payables are being contested), or (iv) was issued or assumed as full or partial payment for Property (excluding trade payables owing in the Ordinary Course of Business other than trade payables outstanding for more than one hundred twenty (120) days, except to the extent such payables are being contested); (b) all obligations as a lessee under Capital Leases; (c) all reimbursement and other obligations with respect to letters of credit, bankers acceptances, interest rate swaps, or other financial products; (d) all obligations owing under Hedging Agreements; (e) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (f) all Contingent Obligations; and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Debt under any of clauses (a) through (f) above. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.

“Default” means an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

“Default Rate” means, for any Obligation (including, to the extent permitted by law, interest not paid when due), 2.0% per annum plus the interest rate otherwise applicable thereto.

“Defaulting Lender” shall have the meaning specified in Section 4.2.

“Deposit Account” means a deposit account, as that term is defined in Article 9 of the UCC.

“Deposit Account Control Agreement” means a three-party agreement, in form and substance reasonably satisfactory to the Agent, among the Agent, the applicable Borrower or other applicable Obligor and the bank which will maintain a Deposit Account for such Borrower or other Obligor, (a) which provides the Agent with Control of such Deposit Account and provides for the transfer of funds in a manner consistent with the provisions of this Agreement, and (b) pursuant to which such bank agrees that, except as otherwise provided in the Deposit Account Control Agreement, such bank has no lien upon, or right of set off against, the Deposit Account and any cash, checks, wires and other items from time to time on deposit therein.

“Distribution” means any declaration or payment of a distribution to a holder of Equity Interests.

“Document” means a document, as that term is defined in Article 9 of the UCC.

“Dollars” or “$” means lawful money of the United States.

“EBITDA” means, with respect to any Person, for any period, an amount equal to, (a) Net Income plus (b) to the extent deducted in determining Net Income, (i) interest expense for such period, (ii) expense for taxes paid during such period, (iii) depreciation for such period, and (iv) amortization of (including, for the avoidance of doubt, the amortization of deferred rent with respect to the Facilities) depreciation and other non-cash charges for such period, all as determined in conformity with GAAP.

“Eligible Assignee” means a Person that is (a) a Lender, an Affiliate of a Lender or an Approved Fund; or (b) any other financial institution or investment fund approved by the Agent, which approval shall not be unreasonably withheld or delayed.

7	LOAN AND SECURITY AGREEMENT

“Enforcement Action” means any action to enforce any Obligations or Loan Documents or to realize upon or protect any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).

“Environmental Laws” means all federal, state and local laws, rules, regulations, ordinances, permits, orders and consent decrees or other binding determination of any Governmental Authority or other Applicable Laws relating to health, safety, hazardous substances, and environmental matters applicable to a Borrower and/or its business and facilities (whether or not owned by it); such laws and regulations include but are not limited to the RCRA, CERCLA, TSCA, CWA, CAA, OHSA and U.S. Department of Transportation regulations.

“Environmental Notice” means a written notice from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or Hazardous Materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

“Environmental Release” means a release as defined in CERCLA or under any other Environmental Law.

“Equipment” means equipment, as that term is defined in Article 9 of the UCC.

“Equity Interest” means the interest of any (a) shareholder in a corporation, (b) partner in a partnership (whether general, limited, limited liability or joint venture), (c) member in a limited liability company, or (d) other Person having any other form of Equity Security or ownership interest or voting rights with respect to any of the foregoing.

“Equity Securities” means with respect to any Person that is a corporation, the authorized shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to any Person that is not a corporation or an individual, the equity or ownership interests in such Person in whatever form they take, including, without limitation, membership interests, limited partnership interests, general partnership interests, limited liability partnership interests, trust certificates and any other right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person. Such Equity Securities shall include all rights and interests associated therewith and any warrants, options and other rights to acquire additional interests which accompany or are part of such Equity Securities.

“Equity Security Rights” means any securities, other Equity Securities, dividends or other distributions and any other right or property which any Obligor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any securities, or other ownership interests in a corporation, partnership, trust, joint venture, limited liability company or other Person constituting Collateral and any securities, any right to receive securities and any right to receive earnings, in which any Obligor now has or hereafter acquires any right, issued by an issuer of such securities

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” has the meaning specified therefor in Section 11.1.

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“Excess Cash Flow” means for any Fiscal Quarter or Semi-Annual Period, as applicable, Consolidated EBITDA of the Borrowers for such Fiscal Quarter or Semi-Annual Period, as applicable, plus any amounts deducted in calculating such Consolidated EBITDA for such Fiscal Quarter or Semi-Annual Period, as applicable, which were paid, incurred or accrued in violation of any of the provisions of this Agreement, minus the sum of (without duplication) (a) scheduled payments of principal on the Term Loan (exclusive of mandatory prepayments pursuant to Section 5.5(b)(ii)) and Revolving Loans (but only to the extent of a corresponding permanent reduction in the Revolving Commitment) made during such Fiscal Quarter or Semi-Annual Period, as applicable, (b) payments with respect to Capital Lease Obligations made during such Fiscal Quarter or Semi-Annual Period, as applicable, (c) payments in respect of Capital Expenditures made during such Fiscal Quarter or Semi-Annual Period, as applicable, (d) all taxes paid in cash during or payable with respect to such Fiscal Quarter or Semi-Annual Period, as applicable, (e) all interest paid in cash during such Fiscal Quarter or Semi-Annual Period, as applicable, (f) all Upstream Payments made during such Fiscal Quarter or Semi-Annual Period, as applicable, to the extent not deducted in determining EBITDA, (g) plus or minus the change in working capital during such period, and (h) plus Distributions made during such Fiscal Quarter or Semi-Annual Period in accordance with Section 10.2.3(b), as applicable and to the extent included in (g).

“Excluded Accounts” has the meaning specified therefor in Section 7.2.1.

“Excluded Taxes” means (a) net income taxes and franchise taxes (imposed in lieu of net income taxes), in each case imposed on the Agent or any Lender as a result of a present or former connection between the Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising from the Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment, under, or enforced, this Agreement or any other Loan Document), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) any taxes that are attributable to such Lender’s failure to comply with the requirements of Section 5.12, or (d) any withholding taxes imposed on amounts payable to a Lender at the time such Lender (i) becomes a party to this Agreement, (ii) changes its residence, place of organization or principal place of business or (iii) designates a new lending office, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrowers with respect to such taxes pursuant to Section 5.11.

“Extraordinary Expenses” means all reasonable out-of-pocket costs, expenses or advances that Agent may incur during a workout or Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor or related to protecting Collateral, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, L/C Issuer, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; or (g) Protective Advances. Such costs, expenses and advances include transfer fees, taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

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“Facilities” means collectively the premises leased or subleased by the Borrowers from time to time at (i) 60 Hudson St., New York, NY, (ii) 111 8th Avenue, New York, NY, or (iii) any other location as applicable, and each of them a “Facility”.

“Federal Funds Effective Rate” means the interest rate per annum charged on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers on the date of determination, as published for any day which is a Business Day by the Federal Reserve Bank of New York (or, in the absence of such publication, as reasonably determined by the Agent).

“Fee Letters” means the letter agreements delivered separately (i) among the Obligors and the Agent, dated as of the Closing Date and (ii) among the Obligors and the Incremental Term Loan Lender, dated as of the Closing Date.

“Fiscal Quarter” means beginning on the first day of each Fiscal Year, each period of three consecutive months thereafter.

“Fiscal Year” means the fiscal year of the Borrowers for accounting and tax purposes, ending on December 31 of each year.

“Fixed Charge Coverage Ratio” means for any period, the quotient (expressed as a ratio) obtained by dividing (a) Consolidated EBITDA for such period by (b) Fixed Charges of Parent and its Subsidiaries on a consolidated basis for such period.

“Fixed Charges” means for any period, the sum of (a) all cash interest obligations (including the interest component of Capital Leases) of the Borrowers on a consolidated basis paid or due during such period, (b) the amount of principal scheduled to be repaid on the Debt of the Borrowers during such period (other than on the Revolving Loan and voluntary prepayments of the Obligations), (c) Capital Expenditures not otherwise paid for by contributions of equity from Telx or a third party or financed by Purchase Money Debt, as incurred by the Borrowers during such period, and (d) all federal, state and local tax expenses paid in cash by the Borrowers during such period.

“FLSA” means the Fair Labor Standards Act of 1938, as amended.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the laws of the United States, or any state or other political subdivision thereof.

“Foreign Plan” means any employee benefit plan or arrangement maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States, or any employee benefit plan or arrangement mandated by a government other than the United States for employees of any Obligor or Subsidiary.

“Foreign Subsidiary” means a Subsidiary that is a “controlled foreign corporation“ under Section 957 of the Code, such that a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations would result in material tax liability to the Borrowers.

“Funded Debt” means, as of any date of determination, all outstanding Obligations, including, without limitation, all principal and interest on outstanding Loans and the aggregate face value of the Letters of Credit, owing by the Borrowers to the Lenders pursuant to the Loan Documents.

“Funded Debt to Consolidated EBITDA Leverage Ratio” means the ratio of Funded Debt to Consolidated EBITDA.

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“Funding Date” means April 1, 2009.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“General Intangibles” means general intangibles, as that term is defined in Article 9 of the UCC, and, in any event, includes Payment Intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, causes of action, company or other business records, Intellectual Property, permits, tax refund claims, operational manuals, insurance refunds and premium rebates, all rights to indemnification, goodwill (including the goodwill associated with any Trademark, Patent, or Copyright), industrial designs, other industrial or Intellectual Property or rights therein or applications therefor, whether under license or otherwise, programs, programming materials, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, including Intellectual Property Licenses, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, pension plan refunds, pension plan refund claims, insurance premium rebates, tax refunds, and tax refund claims, interests in a partnership or limited liability company which do not constitute securities under Article 8 of the UCC, and any other personal property other than Commercial Tort Claims, money, Accounts, Chattel Paper, Deposit Accounts, Goods, Investment Property and Negotiable Collateral.

“GI Partners” means GI Partners Fund II, L.P., a Delaware limited partnership, GI Partners Side Fund II, L.P., a Delaware limited partnership, and their Affiliates.

“GI Partners Note” means that certain promissory note evidencing the obligation of Telx to pay to GI Partners the amount of $24,602,984 plus accrued and unpaid interest.

“Goods” means goods, as that term is defined in Article 9 of the UCC.

“Governmental Approvals” means all authorizations, consents, approvals, licenses, permits and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

“Governmental Authority” means any federal, state, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, or a foreign entity or government.

“Hazardous Materials” means substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”.

“Hedging Agreement” means an agreement relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk.

“Higher Corrective Amount” shall have the meaning specified therefor in Section 3.3.2.

“Increased Term Loan Commitment” shall have the meaning specified therefor in Section 2.3(a).

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“Increased Term Loan Effective Date” shall have the meaning specified therefor in Section 2.3(c).

“Increased Term Loan Lender” shall have the meaning specified therefor in Section 2.3(b).

“Incremental Term Loan” shall have the meaning set forth therefor in the preamble to this Agreement.

“Incremental Term Loan Amount” means $15,000,000.

“Incremental Term Loan Lender” means Royal Bank of Canada.

“Indemnified Matters” shall have the meaning set forth therefor in Section 14.2.

“Indemnitees” shall have the meaning set forth therefor in Section 14.2.1.

“Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Instrument” means an instrument, as that term is defined in Article 9 of the UCC.

“Intellectual Property” means all intellectual property rights of a Person, including inventions, designs, Patents, patent applications, Copyrights, Trademarks, service marks, corporate names, logos, slogans, labels, web pages, URLs, domain names, trade names, trade secrets, confidential or proprietary information, licenses, customer lists, know-how, Software (including associated documentation and source and object codes) and data and databases, electronic files, telephone numbers, patents and applications therefor, inventions, processes, technology, know-how, any creative expression fixed in any media, and any business information; all embodiments or fixations of the foregoing and all related documentation and registrations and all Books and Records describing or used in connection with any of the foregoing.

“Intellectual Property Claim” means any claim or assertion (whether in writing, by suit or otherwise) that any Borrower’s ownership, use, marketing, sale or distribution of any services Inventory, Intellectual Property or other Property violates another Person’s Intellectual Property.

“Interest Coverage Ratio” means for any period, the quotient (expressed as a ratio) obtained by dividing (i) Consolidated EBITDA for such period by (b) all cash interest obligations (including the interest component on Capital Leases) of the Borrowers on a consolidated basis paid or due during such period.

“Interest Period” means (a) with respect to an initial request by the Borrowers for a LIBOR Loan or the conversion of a Base Rate Loan to a LIBOR Loan, at the option of the Borrowers, a one-month, two-month, three-month or six-month period commencing on the borrowing or conversion date with respect to such LIBOR Loan and ending one month, two months, three months or six months thereafter, as applicable; and (b) with respect to any continuation of a LIBOR Loan, at the option of the Borrowers a one-month, two-month, three-month or six-month period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Loan and ending one month, two months, three months or six months thereafter, as applicable; provided that (i) if any Interest Period would otherwise

12	LOAN AND SECURITY AGREEMENT

end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, and (ii) if any Interest Period begins on the last Business Day of any month, or on a day for which there is no numerically corresponding day in the month in which such Interest Period ends, such Interest Period shall end on the last Business Day of the month in which such Interest Period ends.

“Interest Rate Hedging Agreement” means a Hedging Agreement with respect to interest rate risk.

“Inventory” means inventory, as that term is defined in Article 9 of the UCC.

“Investment” means, as applied to any Person, (a) any direct or indirect acquisition by that Person of all or substantially all of the assets of another Person; (b) any direct or indirect acquisition by that Person of record or beneficial ownership of any Equity Interests of another Person; (c) any advance or capital contribution by that Person to, or other investment by that Person in, another Person, including all Debt of such other Person to that Person; (d) or any direct or indirect loan or other advance of money by that Person to another Person (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, each made or incurred in the ordinary course of business). Investments shall exclude (i) extensions of trade credit on commercially reasonable terms in accordance with normal trade practices and (ii) the repurchase of securities of any Person by such Person. The amount of any Investment shall be determined in conformity with GAAP.

“Investment Property” means investment property, as that term is defined in Article 9 of the UCC.

“L/C Disbursement” means a payment made by the L/C Issuer pursuant to a Letter of Credit.

“L/C Guaranty” has the meaning specified thereof in Section 2.4.1.

“L/C Issuer” means any of the following Persons that is selected, by mutual agreement of the Borrowers and Agent, to issue a Letter of Credit, each in the capacity of such an issuer: (i) any of CIT, The CIT Group, Inc., or an Affiliate thereof that agrees in its discretion to issue a Letter of Credit, and/or (ii) any other Revolving Lender, bank or other legally authorized Person acceptable to the Agent and the Borrowers, which issues or is selected to issue a Letter of Credit under Section 2.4.

“L/C Request” means an irrevocable notice and certificate from the Borrowers to the Agent and the L/C Issuer (unless the Agent directs the Borrowers to provide such L/C Request only to the Agent) requesting the issuance of such Letter of Credit, which notice shall specify the date of issuance (which shall be a Business Day), the amount of such Letter of Credit, the name and address of the beneficiary thereof, and such other information as shall be necessary to prepare such Letter of Credit and which shall also contain a representation that the conditions to such issuance as set forth in Section 6 have been met.

“L/C Sublimit” shall mean $1,000,000.

“Lender Indemnitees” means the Lenders, and each of their respective Affiliates, officers, directors, employees, controlling Persons, agents, attorneys and Lender Professionals.

“Lender Professionals” means, with respect to any Lender, attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by such Lender or its Affiliate.

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“Lenders” shall have the meaning set forth therefor in the preamble to this Agreement and the L/C Issuer, and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.

“Lender Parties” means, collectively, each of the Lenders, L/C Issuer and Agent, and each of them a “Lender Party”.

“Letter of Credit” means a documentary or standby letter of credit issued for the account of the Borrowers by an L/C Issuer pursuant to Section 2.4 for which the Agent and the Revolving Lenders have incurred Letter of Credit Obligations.

“Letter of Credit Obligations” means, at any time, (i) all outstanding obligations incurred by the L/C Issuer, Agent and/or the Revolving Lenders, whether direct or indirect, contingent or otherwise, due or to become due, in connection with the issuance of Letters of Credit or the purchase of a participation as set forth herein with respect to any Letter of Credit, including the aggregate maximum amount available to be drawn under all outstanding and unexpired Letters of Credit, and (ii) the Borrowers’ and the other Obligors’ obligations with respect to the foregoing, including, without limitation, the obligation to pay all outstanding Reimbursement Amounts pursuant to Section 2.4.

“Letter-of-Credit Right” means letter-of-credit right, as that term is defined in Article 9 of the UCC.

“LIBOR” means for any Interest Period and subject to availability, a rate of interest equal to the quotient obtained by dividing: (a) at the Agent’s election, (i) the London interbank offered rate for deposits in U.S. Dollars for such Interest Period as quoted to the Agent by JPMorgan Chase Bank (or any successor thereof) two (2) Business Days prior to the first day of such Interest Period, or (ii) the rate of interest determined by the Agent at which deposits in U.S. Dollars are offered for such Interest Period as presented on Telerate Systems at page 3750 as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period (provided that if two or more offered rates are presented on Telerate Systems at page 3750 for such Interest Period, the arithmetic mean of all such rates, as determined by the Agent, will be the rate elected); by (b) a number equal to 1.00 minus the Eurocurrency Reserve Requirements, if any, in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period and if the index ceases to exist or is no longer published or announced, then the term “LIBOR” means, at all times during any calendar month, the Prime Rate as published in The Wall Street Journal two Business Days prior to the commencement of such calendar month. LIBOR shall be determined on any date of determination by the Agent, provided, that, in no event shall LIBOR be less than 2.75%. Notwithstanding the foregoing and subject to the immediately preceding sentence, if the Lenders are not able to borrow Dollars from leading banks in the London Interbank Market in the ordinary course of business at published rates, LIBOR shall be a rate from time to time determined by the Agent by reference to the cost of funds to the Lenders from such other sources as the Lenders may from time to time determine.

“LIBOR Loan” means a Loan that bears interest based on LIBOR.

“License” means any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the

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occurrence of some future event or events or the existence of some future circumstance or circumstances. Without limiting the generality of the foregoing, the term “Lien” includes the lien or security interest arising from a mortgage, deed of trust, encumbrance, notice of lien, levy or assessment, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Estate or other real property.

“Loans” means the Revolving Loans and the Term Loan; unless the context otherwise requires, references herein to the outstanding principal balance of the Loans shall include the outstanding balance of Letter of Credit Obligations.

“Loan Account” means the loan account established by each Lender on its books pursuant to Section 5.10.

“Loan Documents” means, collectively, this Agreement, the Other Agreements and the Security Documents, and each of them a “Loan Document”.

“Lower Corrective Amount” shall have the meaning specified therefor in Section 3.3.3.

“Margin Stock” shall have the meaning therefor as defined in Regulation U of the Board of Governors.

“Material Adverse Effect” means the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, condition (financial or otherwise), assets, operations of the Borrowers, taken as a whole, or on the value of the Collateral, on the enforceability of the Loan Documents, or on the validity or priority of Agent’s Liens on the Collateral, (b) impairs the ability of the Obligors, taken as a whole, to perform their obligations under the Loan Documents, including repayment of any Obligations, or (c) otherwise impairs in any material respect the ability of Agent or any other Lender Party to enforce or collect any Obligations or to realize upon the Collateral.

“Material Contract” means any contract, agreement or arrangement to which any Borrower is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Obligor, including the Securities Act of 1933, as amended, (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect, (c) that relates to Debt in an aggregate amount of $1,000,000 or more, or (d) that has a monthly recurring revenue equal to or in excess of $75,000 per month. Without limiting the generality of the foregoing in this definition, the “Material Contracts” shall include, without limitation, (i) each of the Real Estate Leases pertaining to the lease or sublease of the Facilities, (ii) any Customer Agreements between any Borrower, or any other Obligor, as applicable, and any Material Customer, and (iii) each of the contracts, agreements and arrangements set forth on Schedule 1.1(a).

“Material Customers” shall have the meaning set forth therefor in Section 9.1.28.

“Maturity Date” means December 30, 2011.

“Maximum Facility Amount” means, as of any date of determination, the amount which is equal to the sum of all Revolving Commitments, plus the outstanding principal amount of the Term Loan at such time.

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“Maximum Rate” shall have the meaning set forth therefor in Section 3.10.

“Maximum Revolver Amount” means, as of any date of determination, an amount equal to $6,000,000 minus the aggregate principal amount of the Revolving Loans outstanding as of such date.

“Monthly Compliance Certificate” means a certificate, substantially in the form of Exhibit D, by which each Borrower certifies compliance with Sections 10.2.3 and 10.3

“Monthly Customer Details Report” means the report provided to Agent by the Borrowers which provides the monthly revenue for each Customer Agreement on a three-month rolling basis.

“Monthly Lease Payment Amount” shall have the meaning specified therefor in Section 2.5.2(a).

“Monthly Variable Payment Amount” shall have the meaning specified therefor in Section 2.5.2(b).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Multiemployer Plan” means any employee benefit plan or arrangement described in Section 4001(a)(3) of ERISA that is maintained or contributed to by any Obligor.

“Negotiable Collateral” means letters of credit, Letter-of-Credit Rights, Instruments, promissory notes, drafts, and Documents.

“Net Income” means, with respect to any period, the net income (or loss) of a Person and its Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP.

“Net Proceeds” means with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by the Borrowers in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.

“Normalized EBITDA” shall mean the EBITDA calculations set forth on Schedule 10.3.1.

“Note” means each Revolving Note, Original Term Loan Note, Term Loan Note or other promissory note executed by the Borrowers, to evidence any Obligations.

“Notice of Borrowing” means a notice of Borrowing to be provided by the Borrowers to request the funding of a Borrowing of Loans substantially in the form of Exhibit E attached hereto; provided that, notwithstanding the foregoing, the amount actually distributed on the Funding Date shall be equal to $15,000,000 (less the fees, costs and expenses required to be paid by the Borrowers to the Agent and the Lenders on the Funding Date in accordance with the Loan Documents) and subject to the Funds Flow Memorandum agreed to in connection with the transactions contemplated hereby.

“Notice of Conversion/Continuation” means a Notice of Conversion/Continuation to be provided by the Borrowers to request a conversion or continuation of any Loans as LIBOR Loans substantially in the form of Exhibit F attached hereto.

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“Obligations” means all (a) principal of and premium, if any, on the Loans, (b) interest (including all interest which accrues after the commencement of any case or proceeding by or against the Borrowers or any other Obligor in bankruptcy whether or not allowed in such case or proceeding), expenses, fees and other sums payable by Obligors under Loan Documents, (c) all liabilities and obligations under Letter of Credits or Letter of Credit Obligations, including Letter of Credit commissions and Reimbursement Amounts, (d) obligations of Obligors under Secured Hedging Agreements, (e) obligations of Obligors under any indemnity for Claims, (f) Extraordinary Expenses, and (g) other Debts, obligations and liabilities of any kind owing by the Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

“Obligors” means the Borrowers and such other Person that is liable for payment of any Obligations or that has granted a Lien in favor of the Agent on its assets to secure any Obligations, and each of them, an “Obligor”. On the Closing Date, there are no Obligors other than the Borrowers.

“Offer Period” shall have the meaning specified therefor in Section 2.3(b).

“Ordinary Course of Business” means the ordinary course of business of the Borrowers or any other Obligor, as applicable, consistent with past practices and undertaken in good faith.

“Organizational Documents” means, with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

“Original Closing Date” means September 21, 2007.

“Original Loans” shall mean each of the Original Term Loan and the Revolving Loan.

“Original Loan Agreement” shall have the meaning set forth therefor in the preamble to this Agreement.

“Original Term Loan” shall have the meaning set forth therefor in the preamble to this Agreement.

“Original Term Loan Note” means the promissory note executed by the Borrowers in favor of CIT on September 21, 2007 in the amount of $25,000,000, which note shall evidence the Original Term Loan made by CIT.

“OSHA” means the Occupational Safety and Health Act of 1970 (29 U.S.C. § 651 et seq.), as amended.

“Other Agreements” means each Note, the Secured Hedging Agreements, the 111 8th Avenue Landlord Estoppel, the Fee Letters, each tenant consent, each mortgagee consent, each letter of credit application and any reimbursement agreements related to a Letter of Credit, each Compliance Certificate, financial statement or report delivered hereunder, and each other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender Party in connection with any transactions relating hereto.

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“Other Collateral” means any personal property of the Obligors not included within the defined terms Accounts, Chattel Paper, Commercial Tort Claims, Documents, Equipment, General Intangibles, Instruments, Inventory, Investment Property, Negotiable Collateral and Pledged Deposits, including, without limitation, all cash on hand, Equity Security Rights and Deposit Accounts or other deposits (general or special, time or demand, provisional or final) with any bank or other financial institution.

“Overadvance” shall have the meaning set forth therefor in Section 2.1.4.

“Parent” has the meaning specified therefor in the preamble to this Agreement.

“Participant” shall have the meaning set forth therefor in Section 13.2.1.

“Patents” means patents and patent applications, and also includes (i) the patents and patent applications listed on Schedule 9.1.12 attached hereto and made a part hereof, (ii) all renewals of any of the foregoing, (iii) all income, royalties, damages and payments now and hereafter due or payable under and with respect to any of the foregoing, including payments under all licenses entered into in connection with any of the foregoing and damages and payments for past or future infringements or dilutions of any of the foregoing, (iv) the right to sue for past, present and future infringements and dilutions of any of the foregoing, and (v) all of each Obligor’s rights corresponding to any of the foregoing throughout the world.

“Patent Security Agreement” means each Patent Security Agreement among the Obligors, or any of them, and Agent, for the benefit of the Secured Parties, in substantially the form of Exhibit G attached hereto, pursuant to which the Obligors have granted to Agent, for the benefit of the Secured Parties, a security interest in all their respective Patents.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as amended.

“Payment Intangible” means a payment intangible, as that term is defined in Article 9 of the UCC.

“Payment Item” means each check, draft or other item of payment payable to the Borrowers, including those constituting proceeds of any Collateral.

“Permitted Asset Disposition” means, as long as no Default or Event of Default exists and all Net Proceeds are remitted to the Agent to the extent required hereunder, an Asset Disposition that (i) is a sale or other disposition of Property that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business; (ii) is a sale or other disposition of Property, the aggregate value of which when added to the value of all other Property sold or disposed of in all other Asset Dispositions for such Fiscal Year does not exceed $500,000; (iii) constitutes a Customer Agreement entered into by any Borrower in the Ordinary Course of Business or (iv) is approved in writing by Agent and the Required Lenders.

“Permitted Lien” shall have the meaning set forth therefor in Section 10.2.2.

“Permitted Purchase Money Debt” means Purchase Money Debt of the Borrowers that is unsecured or secured only by a Purchase Money Lien on the assets acquired with such Purchase Money Debt and not any other Property, as long as the aggregate amount of such Purchase Money Debt does not exceed $1,000,000 outstanding at any time and its incurrence does not violate Section 10.2.1.

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“Person” means any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

“Plan” means an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and that is either (i) maintained by any Borrower or any other Obligor for employees or (ii) maintained pursuant to a collective bargaining agreement, or other arrangement under which more than one employer makes contributions and to which any Borrower or any other Obligor is making or accruing an obligation to make contributions or has within the preceding five years made or accrued such contributions.

“Pledge Agreement” means that certain pledge agreement dated as of September 21, 2007, by and among Holdings, Parent and Agent, executed and delivered on the Original Closing Date.

“Pledged Deposits” means all time deposits of money (other than Deposit Accounts and Instruments), whether or not evidenced by certificates, which an Obligor may from time to time designate as pledged, or to which a security interest is granted, to the Agent or to any Secured Party as security for any Obligations, and all rights to receive interest on such deposits.

“Prepayment Fee” means, as of any date of voluntary prepayment of the Term Loan, an amount equal to (i) during the period from and after the date of the execution and delivery of this Agreement up to the date that is the first anniversary of the Closing Date, one percent (1%) multiplied by the outstanding principal balance of the Term Loan on the date immediately prior to the date of determination, and (ii) during the period from and including the date that is the first anniversary of the Closing Date and thereafter, zero; provided that in no event shall a Prepayment Fee be charged in connection with a refinancing of the Loans by the Borrowers with Agent or the Lenders hereunder.

“’Proceeds” means proceeds, as that term is defined in Article 9 of the UCC.

“Pro Rata Share” means, as of any date of determination:

(a) with respect to a Lender’s obligation to make Revolving Loans and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolving Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolving Commitment, by (z) the Aggregate Revolving Commitments of all Lenders, and (ii) from and after the time that the Revolving Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender’s Revolving Loans by (z) the aggregate outstanding principal amount of all Revolving Loans;

(b) with respect to a Lender’s obligation to participate in Letters of Credit, to reimburse the L/C Issuer, and right to receive payments of fees with respect thereto, (i) prior to the Revolving Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolving Commitment, by (z) the Aggregate Revolving Commitments of all Lenders, and (ii) from and after the time that the Revolving Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender’s Revolving Loans by (z) the aggregate outstanding principal amount of all Revolving Loans;

(c) with respect to a Lender’s obligation to make its portion of the Term Loan and right to receive payments of interest, fees, and principal with respect thereto, (i) prior to the making of the Term Loan, the percentage obtained by dividing (y) such Lender’s Term Loan Commitment, by (z) the aggregate amount of all Lenders’ Term Loan Commitments, and (ii) from and after the making of the

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Term Loan, the percentage obtained by dividing (y) the principal amount of such Lender’s portion of the Term Loan by (z) the Term Loan Amount; and

(d) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 14.2.1), the percentage obtained by dividing (i) such Lender’s Revolving Commitment plus the outstanding principal amount of such Lender’s portion of the Term Loan by (ii) the aggregate amount of Revolving Commitments of all Lenders plus the outstanding principal amount of the Term Loan; provided, however that in the event the Revolving Commitments have been terminated or reduced to zero, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the outstanding principal amount of such Lender’s Revolving Loans plus such Lender’s ratable portion of the risk participation with respect to outstanding Letters of Credit plus the outstanding principal amount of such Lender’s portion of the Term Loan by (B) the outstanding principal amount of all Revolving Loans plus the aggregate amount of the risk participation with respect to outstanding Letters of Credit plus the outstanding principal amount of the Term Loan.

“Properly Contested” means with respect to any obligation of an Obligor, (i) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (ii) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (iii) appropriate reserves have been established in accordance with GAAP; (iv) non-payment could not reasonably be expected to have a Material Adverse Effect, nor reasonably be expected to result in forfeiture or sale of any assets of the Obligor; (v) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the reasonable satisfaction of Agent; and (vi) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review or is bonded to the reasonable satisfaction of Agent.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Protective Advances” shall have the meaning set forth therefor in Section 2.1.5.

“Purchase Money Debt” means (i) Debt (other than the Obligations) for payment of the purchase price of fixed assets; (ii) Debt (other than the Obligations) incurred within twenty (20) days before or after acquisition of any fixed assets, for the purpose of financing the purchase price thereof; and (iii) Capital Leases.

“Purchase Money Lien” means a Lien that secures Purchase Money Debt, encumbering only the assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC, and which Lien attaches to such assets concurrently with or within twenty (20) days after the acquisition of such assets.

“Rating Agency” shall have the meaning specified therefor in Section 14.11.1

“RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i), as amended.

“Real Estate” means all estates, right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

“Real Estate Lease” means any of (i) the lease or sublease by the Borrowers or any other Obligor of any of the Facilities, including, but not limited to, the 60 Hudson Leases and the 111 8th Avenue Lease, and (ii) any other real estate lease or sublease in effect or entered into by the Borrowers or any other Obligor while any

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Obligations or any Commitments remain outstanding under the Loan Documents; provided that the term “Real Estate Lease” shall not include any Customer Agreement.

“Records” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Register” shall have the meaning set forth therefor in Section 13.3.3.

“Reimbursement Amounts” shall have the meaning set forth therefor in Section 2.4.5.

“Report” shall have the meaning set forth therefor in Section 12.2.3.

“Reportable Event” means any event set forth in Section 4043(b) of ERISA.

“Representatives” shall have the meaning specified therefor in Section 14.11.1.

“Required Lenders” means, at any time when there are (A) two unaffiliated Lenders, (i) if the Revolving Commitments have not been terminated, Lenders then having one hundred percent (100%) of the sum of the aggregate unpaid principal amount of Aggregate Revolving Commitment then in effect plus the aggregate unpaid principal balance of the Term Loan then outstanding, or (ii) if the Revolving Commitments have been terminated, Lenders then having one hundred percent (100%) of the sum of the aggregate unpaid principal amount of Loans then outstanding plus outstanding Letter of Credit Obligations or (B) three unaffiliated Lenders, (i) if the Revolving Commitments have not been terminated, at least two of the Lenders then having more than fifty percent (50%) of the sum of the aggregate unpaid principal amount of Aggregate Revolving Commitment then in effect plus the aggregate unpaid principal balance of the Term Loan then outstanding or (ii) if the Revolving Commitments have been terminated, at least two of the Lenders then having more than fifty percent (50%) of the sum of the aggregate unpaid principal amount of Loans then outstanding plus outstanding Letter of Credit Obligations.

“Required Revolving Lenders” means, at any time (subject to Section 4.2), Lenders then having more than fifty percent (50%) of the Aggregate Revolving Commitments then in effect.

“Restrictive Agreement” means an agreement (other than a Loan Document) that conditions or restricts the right of the Borrowers, or any other Obligor to incur or repay Debt, to grant Liens on any assets, to declare or make Distributions, or to repay any intercompany Debt.

“Revolving Commitment” means, for any Revolving Lender, its obligation to (i) make Revolving Loans up to the maximum principal amount shown opposite such Revolving Lender’s name on Schedule 1.1(b), or as specified in the most recent Assignment and Acceptance to which it is a party, or (ii) to participate in Letter of Credit Obligations under Section 2.4.

“Revolving Commitment Maturity Date” means the date that is the earliest to occur of (i) the day that is five (5) Business Days before the Maturity Date, (ii) the date on which the Revolving Commitments (including any commitment to provide Letters of Credit hereunder) are terminated pursuant to Section 5.6, and (iii) the date on which the Revolving Commitments (including any commitment to provide Letters of Credit hereunder) are terminated pursuant to Section 11.2.

“Revolving Lenders” shall mean those Lenders having Revolving Commitments or which have made Revolving Loans.

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“Revolving Loan” means a loan made pursuant to Section 2.1.1.

“Revolving Loan Availability” means, as of any date of determination, the amount that the Borrowers are entitled to borrow as Revolving Loans hereunder (after giving effect to all then outstanding Obligations and all sublimits then applicable hereunder).

“Revolving Note” means the promissory note executed and delivered by the Borrowers, and substantially in the form of Exhibit H-1 attached hereto, to CIT in the amount of $6,000,000, which note evidences the Revolving Loan Commitment made by CIT.

“Royalty” or “Royalties” means, in any period, all royalties, fees, expense reimbursement and other amounts paid in cash by any Obligor under a License during such period.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Secured Hedging Agreement” means an Interest Rate Hedging Agreement under which any Lender or an Affiliate of any Lender is the counterparty and a Borrower is the obligor.

“Secured Parties” means each of the Agent, the Lenders, the L/C Issuer, any affiliate of Agent or any Lender that is a counterparty to a Secured Hedging Agreement, and the Indemnitees.

“Securities Account” means a securities account, as that term is defined in Article 8 of the UCC.

“Securities Account Control Agreement” means a three-party agreement, in form and substance reasonably satisfactory to the Agent, among the Agent, any Borrower or other applicable Obligor and the securities intermediary or other applicable Person which will maintain a Securities Account, (i) which provides the Agent with Control of such Securities Account and provides for the transfer of funds in a manner consistent with the provisions of this Agreement, and (ii) pursuant to which such securities intermediary or other applicable Person agrees that (x) all securities and other items received or deposited into such Securities Account are the property of the Agent, for the benefit of the Lenders, and (y) except as otherwise provided in the Securities Account Control Agreement, such bank has no lien upon, or right of set off against, the Securities Account and any securities and other items from time to time therein.

“Security Documents” means the Pledge Agreement, the Deposit Account Control Agreements, the Securities Account Control Agreement, all assignments of rents, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

“Semi-Annual Period” means, beginning on the first day of each Fiscal Year, each period of six consecutive months thereafter.

“Senior Officer” means the president, chief executive officer, chief operating officer or chief financial officer of the Borrowers or, if the context requires, an Obligor.

“Software” means software, as such term is defined in Article 9 of the UCC.

“Solvent” means, as to any Person, such Person (i) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (ii) is able to pay all of its debts as they mature; (iii) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to

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engage; (iv) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (v) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

“Statutory Reserves” means the percentage (expressed as a decimal) established by the Board of Governors as the then stated maximum rate for all reserves (including those imposed by Regulation D of the Board of Governors, all basic, emergency, supplemental or other marginal reserve requirements, and any transitional adjustments or other scheduled changes in reserve requirements) applicable to any member bank of the Federal Reserve System in respect of eurocurrency liabilities (or any successor category of liabilities under Regulation D).

“Sublease” means the sublease agreement between XO Communications Services, Inc., as sublandlord, and Colo Properties, Inc., as subtenant, dated July 14, 2006, as assigned to Telx New York from Colo Properties Inc.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Supporting Obligation” means a supporting obligation, as such term is defined in Article 9 of the UCC.

“Taxes” means any taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including income, receipts, excise, property, sales, use, transfer, license, payroll, withholding, social security, franchise, intangibles, stamp or recording taxes imposed by any Governmental Authority, and all interest, penalties and similar liabilities relating thereto.

“Telx” means The telx Group, Inc., a Delaware corporation.

“Termination Date” means the date on which all of the following shall have occurred: (i) the full and indefeasible cash payment of all Obligations (other than indenmities and expense reimbursements which have not yet been identified), including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (ii) all Commitments have expired or been terminated; and (iii) all Letters of Credit and Secured Hedging Agreements shall have been terminated or fully secured by cash as described herein or therein to the reasonable satisfaction of Agent.

“Term Loan” means the Original Term Loan plus the Incremental Term Loan, plus the Increased Term Loan, if any.

“Term Loan Amount” means $37,480,611, plus the Increased Term Loan, if any.

“Term Loan Commitment” means, for any Term Loan Lender, its obligation to make a Term Loan up to the maximum principal amount shown opposite such Term Loan Lender’s name on Schedule 1.1(b), or as specified hereafter in the most recent Assignment and Acceptance to which it is a party.

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“Term Loan Lender” shall mean any Lender having a Term Loan Commitment or which has loaned a portion of the Term Loan.

“Term Loan Note” means the Original Term Loan Note and any promissory note to be executed by the Borrowers in favor of a Lender, upon request of such Lender, substantially in the form of Exhibit H-2 attached hereto, which shall evidence the portion of the Incremental Term Loan or Increased Term Loan made by such Lender.

“Trademarks” means trademarks, trade names, trademark applications, service marks, service mark applications, corporate names, logos, slogans, labels, web pages, URLs, domain names, trade dress and trade secrets and also includes (i) the trade names, trademarks, trademark applications, service marks, and service mark applications listed on Schedule 9.1.12 attached hereto and made a part hereof, and (ii) all renewals of any of the foregoing, (iii) all income, royalties, damages and payments now and hereafter due or payable under and with respect to any of the foregoing, including payments under all licenses entered into in connection with any of the foregoing and damages and payments for past or future infringements or dilutions of any of the foregoing, (iv) the right to sue for past, present and future infringements and dilutions of any of the foregoing, (v) the goodwill of each Obligor’s business symbolized by the foregoing or connected with any of the foregoing, and (v) all of each Obligor’s rights corresponding to any of the foregoing throughout the world.

“Trademark Security Agreement” means each Trademark Security Agreement among Obligors, or any of them, and Agent, for the benefit of the Secured Parties, in substantially the form of Exhibit I attached hereto, pursuant to which Obligors have granted to Agent, for the benefit of the Secured Parties, a security interest in all their respective Trademarks.

“Transferee” means any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

“TSCA” means the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), as amended.

“Type” means any type of a Loan (i.e., Base Rate Loan or LIBOR Loan) that has the same interest option and, in the case of LIBOR Loans, the same Interest Period.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

“United States” means the United States of America.

“Upfront Fee” shall have the meaning specified therefor in Section 3.2.3.

“Upstream Payment” means a Distribution (i) by either Telx New York or 111 8th to Parent, (ii) from Parent to Holdings or (iii) from Holdings to Telx; provided that with respect to (ii) and (iii), only the following shall be considered to be “Upstream Payments”: (a) Distributions to pay any federal or state Taxes solely applicable to any Obligor, (b) Distributions made on the Original Closing Date in the amount of $25,715,173.50 by Parent to Holdings and then by Holdings to Telx, on the Funding Date in the amount of $15,000,000.00 (less the fees, costs and expenses required to be paid by the Borrowers to the Agent and the Lenders on the Funding Date in accordance with the Loan Documents) by Parent to Holdings and then by Holdings to Telx, and, if applicable, on the Increased Term Loan Effective Date in the amount of up to $5,000,000.00 (less the fees, costs and expenses required to be paid by the Borrowers to the Agent and the Lenders on the Increased Term Loan Effective Date in accordance with the Loan

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Documents) by Parent to Holdings and then by Holdings to Telx, (c) Distributions to the extent required to pay any amounts due pursuant to the Corporate Services Agreements, and (d) Distributions solely to the extent used by Telx to purchase the Equity Securities of Telx or any Equity Security Rights with respect to Telx from a former employee of Telx; provided however, that (x) such Equity Security or Equity Security Rights purchased by Telx shall constitute 100% of the Equity Securities and Equity Security Rights of Telx owned by such employee; (y) such employee’s employment with Telx has terminated on or before the time of such purchase; and (z) the aggregate amount of such Distributions made pursuant to this clause (d) do not exceed $500,000 in any Fiscal Year and $1,000,000 in the aggregate.

“URL” means “uniform resource locator”, an internet web address.

1.3. Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a consistent basis.

1.4. Other Terms Defined in New York Uniform Commercial Code. All other terms contained in this Agreement (and which are not otherwise specifically defined herein) shall have the meanings provided by the UCC to the extent the same are used or defined therein

1.5. Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. “Knowledge” as used herein shall mean the actual knowledge of the Senior Officer or other employee of any Borrower (including any employee provided by any professional provider organization) with primary responsibility in respect of the matter in question after having made due inquiry concerning the matters in question. All references to (i) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (ii) any document, instrument or agreement include any amendments, restatements, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (iii) any section mean, unless the context otherwise requires, a section of this Agreement; (iv) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (v) any Person include successors and assigns; (vi) time of day means time of day at Agent’s notice address pursuant to Section 14.3.1; or (vii) discretion of Agent, L/C Issuer or any Lender means, unless otherwise specifically provided in this Agreement, the sole and absolute discretion of such Person. All calculations of funding of Loans and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. No provision of any Loan Document shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision.

SECTION 2. CREDIT FACILITIES

2.1. Revolving Commitment.

2.1.1. Revolving Loans. Subject to the terms and conditions set forth in this Agreement, each Lender with a Revolving Commitment severally agrees to make revolving loans (each

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individually, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrowers from time to time on any Business Day during the period from the Closing Date to the Revolving Commitment Maturity Date in an amount not to exceed such Lender’s Pro Rata Share of an amount equal to the Maximum Revolver Amount less the Letter of Credit Obligations; notwithstanding the foregoing, no such Lender with a Revolving Commitment shall be required to make Revolving Loans in an aggregate amount in excess of such Lender’s Revolving Commitment plus such Lender’s Pro Rata Share of all then outstanding Letter of Credit Obligations.

2.1.2. Use of Proceeds of Revolving Loans. The proceeds of Revolving Loans shall be used by the Borrowers (i) to fund the Blocked Account pursuant to Section 2.4, (ii) for working capital purposes, (iii) to make a direct or indirect Distribution to Telx on the Original Closing Date, provided that the aggregate amount of Revolving Loans used to make such Distribution to Telx on the Original Closing Date will not exceed 50% of the Aggregate Revolving Loan Commitments, (iv) to finance other lawful corporate purposes of the Borrowers and any other Obligor, and (v) to make Distributions permitted under Section 10.2.3(b).

2.1.3. Termination of Revolving Commitments. The Revolving Commitments shall terminate on the Revolving Commitment Maturity Date.

2.1.4. Overadvances. If (i) the aggregate principal amount of the Loans outstanding at any time exceeds the Maximum Facility Amount, (ii) the aggregate principal amount of the Revolving Loans outstanding at any time exceeds the amount equal to the Maximum Revolver Amount less the Letter of Credit Obligations, or (iii) the aggregate principal amount of the Revolving Loans plus the aggregate outstanding Letter of Credit Obligations exceeds the Aggregate Revolving Commitments (each event in clause (i), (ii) and (iii) above, an “Overadvance”), the excess amount shall be immediately due and payable by the Borrowers without demand, notice or presentment and such amount shall be applied to prepay and reduce the outstanding Revolving Loans and, in the case of outstanding Letter of Credit Obligations, cash collateralize such Letter of Credit Obligations in accordance with Section 2.4, and eliminate such Overadvance. If the Agent becomes aware of an Overadvance prior to the Borrowers’ return payment of such excess amount, it shall provide notice of such Overadvance to the Borrowers and such amount shall be immediately due and payable by the Borrowers upon receipt of such notice; provided, however, that in no event shall the Agent incur any liability for failure to so notify the Borrowers of any Overadvance.

2.1.5. Protective Advances.

(a) Agent shall be authorized, in its discretion, at any time that a Default or Event of Default exists or any conditions in Section 6 are not satisfied, and without regard to the aggregate Commitments, to make advances (“Protective Advances”) up to an aggregate amount of $500,000 outstanding at any time, if Agent deems such Protective Advances necessary or desirable (i) to preserve or protect any Collateral, or to enhance the collectibility or repayment of Obligations, or (ii) to pay any other amounts chargeable to Obligors under any Loan Documents, including costs, fees and expenses. All Protective Advances shall be Obligations, secured by the Collateral, and shall be treated for all purposes as Extraordinary Expenses. Each Lender shall participate in each Protective Advance in accordance with its Pro Rata Share. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. No Protective Advance shall be eligible to be a LIBOR Loan, and the Protective Advances shall bear interest at the rate applicable from time to time to Loans that are Base Rate Loans. In no event shall the Borrowers or any Obligor be deemed to be a beneficiary of this Section nor authorized to enforce any of its terms.

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2.2. Term Commitment.

2.2.1. Term Loan.

(a) Original Term Loan. The Original Term Loan Lender (severally and not jointly) funded its Original Term Loan on the Original Closing Date, as evidenced by the Original Term Loan Note. The Original Term Loan Lender shall have no obligation to readvance any amounts repaid in respect to the Original Term Loan.

(b) Incremental Term Loan. Subject to the terms and conditions set forth in this Agreement, each Lender with a Term Loan Commitment which was not funded on the Original Closing Date severally agrees to make an Incremental Term Loan to the Borrowers on the Funding Date, in an amount equal to such Lender’s Term Loan Commitments. The aggregate principal amount of the Incremental Term Loan shall not exceed the Incremental Term Loan Amount.

2.2.2. Use of Proceeds. With respect to the Original Term Loan, the proceeds thereof shall be used (i) to make a direct or indirect Distribution to Telx on the Original Closing Date; (ii) pay fees and expenses in accordance with the Loan Documents; and (iii) to finance other lawful corporate purposes of the Borrowers. With respect to the Incremental Term Loan to be funded pursuant to Section 2.2.1(b), the proceeds thereof shall be used (i) to make an Upstream Payment to Telx (but not as a return of capital to the owners of the Equity Interests of Telx); (ii) to pay fees and expenses in accordance with the Loan Documents; and (iii) to finance other lawful corporate purposes of the Borrowers.

2.2.3. Termination of Term Commitments. Each Term Loan Lender’s Term Loan Commitment shall terminate after such Lender has funded its Pro Rata Share of the Term Loan in accordance with this Agreement.

2.3. Increased Term Loan.

(a) Within fifteen (15) days after the Closing Date, the Borrowers may, on a one-time basis mad by written notice to the Agent, request an increase of the Term Loan in an aggregate total amount not to exceed $5,000,000 (“Increased Term Loan Commitment”) and the Agent shall inform the Lenders of such request.

(b) Upon receipt of such notice, the Agent shall give each Lender the opportunity to offer a commitment to provide its Pro Rata Share of the requested Increased Term Loan Commitment by giving written notice of such offered commitment to the Agent and the Borrowers within a time period of not less than ten (10) nor more than twenty (20) Business Days following the date on which the Borrowers has provided all information reasonably deemed necessary by each Lender to evaluate such request (the “Offer Period”); provided, however, that no existing Lender will be obligated to subscribe for any portion of the Increased Term Loan Commitment. Any Lender which does not respond within the Offer Period, pursuant to the preceding sentence, shall be deemed to have declined to participate in the Increased Term Loan Commitment. In the event that at the expiration of the Offer Period Lenders shall have provided commitments in an aggregate amount less than the total amount of the Increased Term Loan Commitment initially requested by the Borrowers, the other Lenders shall for a period not less than five (5) Business Days be offered the right to provide any remaining commitment to the Borrowers. If the foregoing does not result in all of the requested Increased Term Loan Commitment being made available to the Borrowers by the Lenders, the Borrowers may request that Increased Term Loan Commitment be made in a lesser amount equal to such commitments and/or shall have the right to request that, for a period of not less than ninety (90) days, the Agent seek to arrange for one or more other Persons that are Eligible Assignees to extend commitments to provide all of such remaining portion of the Increased Term Loan Commitment in an aggregate amount equal to the unsubscribed amount of the initial request; provided that each Increased Term Loan Lender (as defined below) which is not already a Lender shall be

27	LOAN AND SECURITY AGREEMENT

subject to the approval of the Agent (such consent not to be unreasonably withheld or delayed); and provided further, that the Increased Term Loan Lenders (as defined below) shall be offered the opportunity to participate in or provide the Increased Term Loan Commitment only on terms previously offered to the existing Lenders pursuant to the immediately preceding sentence; and provided further, that if the terms and conditions governing the Increased Term Loan Commitment vary from the terms and conditions under this Agreement, such terms and conditions shall be subject to the consent of the non-increasing Lenders and Borrowers. Any Lender or other financial institutions which provides commitments for an Increased Term Loan Commitment shall be called an “Increased Term Loan Lender”.

(c) If the Term Loan is increased in accordance with this Section 2.3(c), the Agent and the Borrowers shall determine the effective date (the “Increased Term Loan Effective Date”). The Agent shall promptly notify the Borrowers and the applicable Lenders of the final allocation of such increase and the Increased Term Loan Effective Date. As of the Increased Term Loan Effective Date, the amortization schedule for the Term Loan set forth in Section 5.3 shall be amended to increase the then-remaining unpaid installments of principal by an aggregate amount equal to the Increased Term Loan being made on such date. Such amendment may be signed by the Agent on behalf of the Lenders.

(d) Such Increased Term Loan shall become effective provided that (i) at the time of the request for the Increased Term Loan Commitment and as of the Increased Term Loan Effective Date, no Event of Default nor fact or circumstance which, with the passing of time or giving of notice, would become an Event of Default, shall exist before or after giving effect to such Increased Term Loan; (ii) each of the applicable conditions set forth in Section 6.2, together with such other conditions as the Increased Term Loan Lender may require, shall be satisfied; (iii) the Borrowers shall be in pro forma compliance with each of the covenants set forth in Section 10 as of the last day of the most recently ended Fiscal Quarter after giving effect to such Increased Term Loan Commitments and the adjustments to such covenants contemplated by clause (vii) below; (iv) Borrowers shall have paid an arrangement fee to the Agent with respect to such Increased Term Loan Commitments to be mutually agreed in writing between Borrowers and the Agent; (v) Borrowers shall deliver or cause to be delivered to each Increased Term Loan Lender that so requests an executed promissory Note in the amount of each Lender’s portion of the Increased Term Loan Commitment; (vi) Borrowers shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Agent and/or any Increased Term Loan Lender in connection with any such transaction; and (vii) the financial covenants in Section 10.3 are adjusted on terms and conditions acceptable to the Agent and the Borrowers, to take into account the Increased Term Loan, if any, as related to the amount of the Term Loan outstanding prior to the Increased Term Loan Effective Date.

(e) On any date on which any Increased Term Loan Commitments are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Increased Term Loan Lender shall make available its portion of the Increased Term Loan to the Borrowers in an amount equal to its Increased Term Loan Commitment, and (ii) each Increased Term Loan Lender shall become a Lender hereunder with respect to the Increased Term Loan Commitment and the Increased Term Loans made pursuant thereto, in addition to any rights and obligations it may theretofore have as a Lender hereunder.

2.4. Letters of Credit.

2.4.1. Issuance. Subject to the terms and conditions set forth herein, the Agent and the Revolving Lenders agree to incur, from time to time prior to the Revolving Commitment Maturity Date, upon the request of the Borrowers and for the account of the Borrowers, Letter of Credit Obligations by causing Letters of Credit to be issued by a L/C Issuer for any Borrower’s account. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any

28	LOAN AND SECURITY AGREEMENT

form of letter of credit application or other agreement submitted by the Borrowers to, or entered into by the Borrowers with, the L/C Issuer which is also a Revolving Lender relating to such Letter of Credit, the terms and conditions of this Agreement shall govern.

The Agent in its discretion may (if required by a prospective L/C Issuer which is not a Lender or Agent), on behalf of the Revolving Lenders, guarantee the reimbursement obligation created with respect to such Letter of Credit pursuant to a guaranty or other agreement in form and substance acceptable to the Agent (each a “L/C Guaranty”).

2.4.2. L/C Request; Certain Conditions. To request the issuance of a Letter of Credit, the Borrowers shall deliver to Agent and the L/C Issuer, at least seven (7) Business Days in advance of the requested date of issuance, an L/C Request, accompanied by a duly completed and executed letter of credit application in the L/C Issuer’s standard form for such Letter of Credit (such form to be reasonably satisfactory to the Agent). Such Letter of Credit shall be issued only if (and upon issuance, the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, (i) the conditions precedent to a Credit Extension set forth in Section 6, including, without limitation, Section 6.3 thereof) have been met (as evidenced by the representations in the L/C Request issued to Agent by the Borrowers), (ii) the L/C Obligations shall not exceed the L/C Sublimit, (ii) no Letter of Credit shall have a face amount in excess of $500,000, and (iii) the sum of the aggregate outstanding unpaid principal balance of the Revolving Loans plus the aggregate outstanding Letter of Credit Obligations shall not exceed the Maximum Revolver Amount.

2.4.3. Expiration Date. Each Letter of Credit shall expire on a date that is a Business Day and that is not later than one (1) year following the date of issuance thereof, unless otherwise determined by the Agent in its sole discretion (including with respect to customary evergreen provisions), and each Letter of Credit shall expire no later than five (5) Business Days prior to the Maturity Date, unless otherwise approved by the Agent and the Required Revolving Lenders.

2.4.4. Fees and Expenses. The Borrowers jointly and severally agree to pay to the Agent, quarterly in arrears (payable on the first day of each Fiscal Quarter for the previous Fiscal Quarter), as compensation to the Revolving Lenders, a Letter of Credit fee which shall accrue at a per annum rate equal to the average daily face amount of each outstanding Letter of Credit during such period times a per annum rate equal to the Applicable Margin applicable to LIBOR Loans then in effect during such period, and plus any usual and customary fees for the issuance of such Letters of Credit.

2.4.5. Reimbursement.

(a) Upon receipt by the Borrowers of notice from the Agent or L/C Issuer of any L/C Disbursement or payment under the L/C Guaranty, the Borrowers shall immediately (but in any event on the same day as receipt of such notice): (x) reimburse the L/C Issuer for the full amount of any L/C Disbursement which has not been repaid to the L/C Issuer, (y) reimburse the Agent for any payment made under the L/C Guaranty and (z) reimburse the Agent and L/C issuer for any taxes, fees, charges, or other costs or expenses incurred by the L/C Issuer and/or the Agent in connection therewith (such amounts due under clauses (x), (y) and (z) above being the “Reimbursement Amounts”). Each payment of a Reimbursement Amount shall be made in Dollars and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrowers under this Section 2.3 from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the interest rate set forth in Section 3.1 applicable to Base Rate Loans.

(b) If a Reimbursement Amount is not immediately paid by the Borrowers, such Reimbursement Amount shall immediately and automatically be deemed to be a Borrowing in respect of

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the Revolving Loans hereunder, and, thereafter, shall bear interest at the Default Rate then applicable to Base Rate Loans until paid in full by the Borrowers regardless of whether any Event of Default has occurred and is continuing and notwithstanding the Borrowers’ failure to satisfy conditions precedent set forth in Section 6 and each Revolving Lender shall be obligated to fund its Pro Rata Share (based on the amount of its respective Revolving Commitment) of any such Borrowing. If it shall be illegal or unlawful for the Borrowers to incur Revolving Loans or for any Revolving Lenders to fund such Borrowing as contemplated by the immediately preceding sentence (whether by reason of the occurrence of an Event of Default under paragraph (j) of Section 11.1 hereof or otherwise) then the L/C Issuer or the Agent, as the case may be, shall be paid such Reimbursement Amounts and in immediately available funds directly by the Revolving Lenders by way of the funding of their respective participations as set forth in Section 2.4.6 below.

2.4.6. Participations; Purchase of Participations. Immediately upon issuance of any Letter of Credit in accordance with this Section 2.4, each Revolving Lender hereby irrevocably and unconditionally purchases and receives without recourse or warranty, an undivided interest and risk participation equal to such Revolving Lender’s Pro Rata Share (based on the amount of its respective Revolving Commitment) of the face amount of such Letter of Credit and corresponding L/C Guaranty which is issued from time to time and the corresponding Reimbursement Amount (including all obligations of the Borrowers with respect thereto, and any security therefor or guaranty pertaining thereto). If it shall be illegal, or unlawful for the Borrowers to incur Revolving Loans or for any Revolving Lenders to fund such Revolving Loans as contemplated by Section 2.4.5 above, then each Revolving Lender shall immediately fund its participation in all Reimbursement Amounts which are then outstanding by paying to the Agent in immediately available funds its Pro Rata Share (based on the amount of its respective Revolving Commitment) of any such Reimbursement Amount.

2.4.7. Sharing of Reimbursement Amount Payments. Whenever the Agent receives a payment from the Borrowers on account of a Reimbursement Amount or related Borrowing as to which the Agent has previously received payment from a Revolving Lender the amount of the Borrowing or participation required to be paid by such Revolving Lender pursuant to Section 2.4.5(b) or Section 2.4.6 above, the Agent shall promptly pay to such Revolving Lender such Revolving Lender’s Pro Rata Share (based on the amount of its respective Revolving Commitment) of such payment from the Borrowers in Dollars. Each such payment shall be made by the Agent on the Business Day on which the Agent receives immediately available funds paid to such Person pursuant to the immediately preceding sentence, if received prior to 2:00 p.m. (New York City time) on such Business Day and otherwise on the next succeeding Business Day.

2.4.8. Documentation. Upon the request of any Revolving Lender, the Agent shall furnish to such Revolving Lender copies of any Letter of Credit, L/C Guaranty, reimbursement agreements executed in connection therewith, applications for any Letter of Credit, and such other documentation as may reasonably be requested by such Revolving Lender.

2.4.9. Obligations Irrevocable. The obligations of each Revolving Lender to make payments to the L/C Issuer or the Agent under this Section 2.4 and the obligations of the Borrowers to make payments to the Agent and/or the L/C Issuer, for their own accounts or for the account of the Revolving Lenders, shall be irrevocable and unconditional, not subject to any qualification or exception whatsoever, including any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

30	LOAN AND SECURITY AGREEMENT

(ii) the existence of any claim, setoff, defense or other right which the Borrowers or any other Person may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Revolving Lender, the Agent, the L/C Issuer, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between Borrowers or any other Person and the beneficiary named in any Letter of Credit);

(iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for performance or observance of any of the terms of any of the Loan Documents;

(v) the occurrence of any Default or Event of Default; or

(vi) the failure of the Borrowers to satisfy the applicable conditions precedent set forth in Section 6.

2.4.10. Recovery or Avoidance of Payments. In the event any payment by or on behalf of the Borrowers (including, without limitation, those received by the Agent and distributed by the Agent to the Revolving Lenders on account of their respective participations therein) is thereafter set aside, avoided or recovered from the Agent or any other direct or indirect recipient thereof in connection with any receivership, liquidation or bankruptcy proceeding or otherwise, the Revolving Lenders shall, upon demand by the Agent, pay to the Agent their respective Pro Rata Shares (based on the amounts of their respective Revolving Commitments) of such amount set aside, avoided or recovered, together with interest at the rate required to be paid by the Agent upon the amount required to be repaid by it.

2.4.11. Indemnification; Nature of Revolving Lenders’ Duties.

(a) In addition to amounts payable as elsewhere provided in this Agreement, the Borrowers hereby agree to pay and to protect, indemnify, and save the L/C Issuer, the Agent and the Revolving Lenders harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and reasonable allocated costs of internal counsel) that the L/C Issuer, the Agent or the Revolving Lenders or their Affiliates may incur or be subject to as a consequence, direct or indirect, of the (i) issuance of, or the honoring of any demand for payment under, any Letter of Credit or any L/C Guaranty, or (ii) the failure of the L/C Issuer, the Agent or any Revolving Lender to honor a demand for payment under any Letter of Credit or any L/C Guaranty as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, SPECIFICALLY INCLUDING, WITHOUT LIMITATION, ANY OF THE FOREGOING CAUSED OR RESULTING FROM THE NEGLIGENCE OF SUCH PERSON, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of the L/C Issuer, the Agent or such Revolving Lender (as determined in a final, non-appealable decision by a court of competent jurisdiction).

(b) As between the L/C Issuer, the Agent and the Revolving Lenders, on the one hand, and the Borrowers, on the other hand, the Borrowers assume all risks of the acts and omissions of, or misuse of any Letter of Credit by the beneficiaries of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law, none of the L/C Issuer, the Agent or any

31	LOAN AND SECURITY AGREEMENT

of the Revolving Lenders shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they may be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or any L/C Guaranty or of the proceeds thereof; (vii) the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof; and (viii) any consequences arising from causes beyond the control of the L/C Issuer, the Agent and the Revolving Lenders; provided, however, that, in the case of any payment under any Letter of Credit, the L/C Issuer, shall be liable to the extent (and only to the extent) that such payment was made solely as a result of the L/C Issuer’s gross negligence or willful misconduct (as determined in a final, non-appealable decision by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit or such L/C Guaranty complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or such L/C Guaranty. None of the above shall affect, impair, or prevent the vesting of L/C Issuer’s, the Agent’s or any Revolving Lender’s rights or powers hereunder.

(c) Nothing contained herein shall be deemed to limit or to expand any waivers, covenants or indemnities made by the Borrowers in favor of any L/C Issuer, Agent or Lenders in any letter of credit application, reimbursement agreement or similar document, instrument or other agreement of the Borrowers.

(d) The Revolving Lenders agree to indemnify the L/C Issuer and the Agent (to the extent not reimbursed by the Borrowers and without limiting the obligations of the Borrowers hereunder) ratably in accordance with their respective Pro Rata Shares (based on the amounts of their respective Revolving Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses. (including attorneys’ fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the L/C Issuer and/or the Agent in any way relating to or arising out of any Letter of Credit, L/C Guaranty or the transactions contemplated thereby or any action taken or omitted by the L/C Issuer and/or the Agent under any Letter of Credit, L/C Guaranty or any Loan Document in connection therewith, SPECIFICALLY INCLUDING, WITHOUT LIMITATION, ANY OF THE FOREGOING CAUSED OR RESULTING FROM THE NEGLIGENCE OF SUCH PERSON; provided, however, that no Revolving Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the Person to be indemnified (as determined in a final, non-appealable decision by a court of by a court of competent jurisdiction). Without limitation of the foregoing, each Revolving Lender agrees to reimburse the L/C Issuer and the Agent promptly upon demand for its Pro Rata Share (based on the amount of its respective Revolving Commitment) of any costs or expenses payable by the Borrowers to the L/C Issuer and the Agent, to the extent that the L/C Issuer and the Agent are not promptly reimbursed for such costs and expenses by the Borrowers.

(e) The agreements contained in this Section 2.4.11 shall survive the occurrence of the Termination Date.

2.4.12. Disbursement Procedures. The L/C Issuer shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under each Letter of Credit.

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The L/C Issuer shall promptly notify the Agent and the Borrowers by telephone (confirmed by telecopy) of such demand for payment and whether the L/C Issuer has made or will make an L/C Disbursement thereunder; provided, however, that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the L/C Issuer, the Agent and the Revolving Lenders with respect to any such L/C Disbursement.

2.4.13. Replacement of the L/C Issuer. The L/C Issuer may be replaced at any time by written agreement among the Borrowers, the Agent, and the successor L/C Issuer. The Agent shall notify the Revolving Lenders of any such replacement of the L/C Issuer. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced L/C Issuer. From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of the L/C Issuer under this Agreement with respect to any Letter of Credit to be issued thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require. After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a L/C Issuer under this Agreement with respect to any Letter of Credit issued by it prior to such replacement.

2.4.14. Cash Collateral. If, notwithstanding the provisions of Section 2.4.3, any Letter of Credit or L/C Guaranty is outstanding upon the Revolving Commitment Maturity Date, then upon such date, the Borrowers shall deposit with the Agent (or with a bank designated by Agent), for the ratable benefit of the Agent and the Revolving Lenders, with respect to each Letter of Credit or L/C Guaranty then outstanding cash or Cash Equivalents acceptable to the Agent in its sole discretion in an amount equal to one hundred five percent (105%) of the maximum amount then available to be drawn under each applicable Letter of Credit outstanding. The Borrowers hereby grant to the Agent for the benefit of the Agent and the Revolving Lender a security interest in all such cash and Cash Equivalents delivered to the Agent from time to time, and all proceeds thereof, as collateral security for the payment and performance of all amounts and obligations due in respect of the L/C Obligations and other Obligations, whether or not then due. Such deposit of cash shall be held by the Agent or on behalf of Agent under its sole dominion and Control, including the exclusive right of withdrawal, for the ratable benefit of the Agent and the Revolving Lenders as security for, and to provide for the payment of, the aggregate undrawn amount of such Letters of Credit or such L/C Guaranty remaining outstanding and any L/C Obligations with respect thereto. Neither the Borrowers nor any Person claiming on behalf of or through the Borrowers shall have any right to withdraw any of the cash collateral or Cash Equivalents held by the Agent, except upon termination of all Letters of Credit and termination and satisfaction in full of all L/C Obligations and the indefeasible payment in full in cash of all amounts payable by the Borrowers to the Agent and the Revolving Lenders in respect thereof.

2.5. Blocked Account.

2.5.1. Funding of the Blocked Account. On the Original Closing Date, the Borrowers established a deposit account (the “Blocked Account”) at Citibank, N.A. under the Control of the Agent, for the benefit of the Secured Parties, into which the Borrowers deposited an amount equal to $3,000,000 (the “Blocked Funds”). The Blocked Funds shall be used solely for the purpose of making lease payments due with respect to the 60 Hudson Leases and the 111 8th Avenue Lease.

2.5.2. Disbursements from the Blocked Account.

(a) Pursuant to the terms of the Blocked Account Agreement, the Bank (as defined in the Blocked Account Agreement) shall, on a monthly basis, disburse the Blocked Funds in an amount (the “Monthly Lease Payment Amount”) equal to the base rent lease payments due with respect to the 60

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Hudson Leases and 111 8th Avenue Lease for the applicable month to the landlord under the 60 Hudson Lease and the landlord under the 111 8th Avenue Lease, as applicable.

(b) Upon receipt by the Bank from either Telx New York or 111 8th of a notice of the monthly variable payment amount (the “Monthly Variable Payment Amount”) with respect to the 60 Hudson Leases or 111 8th Avenue Lease for the applicable month, the Bank shall, in accordance with the Blocked Account Agreement, release from the Blocked Funds an amount equal to such amount to the 60 Hudson Landlord and 111 8th Avenue Landlord, as applicable.

(c) Pursuant to the terms of the Blocked Account Agreement, the Bank shall, upon the release of any Monthly Lease Payment Amount or Monthly Variable Payment Amount, withdraw from the deposit account of the applicable Borrower, an amount equal to such released Monthly Lease Payment Amount or Monthly Variable Payment Amount. In the event there are insufficient funds in the applicable Borrower’s deposit account to allow for the withdrawal of funds equal to the released Monthly Lease Payment Amount or Monthly Variable Rent Amount, as the case may be, the Bank shall deliver a notice of such shortfall to the Agent in accordance with the Blocked Account Agreement, which notice shall be deemed to be a Notice of Borrowing for Base Rate Loans in an amount equal to such deficiency, which Borrowing shall be funded directly into the Blocked Account by the Revolving Lenders, subject to the terms and conditions set forth herein.

2.5.3. Interest on Blocked Funds. All interest earned on the Blocked Funds will accrue for the benefit of the Borrowers and shall be paid to the Borrowers on a quarterly basis, provided however, that no payment of interest on the Blocked Funds shall be made to the Borrowers to the extent that such payment would cause the amount of Blocked Funds to be less than $3,000,000 or when an Event of Default has occurred and is continuing.

2.5.4. Disposition of Blocked Funds on the Termination Date. On the Termination Date, the Blocked Funds shall be disbursed pursuant to the terms of the Blocked Account Agreement.

2.5.5. Notices. The Agent shall not deliver a Disposition Notice (as defined in the Blocked Account Agreement) to the Bank unless an Event of Default has occurred and is continuing. No Borrower shall provide any notice for a disbursement of Blocked Funds to the Bank other than as explicitly provided in the Blocked Account Agreement.

SECTION 3. INTEREST, FEES AND CHARGES

3.1. Interest.

3.1.1. Rates and Payment of Interest.

(a) The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Loans; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin for LIBOR Loans; and (iii) if any other Obligation (including, without limitation, a Protective Advance), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Loans, provided that if at any time that any Obligations in respect of a Protective Advance are outstanding and other Obligations are bearing interest at the Default Rate, such Obligations in respect of such Protective Advance shall also bear interest at the Default Rate. Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or

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payable, until paid by the Borrowers. If a Loan is repaid on the same day that it is made, one day’s interest shall accrue.

(b) During an Insolvency Proceeding with respect to any Obligor, or during any other Event of Default if the Agent or the Required Lenders in their discretion so elect, Obligations that are due and unpaid shall bear interest at the Default Rate. The Borrowers acknowledge that the cost and expense to Agent and each Lender due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lenders for such added cost and expense.

(c) Interest accrued on the Loans shall be due and payable in arrears, (i) for any Base Rate Loan, on the first day of each month for the immediately preceding month; (ii) for any LIBOR Loan having an Interest Period of three months or less, on the last day of its Interest Period; (iii) for any LIBOR Loan having an Interest Period of six months or more, on the day that is three months after the first day of such Interest Period, on every three-month anniversary of the first day of such Interest Period thereafter, and on the last day of such Interest Period; (iv) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (v) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2. Application of LIBOR to Outstanding Loans.

(a) The Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans, in an amount of at least $1,000,000 and integral multiple of $500,000 in excess thereof, to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan.

(b) Whenever the Borrowers desire to convert or continue Loans as LIBOR Loans, the Borrowers shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. (New York City time) at least two Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the aggregate principal amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Loans, the Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into Base Rate Loans.

3.1.3. Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans, the Borrowers shall select an Interest Period in accordance with the provisions of this Agreement.

3.1.4. Interest Rate Not Ascertainable. If the Agent shall determine that on any date for determining LIBOR, due to any circumstance affecting the London interbank market, adequate and fair means do not exist for ascertaining such rate on the basis provided herein, then the Agent shall immediately notify the Borrowers of such determination. Until the Agent notifies the Borrowers that such circumstance no longer exists, the obligation of the Lenders to make LIBOR Loans shall be suspended, and no further Loans may be converted into or continued as LIBOR Loans.

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3.2. Fees.

3.2.1. Unused Revolving Commitment Fee. The Borrowers shall pay to Agent, for the pro rata benefit of the Lenders, a fee equal to 0.50% per annum times the amount by which the Aggregate Revolving Commitments exceed the sum of the average daily balance of the Revolving Loans outstanding during any Fiscal Quarter plus the face amount of any outstanding Letters of Credit. Such fee shall be payable in arrears, on the first day of each Fiscal Quarter for the immediately preceding Fiscal Quarter, beginning with the Fiscal Quarter ending December 31, 2007 and on the Commitment Termination Date.

3.2.2. Administrative Management Fee. The Borrowers jointly and severally agree to pay to the Agent, for its own account, an administrative management fee as set forth below:

(a) if on the date such fee is due, there are less than three Lenders:

Administrative Management Fee Amount	Payment Date
$ 35,000	Funding Date
$ 35,000	One year anniversary of the Closing Date
$ 35,000	Two year anniversary of the Closing Date

(b) if on the date such fee is due, there are three or more Lenders:

Administrative Management Fee Amount	Payment Date
$ 50,000	Funding Date
$ 50,000	One year anniversary of the Closing Date
$ 50,000	Two year anniversary of the Closing Date

3.2.3. Upfront Fee. The Borrowers shall pay to the Agent and the Incremental Term Loan Lender, for their own accounts, an upfront fee (the “Upfront Fee”) in the amount specified in the Fee Letters, payable on the Funding Date.

3.2.4. Letter of Credit Fees. The Borrowers shall pay to Agent all fees in respect of Letters of Credit that are set forth in Section 2.4.4.

3.2.5. Fees Fully Earned. All fees shall be fully earned when due and once paid shall be non-refundable.

3.3. Computation of Interest, Fees, Yield Protection; Retroactive Adjustment of Applicable Margin.

3.3.1. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days, except that, with respect to the Base Rate Loans, interest shall be computed for the actual days elapsed, based on a year of 365/366 days, as applicable. Each determination by the Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate or refund, nor subject to proration except as specifically provided herein. All fees payable under Section 3.2 are compensation for services and are not, and shall not be

36	LOAN AND SECURITY AGREEMENT

deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to any amounts payable by the Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.11, submitted to the Borrowers by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error.

3.3.2. If, as a result of any restatement of or other adjustment to the financial statements of the Borrowers or any related Compliance Certificate delivered pursuant to Section 10.1.2 or for any other reason, including in connection with the discovery of any inaccuracy with respect to any such financial statements or Compliance Certificate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), the Borrowers, Agent, or the Lenders determine that (i) the Funded Debt to Consolidated EBITDA Leverage Ratio as calculated by the Borrowers as of any applicable date was inaccurate and (ii) a proper calculation of the Funded Debt to Consolidated EBITDA Leverage Ratio would have resulted in higher interest, fees or other pricing for such period, the Borrowers (A) shall immediately and retroactively be obligated to pay to the Agent for the account of the applicable Lenders an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period (the “Higher Corrective Amount”), (B) shall immediately pay to Agent (and, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code of the United States, automatically and without further action by the Agent, any Lender or the L/C Issuer), the Higher Corrective Amount, and (C) shall immediately deliver to Agent a correct Compliance Certificate for such period. This paragraph shall not limit the rights of the Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.4, 3.1, or 3.2.4 or under Section 11. The Borrowers’ obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

3.3.3. If, as a result of any restatement of or other adjustment to the financial statements of the Borrowers or any related Compliance Certificate delivered pursuant to Section 10.1.2 or for any other reason, including in connection with the discovery of any inaccuracy with respect to any such financial statements or Compliance Certificate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), the Borrowers, Agent, or the Lenders determine that (i) the Funded Debt to Consolidated EBITDA Leverage Ratio as calculated by the Borrowers as of any applicable date was inaccurate and (ii) a proper calculation of the Funded Debt to Consolidated EBITDA Leverage Ratio would have resulted in lower interest, fees or other pricing for such period, (A) the Agent and the Lenders shall immediately and retroactively be obligated to pay to the Borrowers an amount equal to the excess of the amount of interest and fees that have been paid for such period over the amount of interest and fees that should have been paid for such period (the “Lower Corrective Amount”), (B) the Agent and the Lenders shall immediately pay to Borrowers, the Lower Corrective Amount, and (C) Borrowers shall immediately deliver to Agent a correct Compliance Certificate for such period. Notwithstanding the foregoing, no reimbursement shall be made to the Borrowers under this Section 3.3.3 during the existence of any Default or Event of Default. This paragraph shall not limit the rights of the Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.4, 3.1, or 3.2.4 or under Section 11.

3.4. Reimbursement Obligations. The Borrowers shall reimburse Agent for all Extraordinary Expenses. The Borrowers shall also reimburse Agent for all reasonable out-of-pocket legal, accounting, appraisal, consulting (for consultants disclosed to the Borrowers by the Agent), and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) each inspection, audit or appraisal with respect to any

37	LOAN AND SECURITY AGREEMENT

Obligor or Collateral, whether prepared by Agent’s personnel or a third party. All amounts reimbursable by the Borrowers under this Section shall constitute Obligations secured by the Collateral and shall be payable within five Business Days following demand therefor. Notwithstanding anything to the contrary in this Agreement, the Borrowers shall not be required to pay more than $50,000 in syndication expenses with respect to the Loans.

3.5. Illegality. Notwithstanding anything to the contrary herein, if (a) any change in any law or interpretation thereof by any Governmental Authority makes it unlawful for a Lender to make or maintain a LIBOR Loan or to maintain any Commitment with respect to LIBOR Loans or (b) a Lender determines that the making or continuance of a LIBOR Loan has become impracticable as a result of a circumstance that adversely affects the London interbank market or the position of such Lender in such market, then such Lender shall give notice thereof to the Agent and the Borrowers and may (i) declare that LIBOR Loans will not thereafter be made by such Lender, whereupon any request for a LIBOR Loan from such Lender shall be deemed to be a request for a Base Rate Loan unless such Lender’s declaration has been withdrawn (and it shall be withdrawn promptly upon cessation of the circumstances described in clause (a) or (b) above, as applicable); and/or (ii) require that all outstanding LIBOR Loans made by such Lender be converted to Base Rate Loans immediately, in which event all outstanding LIBOR Loans of such Lender shall be immediately converted to Base Rate Loans.

3.6. Increased Costs. If, by reason of (a) the introduction of or any change (including any change by way of imposition or increase of Statutory Reserves or other reserve requirements) in any Applicable Law or interpretation thereof, or (b) the compliance with any guideline or request from any Governmental Authority or other Person exercising control over banks or financial institutions generally (whether or not having the force of law):

(i) a Lender shall be subject to any Tax with respect to any LIBOR Loan or its obligation to make LIBOR Loans, or a change shall result in the basis of taxation of any payment to a Lender with respect to its LIBOR Loans or its obligation to make LIBOR Loans (except for Excluded Taxes); or

(ii) any reserve (including any reserve imposed by the Board of Governors), special deposits or similar requirement against assets of, deposits with or for the account of, or credit extended by, a Lender shall be imposed or deemed applicable, or any other condition affecting a Lender’s LIBOR Loans or obligation to make LIBOR Loans shall be imposed on such Lender or the London interbank market;

and as a result there shall be an increase in the cost to such Lender of agreeing to make or making, funding or maintaining LIBOR Loans (except to the extent already included in determination of LIBOR), or there shall be a reduction in the amount receivable by such Lender, then the Lender shall promptly notify the Borrowers and the Agent of such event, and the Borrowers shall, within five Business Days following demand therefor, pay such Lender the amount of such increased costs or reduced amounts, except to the extent that such amounts are indemnified pursuant to Section 5.11. A Lender’s demand for payment shall set forth the nature of the occurrence giving rise to such compensation and a calculation of the amount to be paid; provided, however, that any such calculation shall be final, conclusive and binding for all purposes absent manifest error.

If a Lender determines that, because of circumstances described above or any other circumstances arising hereafter affecting such Lender, the London interbank market or the Lender’s position in such market, LIBOR or its Applicable Margin, as applicable, will not adequately and fairly reflect the cost to such Lender of funding LIBOR Loans, then (A) the Lender shall promptly notify the Borrowers and the Agent of such event; (B) such Lender’s obligation to make LIBOR Loans shall be immediately

38	LOAN AND SECURITY AGREEMENT

suspended, until each condition giving rise to such suspension no longer exists; and (C) such Lender shall make a Base Rate Loan as part of any requested Borrowing of LIBOR Loans, which Base Rate Loan shall, for all purposes, be considered part of such Borrowing.

3.7. Capital Adequacy. If a Lender or L/C Issuer determines that any introduction of or any change in a Capital Adequacy Regulation, any change in the interpretation or administration of a Capital Adequacy Regulation by a Governmental Authority charged with interpretation or administration thereof, or any compliance by such Lender or L/C Issuer or any Person controlling such Lender or L/C Issuer with a Capital Adequacy Regulation, increases the amount of capital required or expected to be maintained by such Lender or L/C Issuer or Person (taking into consideration its capital adequacy policies and desired return on capital) the result of which is to reduce the rate of return on the capital of such Lender or L/C Issuer, as a consequence of such Lender’s or L/C Issuer’s Commitments, Loans, issuance of Letters of Credit, participations in other obligations under the Loan Documents to a level below that which such Lender or L/C Issuer could have achieved but for such change or compliance (taking into account the polices of such Lender or such L/C Issuer with respect to capital adequacy) by an amount deemed by such Lender to be material, then the Borrowers shall, within five Business Days following demand therefor, pay such Lender and L/C Issuer an amount sufficient to compensate for such reduction. A Lender’s demand or a L/C Issuer’s demand for payment shall set forth the nature of the occurrence giving rise to such compensation and a calculation of the amount to be paid. In determining such amount, the Lender and the L/C Issuer may use any reasonable averaging and attribution method.

3.8. Mitigation. Each Lender and L/C Issuer agrees that, upon becoming aware that it is subject to Sections 3.5, 3.6, 3.7.or 5.11, it will take reasonable measures to reduce the Borrowers’ obligations under such Sections, including funding or maintaining its Commitments or Loans through another lending office, as long as use of such measures would not adversely affect such Lender’s or such L/C Issuer’s Commitments, Loans, business or interests, or cost such Lender or such L/C Issuer additional amounts, and would not be inconsistent with any internal policy, applicable legal or regulatory restriction or other Applicable Law.

3.9. Funding Losses. If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, or (c) the Borrowers fail to repay a LIBOR Loan when required hereunder, then the Borrowers shall pay to each Lender all losses and expenses that it sustains as a consequence thereof, including any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required to purchase Dollar deposits in the London interbank market or any other offshore Dollar market to fund or otherwise match fund any LIBOR Loan or any other Obligation as to which interest accrues at the LIBOR, but the provisions hereof shall be deemed to apply as if each Lender or its Participants had purchased such deposits for each applicable Interest Period to fund or otherwise match fund its LIBOR Loans and any other Obligation as to which interest is accruing at LIBOR.

3.10. Maximum Interest. In no event shall interest, charges or other amounts that are contracted for, charged or received by Agent and Lenders pursuant to any Loan Documents and that are deemed interest under Applicable Law (for the purposes of this Section, “interest”) exceed the highest rate permissible under Applicable Law (“Maximum Rate”). If, in any interest period, any interest rate, absent the foregoing limitation, would have exceeded the Maximum Rate, then the interest rate for that period shall be the Maximum Rate and, if in a future interest period, that interest rate would otherwise be less than the Maximum Rate, then the rate shall remain at the Maximum Rate until the amount of interest actually paid equals the amount of interest which would have accrued if it had not been limited by the

39	LOAN AND SECURITY AGREEMENT

Maximum Rate. If, upon the Termination Date, the total amount of interest actually paid under the Loan Documents is less than the total amount of interest that would, but for this Section, have accrued under the Loan Documents, then the Borrowers shall, to the extent permitted by Applicable Law, pay to Agent, for the account of Lenders and the L/C Issuer, (a) the lesser of (i) the amount of interest that would have been charged if the Maximum Rate had been in effect at all times, or (ii) the amount of interest that would have accrued had the interest rate otherwise set forth in the Loan Documents been in effect, minus (b) the amount of interest actually paid under the Loan Documents. If a court of competent jurisdiction determines that Agent or any Lender has received interest in excess of the maximum amount allowed under Applicable Law, such excess shall be deemed received on account of, and shall automatically be applied to reduce, Obligations other than interest (regardless of any erroneous application thereof by Agent or any Lender), and upon the Termination Date, any balance shall be refunded to the Borrowers. In determining whether any excess interest has been charged or received by the Agent or any Lender, all interest at any time charged or received from the Borrowers in connection with the Loan Documents shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations to the fullest extent permitted by Applicable Law.

SECTION 4. LOAN ADMINISTRATION

4.1. Manner of Borrowing and Funding Loans.

4.1.1. Notice of Borrowing. Whenever the Borrowers desire funding of a Borrowing of Loans, the Borrowers shall give Agent a Notice of Borrowing by no later than 11:00 a.m. (New York City time) (a) at least two Business Day prior to the requested funding date, in the case of Base Rate Loans, and (b) at least three Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices of Borrowing received after 11:00 a.m. (New York City time) shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (i) the principal amount of the Borrowing, (ii) the requested funding date (which must be a Business Day), (iii) whether the Borrowing is to be made as Base Rate Loans or LIBOR Loans, and (iv) in the case of LIBOR Loans, the duration of the applicable Interest Period (which shall be deemed to be one month if not specified). The Borrowers shall not be entitled to request a Borrowing more than four times in any calendar month.

4.1.2. Funding by Lenders.

(a) Each Lender shall timely honor its Commitment by funding its Pro Rata Share of each Borrowing of Loans that is properly requested hereunder. Upon receipt of a Notice of Borrowing, Agent shall notify each Lender of the date and amount of the Loan proposed thereunder and the amount of such Lender’s Pro Rata Share thereof by 3:00 p.m. (New York City time) at least one Business Day before any proposed funding date for Base Rate Loans or by 3:00 p.m. (New York City time) at least three Business Days before any proposed funding of LIBOR Loans. Each Lender shall fund to the Agent such Lender’s Pro Rata Share of the requested Borrowing to the account specified by the Agent in immediately available funds not latter than 2:00 p.m. (New York City time) on the requested funding date. Subject to its receipt of such amounts from the Lenders, the Agent shall make available such proceeds to the Borrowers requesting the Loan or the Person entitled to payment thereof at the bank account(s) specified in the Notice of Borrowing on the date specified in such Notice of Borrowing in Dollars in immediately available funds.

(b) Unless the Agent has received written notice from a Lender prior to the time of any proposed Loan that such Lender will not make available to the Agent such Lender’s Pro Rata Share of such Loan, the Agent may, but is not obligated to, assume that such Lender has made its Pro Rata Share of such Loan available to the Agent on the date of such Loan in accordance with Section 4.1.2(a) above, and the Agent may, in reliance upon such assumption, make available to the Borrowers on such

40	LOAN AND SECURITY AGREEMENT

date a corresponding amount. If such Pro Rata Share is not, in fact, paid to Agent by such Lender when due, the Agent will be entitled to recover such amount on demand from such Lender, or the Borrowers following their receipt of the proceeds of such Loan, without set-off, counterclaim or deduction of any kind, together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Agent either by the Borrowers or such Lender, at, (i) in the case of the Borrowers, the interest rate applicable to such Loan, and (ii) in the case of such Lender, the Federal Funds Effective Rate plus any applicable fees charged by the Agent. Nothing in this Section 4.1.2(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require the Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder. Without limiting the foregoing, with respect to any Lender which for any reason fails to make timely payment to the Agent of its Pro Rata Share of any Loan, the Agent, in addition to other rights and remedies which it may have, shall be entitled to withhold or set off from any payments due to such Lender hereunder, an amount equal to the Pro Rata Share required to have been paid by such Lender plus interest as described above, and to withhold from such Lender any right of consent provided to such Lender by this Agreement and to bring an action or suit against such Lender in a court of competent jurisdiction to recover such Pro Rata Share thereof and any related interest thereon. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s applicable Pro Rata Share of such Loan for purposes of this Agreement. If both such Lender and the Borrowers shall have repaid the corresponding amount, the Agent shall promptly return to the Borrowers their corresponding amount.

4.2. Defaulting Lender. If a Lender fails to make any payment, including any Loan or other extension of credit, to the Agent that such Lender is required to make hereunder, including any failure to participate in Letters of Credit as required hereunder (any such Lender, a “Defaulting Lender”), the Agent may (but shall not be required to), in its discretion, retain payments that would otherwise be made to such Defaulting Lender hereunder, apply the payments to such Defaulting Lender’s defaulted obligations or readvance the funds to the Borrowers in accordance with this Agreement. The failure of any Lender to fund any Loan shall not relieve any other Lender of its obligations hereunder, and no Lender shall be responsible for any default by another Lender. The Lenders and the Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by the Borrowers or any other Obligor) that, solely for purposes of determining a Defaulting Lender’s right to vote on matters relating to the Loan Documents and to share in payments, fees and proceeds of Collateral thereunder, except as expressly provided in Section 14.1.1(c), a Defaulting Lender shall not be deemed to be a “Lender” until all its defaulted obligations have been cured.

4.3. Number and Amount of LIBOR Loans; Determination of Rate. For ease of administration, all LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together, and such Loans shall be allocated among Lenders on a pro rata basis. No more than six (6) aggregated LIBOR Loans may be outstanding at any time, and each aggregate LIBOR Loan when made, continued or converted shall be in a minimum amount of $1,000,000, or an increment of $500,000 in excess thereof. Upon determining the LIBOR for any Interest Period requested by the Borrowers, Agent shall promptly notify the Borrowers thereof by telephone, facsimile or electronic mail and, if requested by the Borrowers, shall confirm any telephonic notice in writing.

4.4. One Obligation. The Loans, Letters of Credit and other Obligations shall constitute one general obligation of the Borrowers and (unless otherwise expressly provided in any Loan Document) shall be secured by Agent’s Lien upon all Collateral; provided, however, that Agent, each Lender, L/C Issuer and each other Secured Party shall be deemed to be a creditor of, and the holder of a separate claim against, the Borrowers.

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4.5. Effect of Termination. On the Maturity Date, all Loans and other Obligations then owing shall be immediately due and payable. All undertakings of the Borrowers contained in the Loan Documents shall survive any termination, and the Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents until the Termination Date. Notwithstanding the occurrence of the Termination Date, the Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages the Agent may incur as a result of the dishonor or return of any Payment Items applied to Obligations, the Agent receives (a) a written agreement, executed by the Borrowers and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying the Agent and the Lenders from any such damages; or (b) such Cash Collateral as the Agent reasonably deems necessary to protect against any such damages. The provisions of Sections 2.4.11, 3.4, 3.6, 5.11, 12, 14.2 and this Section 4.5, and the obligation of each Obligor and the Lender with respect to each indemnity given by it in any Loan Document, shall survive full payment of the Obligations, the Termination Date and any release relating to this credit facility.

SECTION 5. PAYMENTS

5.1. General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon (New York City time) on the due date. Any payment after such time shall be deemed made on the next Business Day. The Borrowers may, at the time of payment, specify to the Agent the Obligations to which such payment is to be applied, but the Agent shall in all events retain the right to apply such payment in such manner as the Agent, subject to the provisions hereof, may determine to be appropriate. If any payment under the Loan Documents shall be stated to be due on a day other than a Business Day, the due date shall be extended to the next Business Day and such extension of time shall be included in any computation of interest and fees. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9.

5.2. Repayment of Revolving Loans. Revolving Loans shall be due and payable in full on the Commitment Termination Date, unless payment is sooner required hereunder. Revolving Loans may be repaid from time to time in part or in full, without breakage fees, penalty or premium, and reborrowed. Notwithstanding anything herein to the contrary, if an Overadvance exists, the Borrowers shall, on the sooner of Agent’s demand or the first Business Day after the Borrowers have knowledge thereof, repay the outstanding Revolving Loans in an amount sufficient to pay such Overadvance.

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5.3. Repayment of the Term Loan. The Term Loan shall amortize and be due and payable in quarterly installments on the last day of March, June, September and December of each year commencing on September 30, 2009. The table below sets forth opposite each date the percentage of the principal balance of the Term Loan Amount required to be repaid:

Date	Reduction of Term Loan
September 30, 2009	1.25%
December 31, 2009	1.25%
March 31, 2010	1.25%
June 30, 2010	2.50%
September 30, 2010	2.50%
December 31, 2010	2.50%
March 31,2011	2.50%
June 30, 2011	2.50%
September 30, 2011	2.50%
December 30, 2011	Balloon payment of remaining balance

provided that on the Maturity Date all outstanding principal on the Term Loan shall be due and payable in full.

5.4. Payment of Other Obligations. Obligations other than Loans, including Extraordinary Expenses, shall be paid by the Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5. Prepayments.

(a) Right of Voluntary Prepayment. Subject to the provisions hereof, the Borrowers may at any time prepay the principal of the Loans in each case in whole or in part from time to time upon not less than one (1) Business Days prior written notice to the Agent, provided that any voluntary prepayment shall be in an integral multiple of $100,000 or such lesser amount as equals the then outstanding principal amount of the Obligations. Each such notice shall specify the prepayment date and the principal amount of the Loans to be prepaid. Except as provided in Section 11.7, all voluntary prepayments made pursuant to this Section 5.5(a) shall be applied to the Revolving Loan and the Term Loan as determined by the Borrowers. Together with each voluntary prepayment of the Term Loans under this Section 5.5(a), Borrowers shall pay (i) the Prepayment Fee, if any, and (ii) any amounts required pursuant to Section 3.9. Voluntary prepayments of the Term Loan made pursuant to this Section 5.5(a) will be applied to installments thereof pro-rata across the maturity of such Loan. All principal prepayments in respect of the Loans under this Section 5.5 shall be applied by the Lenders first to repay their outstanding Base Rate Loans (if any) until such Base Rate Loans have been repaid in full and then repay outstanding LIBOR Loans. The Lenders shall have no obligation to relend principal balances repaid or prepaid with respect to the Term Loan.

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(b) Mandatory Prepayments.

(i) Asset Dispositions. Each Borrower shall pay or cause to be paid to the Agent as a prepayment of the principal of the Loans, one hundred percent (100%) of the Net Proceeds of all assets and properties sold or disposed of by such Borrower pursuant to or as part of an Asset Disposition within five Business Days after the receipt by such Borrower of such Net Proceeds; provided, however, that, such Net Proceeds shall not be required to be paid to the Agent and applied as such a prepayment under the following circumstances: if (w) such Net Proceeds are utilized within one hundred eighty (180) consecutive days after receipt thereof by such Borrower to pay all or a portion of the purchase price of new assets useful to the business of such Borrower to be used by such Borrower making such Disposition in the Ordinary Course of Business, and (x) no Default or Event of Default has occurred and is continuing at the time of such receipt or prior to acquisition of such new assets, (y) prior to being applied to acquire such new assets, such Net Proceeds are deposited into the Deposit Account, and (z) such new assets purchased are subject to Agent’s Lien and such Lien shall have the same priority with respect to such new assets as it had with respect to the assets disposed of in such Asset Disposition. Nothing contained herein is intended to constitute a consent by the Agent or any of the Lenders to any such Asset Disposition.

(ii) Excess Cash Flow. The Borrowers shall pay or cause to be paid to the Agent as a prepayment of the principal of the Loans, no later than the earlier of: (a) 5 days after the delivery of the financial statements required to be delivered under Section 10.1.2, and (b) the last day on which such financial statements are required to be delivered, for each Semi-Annual Period beginning with the Semi-Annual Period ending June 30, 2009, and each December 31 and June 30 thereafter, an amount equal to fifty percent (50%) of the Borrowers’ Excess Cash Flow for the Semi-Annual Period then ended.

(iii) Casualty/Condemnation Events. Each Borrower shall pay or cause to be paid to the Agent, as a prepayment of the principal of the Loans, one hundred percent (100%) of the proceeds of insurance policies and condemnation awards paid to such Borrower, within five Business Days after the receipt of such proceeds by such Borrower; provided, however, that, such proceeds shall not be required to be paid to the Agent and applied as such a prepayment under the following circumstances: if (w) such proceeds are utilized within one hundred eighty (180) consecutive days after receipt thereof by such Borrower to the replacement, reconstruction or restoration of the assets which were the subject of the insurance loss or award, and (x) no Default or Event of Default has occurred and is continuing at the time of such receipt or prior to the reconstruction or restoration of such assets or the acquisition of such replacement assets, or (y) prior to being applied to acquire such new assets, such proceeds are deposited into the Deposit Account, and (z) such new assets purchased are subject Agent’s Lien and such Lien shall have the same priority with respect to such replacement, reconstructed or restored assets as it had with respect to the assets which were the subject of the insurance loss or award.

(iv) Equity Issuances. Each Borrower shall pay or cause to be paid to the Agent, as a prepayment of the principal of the Loans, one-hundred percent (100%) of the proceeds (net of reasonable related expenses) of the sale or issuance of any Equity Securities by such Borrower to any Person upon the receipt by such Borrower of such net proceeds.

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(v) Debt Issuances. Each Borrower shall pay or cause to be paid to the Agent, as a prepayment of the principal of the Loans, one-hundred percent (100%) of the proceeds (net of reasonable related expenses and the repayment of any refinanced Debt) of the incurrence by any Borrower, as the case may be, of any Debt of the type specified in clauses (a)(i), (a)(ii) or (a)(iii) of the definition thereof (other than Debt comprised of the Obligations under the Loan Documents or Debt permitted pursuant to Section 10.2.1) upon the receipt by such Obligor of such net proceeds.

(vi) Application of Reductions and Prepayments. All prepayments of the Obligations under this Section 5.5(b): (A) shall be made without set-off, deduction or counterclaim; (B) shall be applied to payment of the Loans pro rata (based upon the outstanding principal balance thereof); and (C) unless otherwise specified in this Section 5.5(b), shall be applied to remaining installments thereof (a) first, to repay any amounts outstanding under the Term Loan on a pro rata basis based on the amounts outstanding immediately prior to such repayment and (b) second, after the Term Loan has been paid in full, to the repayment (and permanent Revolving Commitment reduction) of the Revolving Loan. Any such repayment under clause (b) above shall cause a permanent reduction of the Revolving Commitment in an amount equal to such repayment, and each Borrower shall use such amounts to cash collateralize outstanding Letters of Credit and other Letter of Credit Obligations as described herein, to the extent no additional Revolving Loans remain outstanding.

(c) Interest on Prepayments. Any prepayment made pursuant to Section 5.5(a) or Section 5.5(b) shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment applicable thereto.

(d) Prepayment Premium. With respect to any prepayment made by the Borrowers pursuant to Section 5.5(b), no Prepayment Fee shall apply, provided, however that the Prepayment Fee, if applicable, shall be applied with respect to any prepayment made by the Borrowers pursuant to Section 5.5(b)(v).

5.6. Early Termination by Borrowers. The Borrowers have the option, at any time upon five days prior written notice by the Borrowers to Agent, to terminate this Agreement hereunder by paying to Agent, in cash, the Obligations (including either (i) providing Cash Collateral to be held by Agent for the benefit of those Lenders with a Revolving Commitment in an amount equal to one hundred five percent (105%) of the Letter of Credit Obligations, or (ii) causing the original Letters of Credit to be returned to the L/C Issuer) in full, together with the Prepayment Fee, if any. If the Borrowers have sent a notice of termination pursuant to the provisions of this Section, then the Commitments shall terminate and the Borrowers shall be obligated to repay the Obligations (including the provision of collateral pursuant to the parenthetical in the immediately preceding sentence), in full, together with the Prepayment Fee on the date set forth as the date of termination of this Agreement in such notice.

5.7. Marshaling; Payments Set Aside. Neither the Agent nor the Lenders shall be under any obligation to marshal any assets in favor of the Borrowers or against any Obligations. If the Borrowers make a payment to the Agent or the Lenders, or if the Agent or any Lender receives payment from the proceeds of Collateral, exercise of setoff or otherwise, and such payment is subsequently invalidated or required to be repaid to a trustee, receiver or any other Person, then the Obligations originally intended to be satisfied, and all Liens securing such Obligations, and all rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been received and any enforcement or setoff had not occurred.

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5.8. [Intentionally Left Blank]

5.9. Application of Payments. Upon a Default or Event of Default and at the Agent’s option, the ledger balance in any Deposit Account of any Borrower maintained by the Agent as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day. The Borrowers irrevocably waive the right to direct the application of any payments or Collateral proceeds, and agrees that the Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Agent deems advisable, notwithstanding any entry by the Agent in its records. If, as a result of the Agent’s receipt of Payment Items or proceeds of Collateral, a credit balance exists, the balance shall not accrue interest in favor of the Borrowers and shall be made available to the Borrowers as long as no Default or Event of Default exists.

5.10. Loan Account; Account Stated.

5.10.1. Loan Account. The Agent and each Lender shall maintain in accordance with its usual and customary practices an account or accounts, including electronic records in a loan booking and tracking system (“Loan Account”) evidencing the Debt of the Borrowers resulting from each Loan from time to time. Any failure of the Agent or any Lender to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of the Borrowers to pay any amount owing hereunder.

5.10.2. Entries Binding. Entries made in the Loan Account of the Agent or any Lender shall constitute presumptive evidence of the information contained therein; provided however, to the extent of any inconsistency between the Loan Account of the Agent and the Loan Account of any Lender, the Loan Account of the Agent shall presumptively govern. Such information shall be conclusive and binding on all Persons for all purposes absent manifest error.

5.11. Taxes. (a) If any Taxes (except Excluded Taxes) shall be payable by any party due to the execution, delivery, issuance or recording of any Loan Documents, or the creation or repayment of any Obligations, the Borrowers shall pay (and shall promptly reimburse the Agent and the Lenders for their payment of) all such Taxes, including any interest and penalties thereon, and will indemnify and hold harmless Indemnitees against all liability in connection therewith. A certificate as to the amount of such payment or liability delivered to the Borrowers by the Agent or such Lender, as the case may be, shall be conclusive absent demonstrable error. If the Borrowers shall be required by Applicable Law to withhold or deduct any Taxes (except Excluded Taxes) with respect to any sum payable under any Loan Documents, (i) the sum payable to the Agent or such Lender shall be increased as may be necessary so that, after making all required withholding or deductions (including deductions or withholdings applicable to additional sums payable under this Section 5.11), the Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such withholding or deductions been made; (ii) the Borrowers shall make such withholding or deductions; and (iii) the Borrowers shall pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b) If a Lender or the Agent receives a refund in respect of any Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 5.11, it shall within thirty (30) days from the date of such receipt pay over the amount of such refund to the Borrowers, net of all reasonable out-of-pocket expenses of such Lender or the Agent and without interest; provided, that the Borrowers, upon the request of such Lender or the Agent, agrees to repay the amount paid over to the Borrowers (plus penalties, interest or other reasonable charges) to such Lender or the Agent in the event such Lender or the Agent is required to repay such refund to the Governmental Authority.

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5.12. Withholding Tax Exemption. (a) On or before the date a Foreign Lender (or a foreign Transferee) becomes a party to this Agreement, the Foreign Lender shall deliver to the Borrowers and the Agent two duly completed copies of IRS Form W-8BEN or W-8ECI or, in the case of a Foreign Lender claiming exemption from United Stated federal withholding tax under Section 871(h) or 881(c) of the Code, a statement regarding “portfolio interest” to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 88 l(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and a Form W-8BEN (or, in either case, any subsequent replacement or substitute form therefor), certifying that such Lender can receive payment of Obligations without deduction or withholding of any United States federal income taxes. Each Foreign Lender shall deliver to the Borrowers and the Agent two additional copies of such form before the preceding form expires or becomes obsolete or after the occurrence of any event requiring a change in the form, as well as any amendments, extensions or renewals thereof as may be reasonably requested by the Borrowers or the Agent, in each case, certifying that the Foreign Lender can receive payment of Obligations without deduction or withholding of any such taxes, unless an event (including any change in treaty or law) has occurred that renders such forms inapplicable or prevents the Foreign Lender from certifying that it can receive payments without deduction or withholding of such taxes or providing such forms and certificates. During any period that a Foreign Lender does not or is unable to establish that it can receive payments without deduction or withholding of such taxes by providing the above or similar forms, other than by reason of an event (including any change in treaty or law) that occurs after it becomes a Lender, the Agent may withhold taxes from payments to such Foreign Lender at the applicable statutory and treaty rates, and the Borrowers shall not be required to pay any additional amounts under this Section as a result of such withholding.

(b) A Lender that is entitled to an exemption from or reduction of non-United States withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrowers (with a copy to the Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrowers, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate.

SECTION 6. CONDITIONS PRECEDENT

6.1. Conditions Precedent to Original Loans. In addition to the conditions set forth in Section 6.3, the Lenders shall not be obligated to fund any requested Loan or otherwise extend credit to the Borrowers hereunder, until each of the following conditions has been satisfied:

(a) A Revolving Note shall have been executed by the Borrowers and delivered to each Revolving Lender that requests one. A Term Loan Note shall have been executed by the Borrowers and delivered to each Term Loan Lender that requests one. Each Loan Document set forth on the List of Closing Documents attached hereto as Exhibit J shall have been duly executed and delivered to the Agent by each of the signatories thereto an or before the Closing Date, and each Obligor shall be in compliance with all terms thereof.

(b) The Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence reasonably satisfactory to the Agent that such Liens have the priority required pursuant to the provisions of this Agreement.

(c) The Agent shall have received certificates, in form and substance reasonably satisfactory to it, from the Chief Financial Officer of each Borrower certifying that, after giving effect to

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the initial Loans and transactions contemplated hereunder, (i) the Borrowers, taken as a whole, are Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true, complete and correct; and (iv) such Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

(d) The Agent shall have received copies of the Organizational Documents of each Obligor, certified as appropriate by the Secretary of State or another official of such Obligor’s jurisdiction of organization. The Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification in such jurisdiction. The Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organizational Documents are true and complete, and in full force and effect, without amendment except as shown, (ii) that an attached copy of resolutions reasonably satisfactory to Agent authorizing execution and delivery of the Loan Documents is true, complete and correct, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility, and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(e) The Agent shall have received a written legal opinion from Paul Hastings Janofsky & Walker LLP, as counsel to the Obligors in form and substance satisfactory to the Agent with respect to general corporate matters.

(f) The Agent shall have received a written legal opinion from Edwards Angell Palmer & Dodge LLP, as counsel to the Obligors in form and substance satisfactory to the Agent with respect to the non-consolidation of the Obligors and Telx.

(g) The Agent shall have received with respect to Telx and each of its Subsidiaries: (i) an unaudited interim financial statement for the period ending June 30, 2007, and (ii) an audited financial statement for the period ending December 31, 2006.

(h) The Agent shall have obtained satisfactory (i) operating budget and projections of the Borrowers for the 30 months following the Original Closing Date (on a quarter-by-quarter basis through September 2009 and annually thereafter) , (ii) customer review, (iii) review of terms of all outstanding debt and leases, (iv) review of insurance certificates evidencing insurance coverages and policies listing the Agent and Lenders as loss payee and additional insured, (v) all UCC, tax lien, judgment/bankruptcy and other searches on each Obligor and its respective assets, and (vi) a collateral audit and review of each Obligor’s books and records and verification of each Obligor’s representations and warranties to the Lenders, the results of which shall be satisfactory to Agent.

(i) The Agent shall have completed its business, legal and collateral due diligence, including without limitation satisfactory review of contracts between the Borrowers and each of its customers including but not limited to the 10 largest customers of the Borrowers.

(j) The Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by the Borrowers and the other Obligors, naming the Agent as “additional insured” and “loss payee”, in each case as described in Section 8.5(b).

(k) The Agent shall have received, each in form and substance reasonably satisfactory to Agent, (i) a 111 8th Avenue Landlord Estoppel, (ii) a copy of the current 60 Hudson Lease

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and (iii) a copy of the current 111 8th Avenue Lease, which shall be of a duration and contain terms satisfactory to the Agent, as further described on the List of Closing Documents.

(l) The Agent shall have received, in form and substance satisfactory to the Agent, (i) evidence of the assignment of each Customer Agreement, except for those listed on Schedule 9.1.28, (ii) a copy of each notice with respect to such assignment that has been prepared for each customer, and (iii) customer addresses with respect to each customer.

(m) The Agent shall have received, in form and substance satisfactory to the Agent, evidence of the assignment of the 60 Hudson Leases to Telx New York.

(n) Evidence of all insurance maintained by the Borrowers or any other Obligor in respect of such Facilities, which shall be in form and substance satisfactory to Agent, with all costs of all of the foregoing to be paid by the Borrowers.

(o) The Agent shall have received, in form and substance satisfactory to the Agent, a payoff letter from GI Partners in respect of the GI Partners Note.

(p) The Agent shall have received, in form and substance reasonably satisfactory to the Agent, evidence of the establishment of the Blocked Account and any related documentation required by the Agent.

(q) The Agent shall have received evidence in form and substance satisfactory to Agent that demonstrates that the Funded Debt to Consolidated EBITDA Leverage Ratio determined as of the Original Closing Date is not greater than 3.50 to 1.00 based on the most recent 3 months of unaudited financial information available on an annualized basis.

(r) The Agent shall have received a true and complete copy of each Corporate Services Agreement in form and substance satisfactory to it.

(s) Since December 31, 2006, in the case of Telx New York, or March 16, 2007 in the case of 111 8th, until the Original Closing Date, there shall have been (i) no change in the condition, financial or otherwise, of such Borrower that has had a Material Adverse Effect, and (ii) no material adverse change in the capital markets or any governmental regulations or policies affecting such Borrower.

(t) The Borrowers shall have paid all fees, costs and expenses to be paid to the Agent and the Lenders on or prior to the Original Closing Date.

(u) All other documents and legal matters in connection with the transactions contemplated by this Agreement and including, without limitation, documentation satisfactory to the Agent with regards to the bankruptcy remoteness of the Borrowers, shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent.

6.2. Conditions Precedent to Incremental Term Loans. In addition to the conditions set forth in Section 6.3, the Lenders shall not be obligated to fund any requested Incremental Term Loan or otherwise extend credit to the Borrowers hereunder, until each of the following conditions has been satisfied:

(a) The Agent shall have received with respect to the Borrowers: (i) an unaudited interim financial statement for the period ending December 31, 2008; provided, however, that if an

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audited financial statement for the period ending December 31, 2008 has been prepared with respect to Telx, whether in draft form or otherwise, the Agent shall have received such audited financial statements, and (ii) an audited financial statement for the period ending December 31, 2007.

(b) The Agent shall have received evidence in form and substance satisfactory to Agent that demonstrates that the Funded Debt to Consolidated EBITDA Leverage Ratio determined as of the Closing Date is not greater than 2.75 to 1.00 to be calculated using the Normalized EBITDA as set forth in Schedule 10.3.1.

(c) Since December 31, 2008, until the Funding Date, there shall have been (i) no change in the condition, financial or otherwise, operations, assets, income and/or prospects of the Borrowers and its Affiliates that has had a Material Adverse Effect, and (ii) no material adverse change in the capital markets or any governmental regulations or policies affecting such Borrower.

(d) The Agent shall have received evidence in form and substance satisfactory to Agent that demonstrates a minimum consolidated EBITDA for the Borrowers of at least $18,185,717 on December 31, 2008 based on the most recent 6 months of unaudited financial information, to be calculated using the Normalized EBITDA.

(e) The Agent shall have received a certificate from Telx evidencing the Upstream Payment from the Borrowers to Telx or an entity controlled by Telx and confirming that such payment is not a return of capital by Telx to the owners of the Equity Interests of Telx.

(f) Lenders satisfactory to the Borrowers and Arranger shall have agreed to fund the Incremental Term Loan.

(g) Each of the conditions precedent set forth in Section 6.1(m), (p) and (r) have been complied with on the Original Closing Date and no fact or condition exists which would render such compliance not correct as of the Funding Date.

(h) Each of the conditions set forth in Section 6.1(a) (the second and third sentence), (b), (c), (d), (e), (f), (h), (i), (j), (k), (n), (t) and (u) has been complied with as of the Funding Date, all in form and substance satisfactory to the Agent and the Lenders.

6.3. Conditions Precedent to All Credit Extensions. The Agent and the Lenders shall not be required to fund any Loans or grant any other accommodation to or for the benefit of the Borrowers, unless the following conditions are satisfied:

(a) The Agent shall have received a Notice of Borrowing in accordance with Section 4.1.

(b) No Default or Event of Default shall exist at the time of, or result from, such funding or grant.

(c) The representations and warranties of each Obligor in the Loan Documents shall be true and correct in all material respects on the date of, and after giving effect to, such funding or grant (except for representations and warranties that expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

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(d) Since the Closing Date, no event shall have occurred or circumstance exist that has had or could reasonably be expected to have a Material Adverse Effect.

(e) No injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Obligor, Agent, any Lender, or any of their Affiliates.

(f) The Agent shall have received, for itself and the Lenders, evidence that the proceeds of the requested Revolving Loans are intended to be used by the Borrowers in compliance with Sections 2.1.2(ii), (iv) and/or (v).

Each request (or deemed request) by the Borrowers for funding of a Loan or grant of an accommodation shall constitute a representation by the Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding or grant.

6.4. Limited Waiver of Conditions Precedent. If the Agent or the Lenders fund any Loans, arrange for the issuance of any letters of credit or grant any other accommodation when any conditions precedent are not satisfied (regardless of whether the lack of satisfaction was known or unknown at the time), it shall not operate as a waiver of (a) the right of the Agent or the Lenders to insist upon satisfaction of all conditions precedent with respect to any subsequent funding or grant; nor (b) any Default or Event of Default due to such failure of conditions or otherwise.

SECTION 7. COLLATERAL

7.1. Grant of Security Interest. To secure the prompt payment and performance of all Obligations, the Borrowers and each other Obligor hereby grant to the Agent, for the benefit of Secured Parties, a continuing first priority security interest in and Lien upon all personal Property of the Borrowers and each Obligor, including, without limitation, the following, whether now owned or hereafter acquired, and wherever located (the “Collateral”):

(i) all Accounts;

(ii) all Books and Records;

(iii) all Chattel Paper;

(iv) all Commercial Tort Claims;

(v) all Deposit Accounts;

(vi) all Documents;

(vii) all Equipment and fixtures

(viii) all General Intangibles, including Payment Intangibles, Software and Intellectual Property;

(ix) all Goods;

(x) all Instruments;

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(xi) all Inventory;

(xii) all Investment Property;

(xiii) all Letter-of-Credit Rights;

(xiv) all Negotiable Collateral;

(xv) all Pledged Deposits;

(xvi) all Supporting Obligations;

(xvii) all monies and all Cash Equivalents, whether or not in the possession or under the Control of Agent, a Lender Party, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral, and all other assets of each such Obligor that now or hereafter come into the possession, custody, or Control of Agent or any other Lender Party;

(xviii) all Other Collateral;

(xix) all accessions to, substitutions for, and all replacements, products, and cash and proceeds (including Equity Security Rights) of the foregoing, including proceeds of insurance policies or Commercial Tort Claims covering or relating to any or all of the foregoing, and claims against any Person for loss, damage or destruction of any Collateral; and

(xx) Proceeds of all of the foregoing;

provided, however, that notwithstanding any of the other provisions set forth in this Section 7.1(a), this Agreement shall not constitute a grant of a security interest in, and the term “Collateral” shall not include (i) the 60 Hudson Letter of Credit and related cash collateral account, (ii) any property to the extent that such grant of a security interest (a) is prohibited by any Applicable Law or requires a consent not obtained of any Governmental Authority pursuant to such Applicable Law, or (b) is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document or in the case of any Investment Property, pledged stock or pledged Instrument, any applicable shareholder or similar agreement, or (c) constitutes or results in the abandonment, invalidation or unenforceability of any right, title or interest of the Borrowers under any contract, license, agreement, instrument or other document (including, to the extent applicable, any trademark applications filed in the United States Patent and Trademark Office on the basis of either Borrower’s “intent-to-use” such trademark for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. § 1051(c) or 15 U.S.C. § 1051(d), respectively, or if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a) or examined and accepted, respectively, by the United States Patent and Trademark Office, provided that upon such filing and acceptance, the security interest created hereby shall attach immediately to such intent-to-use applications), except to the extent that (x) such Applicable Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under Applicable Law, or (y) any such prohibition, default or other term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law or principles of equity, and provided that the security interest created hereby shall attach immediately to any portion of such property that does not result in any of the consequences specified above, (iii) more than 65% of the total outstanding voting stock of any Foreign Subsidiary, or (iv) any Borrower’s interest in the 60 Hudson Leases or the 111 8th Avenue Lease.

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7.2. Lien on Deposit Accounts and Securities Accounts; Cash Collateral.

7.2.1. Deposit Accounts. To further secure the prompt payment and performance of all Obligations, each Obligor hereby grants to the Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all of such Obligor’s right, title and interest in and to each Deposit Account of such Obligor (other than the cash collateral account securing the 60 Hudson Letter of Credit as well as accounts exclusively used for payroll, payroll taxes or accounts containing not more than $10,000 at any time (collectively, the “Excluded Accounts”)) and any deposits or other sums at any time credited to any such Deposit Account, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept. Each Deposit Account of the Borrowers, including each Excluded Account, is listed on Schedule 7.2.1 hereto.

7.2.2. Securities Accounts. To further secure the prompt payment and performance of all Obligations, each Obligor hereby grants to the Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all of such Obligor’s right, title and interest in and to each Securities Account of such Obligor and any securities or other items at any time maintained in or credited to any such Securities Account. The Borrowers irrevocably appoint the Agent as Borrowers’ attorney-in-fact to collect such securities and other items to the extent any such delivery is not so made; such appointment as attorney-in-fact is coupled with an interest.

7.2.3. Cash Collateral. Any Cash Collateral may be invested, in the Agent’s discretion, in Cash Equivalents, but the Agent shall have no duty to do so, regardless of any course of dealing with any Obligor, and shall have no responsibility for any investment or loss. Each Obligor hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in all Cash Collateral held from time to time and all proceeds thereof, as security for the Obligations, whether such Cash Collateral is held in the Cash Collateral Account or elsewhere. The Agent may apply Cash Collateral to the payment of any Obligations, in such order as the Agent may elect, as they become due and payable. The Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of the Agent. Neither any Obligor nor any other Person claiming through or on behalf of any Obligor shall have any right to any Cash Collateral, until the Termination Date.

7.3. Other Collateral.

7.3.1. Commercial Tort Claims. Each Obligor shall notify Agent pursuant to Section 7.3.2 if such Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $100,000) and, upon Agent’s request, shall promptly execute such documents and take such actions as Agent deems reasonably appropriate to confer upon Agent (for the benefit of Secured Parties) a duly perfected, first priority Lien upon such claim. Each Obligor hereby authorizes the filing of additional financing statements or amendments to existing financing statements describing such Commercial Tort Claims.

7.3.2. Certain After-Acquired Collateral. Along with the delivery of any Compliance Certificate pursuant to pursuant to Section 10.1.2(e), each Obligor shall notify the Agent of any interest obtained by such Obligor after the Closing Date in any Collateral consisting of Deposit Accounts, Commercial Tort Claims, Securities Accounts, Chattel Paper, Documents, Instruments, Investment Property, Letter-of-Credit Rights, other Negotiable Collateral, Pledged Deposits that are evidenced by certificates or Intellectual Property for which registration or an application for registration has been made, new Material Agreements including, for the avoidance of doubt, any new Customer Agreement that

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would constitute a Material Agreement, and, upon the Agent’s reasonable request, shall promptly execute such documents and take such actions as the Agent deems appropriate or necessary to effect the Agent’s duly perfected, first priority Lien, as applicable, upon such item of Collateral, including using its commercially reasonable efforts to obtain any appropriate possession control agreement or lien waiver. If any Collateral is in the possession of a third party, at the Agent’s reasonable request, the Borrowers shall obtain an acknowledgment, in form and substance reasonably satisfactory to Agent, that such third party holds the Collateral for the benefit of the Agent.

7.3.3. Chattel Paper. Each Obligor shall take all steps reasonably necessary to grant Agent Control of all material electronic Chattel Paper in accordance with the UCC and all “transferable records” as that term is defined in Section 16 of the Uniform Electronic Transaction Act and Section 201 of the federal Electronic Signatures in Global and National Commerce Act as in effect in any relevant jurisdiction. If any Obligor retains possession of any Chattel Paper or Instruments (which retention of possession shall be subject to the extent permitted hereby and by this Agreement), promptly upon the request of Agent, such Chattel Paper and Instruments shall be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the Security Interest of CIT Lending Services Corporation, as Agent for the benefit of the Lenders, the L/C Issuer and the other Secured Parties”.

7.3.4. Letter-of-Credit Rights. Each Obligor that is or becomes the beneficiary of a Letter of Credit with a face value (i) in excess of $1,000,000 or (ii) which, when added to the face value of all other outstanding Letters of Credit of the Obligors, exceeds $2,000,000, shall promptly (and in any event within two (2) Business Days after becoming such a beneficiary), notify Agent thereof and, upon the request by Agent, enter into a tri-party agreement with Agent and the issuer or confirmation bank with respect to each such Letter of Credit, assigning such Letter-of-Credit Rights to Agent and directing all payments thereunder to Agent for the benefit of the Secured Parties, all in form and substance reasonably satisfactory to Agent.

7.3.5. Government Contracts. If any Account or Chattel Paper arises out of a contract or contracts with the United States of America or any department or agency thereof, the Borrowers shall promptly (and in any event within two (2) Business Days of the creation thereof) notify Agent thereof in writing and execute any instruments or take any steps reasonably required by Agent in order that all moneys due or to become due under such contract or contracts shall be assigned to Agent, for the benefit of the Secured Parties, and shall provide written notice thereof under the Assignment of Claims Act or other applicable law.

7.3.6. Intellectual Property.

(a) Upon request of Agent, in order to facilitate filings with the United States Patent and Trademark Office and the United States Copyright Office, each Obligor shall execute and deliver to Agent one or more Copyright Security Agreements, Trademark Security Agreements, or Patent Security Agreements to further evidence Agent’s Lien on such Obligor’s Patents, Trademarks, or Copyrights, and the General Intangibles of such Obligor relating thereto or represented thereby;

(b) With respect to any of the Intellectual Property which is material to any Obligor’s business, each Obligor shall have the duty (i) to promptly sue for infringement, misappropriation, or dilution and to recover any and all damages for such infringement, misappropriation, or dilution, (ii) to prosecute diligently any trademark application or service mark application that is part of the Trademarks pending as of the date hereof or hereafter until the termination of this Agreement, (iii) to prosecute diligently any patent application that is part of the Patents pending as of the date hereof or hereafter until the termination of this Agreement, and (iv) to take all reasonable and necessary action to

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preserve and maintain all of such Obligor’s Trademarks, Patents, Copyrights, Intellectual Property Licenses, and its rights therein, including the filing of applications for renewal, affidavits of use, affidavits of noncontestability and opposition and interference and cancellation proceedings. Any expenses incurred in connection with the foregoing shall be borne by the appropriate Obligor. Each Obligor further agrees not to abandon any Trademark, Patent, Copyright, or Intellectual Property License necessary for the conduct of its business without the prior written consent of Agent;

(c) Each Obligor acknowledges and agrees that none of the Agent or the other Secured Parties shall have any duties with respect to the Trademarks, Patents, Copyrights, or Intellectual Property Licenses. Without limiting the generality of this Section 7.3.6, each Obligor acknowledges and agrees that none of the Secured Parties shall be under any obligation to take any steps necessary to preserve rights in the Trademarks, Patents, Copyrights, or Intellectual Property Licenses against any other Person, but any Secured Party may do so at its option from and after the occurrence and during the continuance of an Event of Default, and all expenses incurred in connection therewith (including reasonable fees and expenses of attorneys and other professionals) shall be for the sole account of Borrowers and shall be chargeable to the Loan Account;

(d) In no event shall any Obligor, either itself or through any agent, employee, licensee or designee, file an application for the registration of any Patent, Trademark or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency without giving Agent prior written notice thereof. Promptly upon any such filing, the Borrowers shall comply with Section 7.3.6(a) hereof.

7.3.7. Investment Property. All sums of money and property paid or distributed in respect of Investment Property which are received by any Obligor and which do not constitute an Upstream Payment shall be held by such Obligor in trust for the benefit of Agent segregated from such Obligor’s other property, and such Obligor shall deliver it forthwith to Agent’s in the exact form received; and each Obligor agrees that it will cooperate with Agent in obtaining all necessary approvals and making all necessary filings under federal, state, local, or foreign law in connection with the Agent’s Lien on such Investment Property or any sale or transfer thereof.

7.4. No Assumption of Liability. The Lien on Collateral granted hereunder is given as security, only and shall not subject the Agent or any of the other Secured Parties to, or in any way modify, any obligation or liability of any Obligor relating to any Collateral.

7.5. Further Assurances. Promptly upon the Agent’s reasonable written request, each Obligor shall deliver such instruments, assignments, title certificates, or other documents or agreements, and shall take such actions, as the Agent reasonably deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral to the extent required under this Agreement, or otherwise to give effect to the intent of this Agreement. Each Obligor authorizes Agent at any time and from time to time to file financing statements and amendments thereto describing the Collateral as “all personal property of debtor” or “all assets of debtor” or words of similar effect and ratifies any action taken by the Agent to effect or perfect its Lien on the Collateral.

7.6. Payment in Full. Upon the Termination Date, provided that no Event of Default has occurred or is continuing, the Collateral shall be released from the Lien created hereby. At the request and sole expense of the Borrowers following any such release, the Agent shall deliver to the Borrowers any Collateral of the Borrowers or any other Obligor held by the Agent hereunder and execute and deliver to the Borrowers such documents as the Borrowers shall reasonably request to evidence such release. Until the Termination Date, each of the Agent and the Lenders agree that any Collateral of the Borrowers

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in the possession of the Agent or the Lenders shall be held by them with the same care as it would exercise over their own property.

SECTION 8. COLLATERAL ADMINISTRATION

8.1. Administration of Accounts.

8.1.1. Records and Schedules of Accounts. Each Obligor shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to the Agent, on such periodic basis as the Agent may request, a sales and collections report, in form reasonably satisfactory to the Agent.

8.1.2. Account Verification. So long as no Default or Event of Default exists, the Agent shall have the right at any time, in the name of the Agent, any designee of the Agent or the Borrowers to verify the validity, amount or any other matter relating to any Accounts of any Obligor by mail only; provided, that upon the occurrence and continuation of a Default or Event of Default, the Agent may undertake such verification by mail, telephone or otherwise. The Borrowers shall cooperate fully with the Agent in an effort to facilitate and promptly conclude any such verification process.

8.1.3. Maintenance of Deposit Accounts. Each Obligor shall maintain all Deposit Accounts, other than the Excluded Accounts, pursuant to lockbox, control agreements or other arrangements reasonably acceptable to the Agent. Each Obligor shall obtain a Deposit Account Control Agreement from each lockbox servicer and Deposit Account bank, establishing the Agent’s control over and Lien on the lockbox or Deposit Account, requiring prompt deposit of all remittances received in the lockbox to a Deposit Account and containing other provisions reasonably satisfactory to the Agent. Neither the Agent nor the Lenders assume any responsibility to any Obligor for any lockbox arrangement or Deposit Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank. The Agent shall not, absent the occurrence and continuance of an Event of Default, take any action with respect to any Deposit Account that would have the effect of preventing the applicable Borrower from being able to make deposits to or withdrawals from such Deposit Account.

8.1.4. Proceeds of Collateral. Each Obligor shall request in writing and otherwise take all reasonable steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Deposit Account in which Agent has been granted a security interest pursuant to Section 7.2.1 (or a lockbox relating to such Deposit Account). If any Obligor receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for the Agent and promptly (not later than the next Business Day) deposit same into the Deposit Account.

8.2. Administration of Equipment.

8.2.1. Records and Schedules of Equipment. Each Borrower shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may reasonably request, a current schedule thereof, in form reasonably satisfactory to Agent. Promptly upon Agent’s reasonable request, each Borrower shall deliver to Agent evidence of its ownership or interests in any Equipment.

8.2.2. Dispositions of Equipment. No Borrowers shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Agent, other than a Permitted Asset Disposition.

8.2.3. Condition of Equipment. All Equipment necessary for each Borrower’s business is in good operating condition and repair, reasonable wear and tear excepted.

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8.3. Administration of Deposit Accounts and Securities Accounts. Schedule 8.3 sets forth all Deposit Accounts and Securities Accounts maintained by any Obligor, excluding the Excluded Accounts. Each Obligor shall take all actions necessary to establish Agent’s Control of each such Deposit Account (other than Excluded Accounts) and Securities Account. Each Obligor shall be the sole account holder of each of its Deposit Account (other than the Excluded Accounts) and each Securities Account and shall not allow any other Person (other than Agent) to have control over a Deposit Account or any Property deposited therein or a Securities Account or any Property therein. Each Borrower shall promptly notify Agent of any opening or closing of a Deposit Account or a Securities Account and, shall be permitted to amend Schedule 8.3 to reflect same and grant Agent a first priority lien thereon.

8.4. General Provisions.

8.4.1. Location of Collateral. All tangible items of Collateral, other than Equipment or Inventory in transit between the locations set forth in Schedule 8.4.1 or from the manufacturer or seller thereof to any such location, shall at all times be kept by Borrowers at the business locations set forth in Schedule 8.4.1, except that an Obligor may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; (b) move such Collateral to another location in the United States, upon ten (10) Business Days prior written notice to Agent; and (c) remove Collateral in the Ordinary Course of Business for maintenance, service or repairs.

8.4.2. Protection of Collateral. All reasonable expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrowers. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.

8.4.3. Defense of Title to Collateral. Each Obligor shall at all times defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.

8.5. Insurance and Casualty/Condemnation Events.

(a) Insurance Coverages. The Borrowers shall maintain at their own expense, with financially sound and reputable insurance companies reasonably acceptable to the Agent and Lenders, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses; provided, that, in any event, the Borrowers shall maintain, and otherwise comply in all material respects with all terms and conditions of, the following insurance coverages:

(i) All Risk Property Insurance. “All risk” or “special form” property insurance against direct physical loss or damage on an all risks basis, subject to a maximum deductible of $25,000, and containing a “no terrorism exclusion” clause. The property shall be insured for the full replacement cost and shall contain a coinsurance provision of no less than ninety percent (90%);

(ii) Business Income. As an extension of the coverage required under Section 8.5(a)(i), business income insurance including extra expense in an agreed amount equal to six (6) months projected loss of net profits, continuing expenses and debt service payments, subject to a maximum deductible of $25,000 and shall contain an agreed

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amount endorsement waiving any co-insurance penalty, and a “no terrorism exclusion” clause;

(iii) Commercial General Liability Insurance. Commercial general liability insurance written on an occurrence basis with a limit of not less than $1,000,000 each occurrence and $2,000,000 in the aggregate per location. Such coverage shall include, but not be limited to, premises/operations, blanket contractual liability, independent contractors, broad form products and completed operations, personal injury, fire legal liability, and employee benefits liability;

(iv) [Intentionally omitted];

(v) Excess/Umbrella Liability. Excess or umbrella liability insurance in an amount not less than $1,000,000, written on an occurrence basis providing coverage limits in excess of the insurance limits required under Section 8.5(a)(iii). Such insurance shall follow form the primary insurances and drop down in case of exhaustion of underlying limits and/or aggregates. Such insurance shall not exclude coverage for punitive or exemplary damages where insurable by law.

(b) Certain Provisions Relating to Insurance Coverage. The Borrowers shall cause each insurance policy pertaining to the insurable properties to (i) name the Agent and each Secured Party as an “additional insured” if such policy is a liability policy, (ii) name the Agent for itself and on behalf of the Secured Parties as “loss payee” if such policy is a property policy, (iii) provide that, the Agent shall be notified in writing of any proposed cancellation or material change in risk, of such policy, initiated by any Borrowers’ insurer at least thirty (30) days in advance prior to any proposed cancellation or material change in risk, (iv) contain a waiver of subrogation in favor of the Agent for itself and on behalf of the Secured Parties, (v) contain a breach of warranty in favor of the Loss Payee, (vi) contain a separation of insureds clause, (vii) provide that the insurance shall be primary and without right of contribution from any other insurance which may be available to the Agent and Secured Parties, and (viii) provide that the Agent and Secured Parties have no responsibility for premiums, warranties or representations to underwriters.

(c) Evidence of Insurance. On the Closing Date and at least thirty (30) days prior to expiration of the policies, the Borrowers shall deliver or cause to be delivered to the Agent satisfactory evidence from the Borrowers’ independent insurance agent confirming that the insurance premiums with respect to the policies of insurance required to be maintained pursuant to this Section 8.5 have been paid, that such policies are in force, and that such policies meet the insurance requirements set forth in this Section 8.5. The Borrowers shall also furnish or cause to be furnished a certificate of insurance evidencing that all the coverages listed in this Section 8.5 have been renewed and continue to be in full force and effect for such period as shall be then stipulated, (ii) specify the insurers with whom the insurances are carried and (iii) contain such other certifications and undertakings as are customarily provided to lenders, as reasonably requested by the Agent.

(d) Agent May Obtain Insurance. In the event that any Borrower shall default in the performance of their obligations under this Section 8.5, the Agent may, at its option, effect such insurance coverage with an insurer acceptable to the Agent and add the premium(s) paid therefor to the principal amount of the Obligations incurred pursuant hereto, and the amount of such premium shall be payable by the Borrowers on demand with interest thereon at the highest rate payable hereunder.

8.6. Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor’s true and lawful attorney-in-fact (and agent) for

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the purposes provided in this Section, which appointment is coupled with an interest. Agent, or Agent’s designee, may, without notice and in either its or the applicable Obligor’s name, but at the cost and expense of such Obligor:

(a) Endorse such Obligor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b) During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) take control, in any manner, of any proceeds of Collateral; (v) prepare, file and sign either Borrower’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to the Borrowers, and notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading, or similar document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use such Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to any Collateral; (x) make and adjust claims under policies of insurance; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit or banker’s acceptance for which such Obligor is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill such Obligor’s obligations under the Loan Documents.

SECTION 9. REPRESENTATIONS AND WARRANTIES

9.1. General Representations and Warranties. To induce the Agent and the Lenders to enter into this Agreement and to make available the Commitments and Loans, each Obligor represents and warrants that:

9.1.1. Organization and Qualification. The Borrowers and each other Obligor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Obligor is duly qualified, authorized to do business and in good standing as a foreign entity in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

9.1.2. Power and Authority. The Borrowers and each other Obligor is duly authorized to execute, deliver and perform its obligations under the Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, other than those already obtained; (b) contravene the Organizational Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien on any Property of any Obligor other than that created hereby.

9.1.3. Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (whether enforcement is sought by proceedings in equity or law).

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9.1.4. Capital Structure. Schedule 9.1.4 shows, for the Borrowers as of the Closing Date, their name, jurisdiction of organization, authorized and issued Equity Interests, the holders of their Equity Interests, and all agreements binding on such holders with respect to their Equity Interests. There are no outstanding options to purchase, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom right or powers of attorney relating to any Equity Interests of the Borrowers.

9.1.5. Corporate Names; Locations.

(a) During the five years preceding the Closing Date, except as shown on Schedule 9.1.5(a), neither the Borrowers nor any other Obligor has been known as or used any corporate, fictitious or trade names, has been the surviving corporation of a merger or combination, or has acquired any substantial part of the assets of any Person.

(b) The chief executive offices and other places of business of the Borrowers and each other Obligor as of the Closing Date and the mailing address thereof are shown on Schedule 9.1.5(b).

9.1.6. Title to Properties; Priority of Liens. The Borrowers and each other Obligor have good and marketable title to, or valid leasehold interests in, all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens. The Borrowers and each other Obligor have paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. To the extent that perfection of security interests is governed by the UCC (other than with respect to property subject to certificate of title statutes) or filing with the United States Copyright Office or the United States Patent and Trademark Office, upon (i) in the case of all Collateral in which a security interest may be perfected by filing a financing statement under the UCC, the completion of filing of the financing statements set forth on Schedule 9.1.6 with respect to each Obligor in the jurisdictions set forth on Schedule 9.1.6, (ii)the delivery to the Agent of all Collateral consisting of Instruments and Certificated Securities, in each case, properly endorsed for transfer to the Agent or in blank, and all other Collateral which may be perfected under the UCC only by possession, (iii) the execution of Securities Account Control Agreements with respect to Investment Property not in certificated form, (iv) the execution of Deposit Account Control Agreements with respect to all Deposit Accounts of the Borrowers other than the Excluded Accounts, (v) all appropriate filings having been made with the United States Copyright Office or the United States Patent and Trademark Office, and (vi) with respect to any Letter of Credit Rights, the consent to the assignment of proceeds of the relevant letter of credit by the issuer or any nominated person in respect thereof, except to the extent that such Letter of Credit Right is a supporting obligation (as defined in the UCC) for any Collateral, all Liens of Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed under the terms of this Agreement to have priority over the Agent’s Lien.

9.1.7. Not a Regulated Entity. No Obligor is an “investment company” within the meaning of the Investment Company Act of 1940. No Obligor is a “United States real property holding corporation” within the meaning of Section 897 of the Code and Treasure Regulations Section 1.897-2. No Obligor is subject to regulation by the Federal Communications Commission or a Public Utilities Commission or Public Service Commission of any state.

9.1.8. Financial Statements. The balance sheets, and related statements of income, cash flow and shareholder’s equity that have been and are hereafter delivered to Agent and the other Lender Parties, are prepared in accordance with GAAP, and fairly present the financial positions and results of operations of the Borrowers at the dates and for the periods indicated (subject, in the case of interim

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financial statements, to normal year-end adjustments and the absence of footnotes). All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on assumptions believed to be reasonable in light of the circumstances at such time. No financial statement delivered to the Agent or the other Lender Parties at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading.

9.1.9. Surety Obligations. Neither the Borrowers nor any other Obligor are obligated as surety or indenmitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

9.1.10. Taxes. The Borrowers and each other Obligor have filed or have caused to be filed all federal, state and local tax returns and other reports that it is required by law to file (subject to extensions), and have paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested and subject to extensions. The provision for Taxes on the books of the Borrowers and each Obligor is adequate for all years not closed to audit by applicable statutes, and for its current Fiscal Year.

9.1.11. Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents. The Borrowers agree to indenmify the Agent and the other Lender Parties and hold them harmless from any claim for any such fees or commissions from any Person.

9.1.12. Intellectual Property. The Borrowers and each other Obligor owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others (except as could not reasonably be expected to have a Material Adverse Effect). There is no pending or, to any Obligor’s knowledge, threatened Intellectual Property Claim with respect to the Borrowers or any other Obligor or any of their Property (including any Intellectual Property) that could reasonably be expected to have a Material Adverse Effect. Except (i) for licenses or similar agreements entered into in the Ordinary Course of Business and (ii) as disclosed on Schedule 9.1.12, as of the Closing Date, none of the Borrowers or any other Obligor thereof pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property. All registrations and applications for Intellectual Property owned by any Obligor as of the Closing Date are shown on Schedule 9.1.12.

9.1.13. Governmental Approvals. Each Obligor has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.14. Compliance with Laws. Each Obligor has duly complied, and its Properties and business operations are in compliance, in all respects with all Applicable Laws, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of noncompliance issued to the Borrowers or any other Obligor under any Applicable Law, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect. No Obligor appears on any list of “Specially Designated Nationals” or known or suspected terrorists that has been generated by the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”), nor is any Obligor a Person (i) whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) who engages in any dealings or transactions prohibited by Section 2 of such executive order, or, to its knowledge, is otherwise associated with any

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such person in any manner violative of Section 2 of such executive order, or (iii) subject to the limitations or prohibitions under any other OFAC regulation or executive order.

9.1.15. Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.15, (i) to the knowledge of the Borrowers and each other Obligor, neither the Borrowers’ nor any other Obligors’ past or present operations or Facilities (whether owned, leased or operated) are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up; (ii) none of the Obligors has received any Environmental Notice and (iii) to the knowledge of the Borrowers and each other Obligor, none of the Obligors has any material Contingent Obligation with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it.

9.1.16. Burdensome Contracts. None of the Obligors or any of their respective Subsidiaries is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, none of the Obligors or any of their respective Subsidiaries is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.16, none of which prohibit the execution or delivery of any Loan Documents by an Obligor nor the performance by an Obligor of any obligations thereunder.

9.1.17. Litigation. Except as shown on Schedule 9.1.17, there are no proceedings or investigations pending or, to the knowledge of any Obligor, threatened against any Obligor, or any of the businesses, operations or Properties of any Obligor, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect. None of the Obligors is in default with respect to any order, injunction or judgment of any Governmental Authority.

9.1.18. No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. As of the Closing Date, none of the Obligors is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract; provided however, that for purposes of this Section 9.1.18 only, at any time after the Closing Date, clause (d) of the definition of “Material Contracts” shall be disregarded, and a Material Contract shall be understood to include, as of any date of determination, any Customer Agreement with a monthly revenue equal to or greater than 7.5% of the aggregate monthly revenues from all Customer Agreements.

9.1.19. ERISA. Except as disclosed on Schedule 9.1.19, none of the Obligors has any Multiemployer Plan or Foreign Plan. Each Obligor is in full compliance with the requirements of all Applicable Law, including ERISA, relating to each Multiemployer Plan and Foreign Plan. To the knowledge the Borrowers, no fact or situation exists that could reasonably be expected to result in a Material Adverse Effect in connection with any Multiemployer Plan or Foreign Plan. None of the Obligors or any of their respective Subsidiaries has any withdrawal liability in connection with a Multiemployer Plan or Foreign Plan.

9.1.20. Trade Relations. Since December 31, 2008, there has been no actual or, to the knowledge of the Borrowers, threatened (i) termination, (ii) limitation or (iii) modification of any business relationship between the Borrowers and any customer, or any group of customers, that individually or in the aggregate could reasonable be expected to have a Material Adverse Effect.

9.1.21. Labor Relations. Except as described on Schedule 9.1.21, as of the Closing Date, none of the Obligors is party to or bound by any collective bargaining agreement or other agreement to

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provide management services to the Obligors. There are no (i) material grievances, disputes or controversies with any union or other organization of the employees of the Borrowers or any other Obligor, or (ii) to the knowledge of any Obligor, any asserted or threatened strikes, work stoppages or demands for collective bargaining which, in either case, could reasonably be expected to have a Material Adverse Effect.

9.1.22. Payable Practices. As of the Closing Date, none of the Obligors has made any material adverse change in its historical accounts payable practices from those in effect on December 31, 2008.

9.1.23. Margin Stock. None of the Obligors is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by the Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.1.24. Plan Assets. None of the Obligors is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3 -101 of any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA or any “plan” (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the funding of any Loans gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

9.1.25. Solvency. Both before and after giving effect to (a) the Loans and the Loan Documents made or extended on the Closing Date or such other date as Loans requested hereunder are made or extended, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of the Borrowers, (c) the incurrence of the Obligations by the Borrowers, and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Obligors (taken as a whole) are Solvent.

9.1.26. Material Adverse Effect. Since December 31, 2008, no event has occurred or circumstance exists that has had or could reasonably be expected to have a Material Adverse Effect.

9.1.27. Potential Conflicts of Interest. Except as set forth on Schedule 9.1.27, as of the Closing Date, neither (a) the Borrowers, nor (b), to the knowledge of the Borrowers, any Affiliate of the Borrowers, or any of their respective Senior Officers or directors, (i) owns, directly or indirectly, any interest in (excepting passive holdings for investment purposes of not more than five percent (5%) of the securities of any publicly held and traded company), or is an officer, director, employee, or consultant of, any Person that is a competitor, lessor, lessee, customer, client or supplier of the Borrowers or any Affiliate of the Borrowers; (ii) owns, directly or indirectly, any interest in any tangible or intangible property used in or necessary to the business of the Borrowers or any Affiliate of the Borrowers; or (iii) has any cause of action or other claim whatsoever against any Borrower or any Affiliate of the Borrowers, or owes any amount to any Borrower or any Affiliate of the Borrowers, except for claims in the Ordinary Course of Business, such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements.

9.1.28. Customers.

(a) As of the Closing Date, Schedule 9.1.28 sets forth the 10 largest customers of the Borrowers (based on revenue) for the fiscal year ended 2008 and for the fiscal year to date, commencing on January 1, 2009 (“Material Customers”). Except as set forth on Schedule 9.1.28, as of the Closing Date: (i) all Material Customers continue to be customers of the Borrowers and no such Material Customers has materially reduced its business with the Borrowers from the levels achieved during Fiscal

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Year 2008, and the Borrowers have no knowledge that such reduction will occur; (ii) no Material Customer has terminated its relationship with either Borrower or, to the knowledge of the Borrowers, has threatened to do so; (iii) no Borrower is involved in any material claim, dispute or controversy with any Material Customer; and (iv) no Borrower is involved in any claim, dispute or controversy with any of its other customers that could reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth as Schedule 9.1.28, each Customer Agreement of the Borrowers is fully assignable by the applicable Borrower, and no consent of any customer is required to effectuate any such assignment.

9.1.29. Commercial Tort Claims. As of the Closing Date, none of the Obligors has any interest in any Commercial Tort Claims.

9.1.30. Sublease. As of the Closing Date, the Borrowers have paid the rent due under the Sublease for the month of April.

9.2. Complete Disclosure.

No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein, in light of the circumstances when made, not materially misleading. There is no fact or circumstance known to the Borrowers or any other Obligor that the Obligors have failed to disclose to the Agent in writing that could reasonably be expected to have a Material Adverse Effect.

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS

10.1. Affirmative Covenants. Until the Termination Date, the Borrowers shall:

10.1.1. Inspections; Appraisals.

(a) Permit the Agent from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Borrower, inspect, audit and make extracts from the Borrowers’ books and records, and discuss with its senior management Holdings’s or the Borrowers’ business, financial condition, assets, prospects and results of operations. The Lenders may participate in any such visit or inspection, at their own expense. Neither the Agent nor any Lender shall have any duty to Holdings or the Borrowers to make any inspection. To the extent any appraisal or other information is shared by Agent or a Lender with Holdings or the Borrowers, each of Holdings and the Borrowers acknowledge that it was prepared by Agent and Lenders for their purposes and none of the Borrowers or Holdings shall be entitled to rely upon it.

(b) Reimburse the Agent for all reasonable out-of-pocket charges, costs and expenses of the Agent in connection with examinations of the Borrowers’ and Holdings’s books and records or any other financial or Collateral matters as the Agent deems appropriate, up to two times per year; provided, however, that if an examination is initiated during a Default or Event of Default, all reasonable out-of-pocket charges, costs and expenses therefor shall be reimbursed by the Borrowers without regard to such limits. Subject to the foregoing, the Borrowers shall pay Agent’s then standard charges for each day that an employee of Agent or its Affiliates is engaged in any examination activities, and shall pay the standard charges of Agent’s internal appraisal group. This Section shall not be construed to limit Agent’s right to conduct examinations or to obtain appraisals at any time in its discretion, nor to use third parties for such purposes.

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10.1.2. Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions in all material respects; and furnish to the Agent and the Lenders:

(a) as soon as available, and in any event within 100 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on consolidated basis for Telx, which consolidated statements shall be audited and certified (without qualification as to scope, “going concern” or similar items other than such qualification due to the Loans being categorized as short-term debt) by KPMG or another firm of independent certified public accountants of recognized standing selected by the Borrowers and reasonably acceptable to the Agent and shall indicate, in the footnotes to the audited financial statements, (a) statements to the effect that (i) the Borrowers are separate legal entities from Telx and its other Affiliates, (ii) the Borrowers are set-up in bankruptcy remote structure and (iii) the Borrowers maintain their own Books and Records separate from Telx and its other Affiliates, and (b) the revenues, accounts receivable and bad debt expense generated by the Borrowers, reflected as a percentage of Telx;

(b) as soon as available, and in any event within 45 days after the end of each Fiscal Quarter (including the Fiscal Quarter occurring at the end of each Fiscal Year), unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on consolidated basis for the Borrowers, setting forth in comparative form (for balance sheets and statements of income and cash flow delivered for the period ending September 30, 2008 and thereafter) corresponding figures for the preceding Fiscal Year and for the operating budget and certified by the chief financial officer of each Borrower as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such Fiscal Quarter and period, subject to normal year end adjustments and the absence of footnotes;

(c) as soon as available, and in any event within 45 days after the end of each month, (i) unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on consolidated basis for the Borrowers, setting forth in comparative form (for balance sheets and statements of income and cash flow delivered for the period ending September 30, 2008 and thereafter) corresponding figures for the preceding Fiscal Year and for the operating budget and certified by the chief financial officer of each Borrower as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes, and (ii) the Monthly Customer Details Report for such period;

(d) concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by the Agent while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer of each Borrower and concurrently with delivery of financial statements under clause (a), a management discussion and analysis;

(e) concurrently with delivery of financial statements under clause (c) above, a Monthly Compliance Certificate executed by the chief financial officer of each Borrower.

(f) concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to the Borrowers or any other Obligor by its accountants in connection with such financial statements;

(g) not later than fifteen (15) days following the beginning of each Fiscal Year, an operating budget of each Borrower’s consolidated balance sheets, results of operations, cash flow and Availability for such Fiscal Year, on a month by month basis;

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(h) promptly after the sending or filing thereof, copies of any regular, periodic and special reports or registration statements or prospectuses that the Borrowers file with the Securities and Exchange Commission, or any securities exchange; and copies of any press releases or other statements made available by the Borrowers to the public concerning material changes to or developments in the business of the Borrowers;

(i) promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan; and

(j) such other reports and information (financial or otherwise) as the Agent may reasonably request from time to time in connection with any Collateral or any Borrower’s financial condition or business.

Simultaneously with retaining accountants for their annual audit, the Borrowers shall send a letter to the accountants, with a copy to the Agent and the Lenders, notifying the accountants that one of the purposes for retaining their services and obtaining audited financial statements is for use by the Agent and the Lenders. The Agent is authorized to send such notice if the Borrowers fail to do so for any reason.

10.1.3. Notices. Notify the Agent and the Lenders in writing, promptly after any Borrower’s obtaining knowledge thereof (but in no event later than two (2) Business Days), of any of the following that affects any Borrower: (i) the commencement of any proceeding or investigation, whether or not covered by insurance, that could reasonably be expected to have a Material Adverse Effect; (ii) any pending or threatened material labor dispute, strike or walkout, or the expiration of any material labor contract or any materially adverse change in any employment contract; (iii) any default or claim of default under or termination of a Material Contract by such Borrower or any counterparty thereto (other than any termination in accordance with its terms); (iv) the existence of any Default or Event of Default; (v) any judgment in an amount exceeding $1,000,000; (vi) the assertion of any Intellectual Property Claim if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (vii) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, Anti-Terrorism Laws or any Environmental Laws), if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (viii) any Environmental Release by such Borrower or on any Property owned, leased or occupied by such Borrower; or receipt of any Environmental Notice; (ix) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants; (x) any Change of Control; (xi) any opening or closing of an office or place of business otherwise permitted hereunder, at least 10 days prior to such opening or closing; and (xii) all final reports submitted to such Borrower by its accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems, including any comment letters delivered to management and all responses thereto.

10.1.4. Landlord Agreements and Colocation Agreements. Promptly notify the Agent in writing of any Borrower’s intent to amend, restate or supplement or enter into any new agreement between any Borrowers and any landlord or other Person that owns or controls any Facility and provide the Agent, at least 3 Business Days prior to execution of any definitive agreement with respect thereto (a “New Agreement”), with (a) copies of such New Agreement and (b) the opportunity to (i) review and comment on such New Agreement and (ii) with the Borrowers cooperation, contact and provide the Landlord with an agreement (a “Landlord/Lender Agreement”) pursuant to which such landlord recognizes Lenders’ rights in the Collateral. Notwithstanding the foregoing, Borrowers may execute and deliver such New Agreement upon the expiration of the 3 Business Days referred to above regardless of whether the Agent has reviewed or commented on such New Agreement or the landlord has executed any Landlord/Lender Agreement. provided that, (a) Borrowers deposit three months payments of rent and related variable expenses due under the New Agreement into the Blocked Account or (b) the Fixed

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Charge Coverage Ratio is equal to or greater than 1.25X, as calculated pursuant to Section 10.3.2 for two consecutive fiscal quarters. Upon compliance by the Borrowers with the requirements of clause (b) in the preceding sentence, the additional amounts deposited in the Blocked Account in excess of $3,000,000 shall be refunded to the Borrowers in accordance with the terms of the Blocked Account Agreement. For the avoidance of doubt, the parties hereto agree that Borrowers have no obligation to obtain an executed Landlord/Lender Agreement. Borrowers shall provide the Agent with copies of any New Agreement, promptly after execution thereof.

10.1.5. Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any material Environmental Release occurs at or on any Properties of any Borrower, it shall act promptly and diligently to investigate and report to the Agent and, to the extent required by Environmental Laws, all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to address, to the extent required by Environmental Laws, such Environmental Release, whether or not directed to do so by any Governmental Authority.

10.1.6. Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.7. Interest Rate/Currency Fluctuations Protection. The Borrowers shall enter into, not later than September 30, 2009, an Interest Rate Hedging Agreement (which may be a Secured Hedging Agreement), which such Interest Rate Hedging Agreement shall be maintained (or be renewed) for a minimum of the term of the Loans, on an ISDA standard form with one or more Lenders or Affiliates thereof or, with respect to Interest Rate Hedging Agreements with third parties, with counterparties reasonably acceptable to Agent to hedge the interest rate with respect to not less than 50% of the principal amount of the Term Loan, in form and substance reasonably satisfactory to Agent.

10.1.8. Obligations under Real Estate Leases. Pay, on a timely basis, all rent and other amounts due under each Real Estate Lease, and otherwise maintain compliance in all material respects with the terms of each Real Estate Lease. Each Borrower shall, with one Business Day after receipt thereof, forward to the Agent a copy of any notice delivered to such Borrower or any other Obligor by any landlord or agent of any landlord under any Real Estate Lease with respect to any Facility.

10.1.9. Licenses. Keep each License necessary for the maintenance or use of any Collateral or any other material Property of the Borrowers in full force and effect (or a reasonable substitute or replacement therefor); promptly notify the Agent of any proposed modification to any such License at least 30 days prior to its effective date; pay all Royalties when due; and notify the Agent of any material default or breach asserted by any Person to have occurred under such License.

10.1.10. [Intentionally Omitted].

10.1.11. Single Purpose Entity/Separateness. Each Borrower represents, warrants and covenants that since its date of formation and until the Loan is paid in full:

(a) such Borrower has not and will not own any asset or property other than (i) (a) the Property, and (b) incidental personal property necessary for the ownership or operation of the Property in the case of Telx New York and 111 8th, or (ii) its limited liability company interest in Telx New York

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and 111 8th in the case of Parent, or (iii) its limited liability company interest in Parent in the case of Holdings;

(b) such Borrower has not and will not engage in any business other than the ownership, management and operation of the Facilities or its membership interest in Property or Holdings, as applicable, and such Borrower will conduct and operate its business as presently conducted and operated;

(c) such Borrower has and will maintain its books, records and bank accounts separate from those of any other Person;

(d) such Borrower has and will at all times hold itself out to the public and all other Persons as a legal entity separate from any other Person;

(e) such Borrower has and will file its own tax returns separate from those of any other Person, except to the extent that such Borrower is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law, and pay any taxes required to be paid under applicable law;

(f) such Borrower has not and will not commingle its assets with assets of any other Person;

(g) such Borrower has and will conduct its business only in its own name and comply with all organizational formalities necessary to maintain its separate existence;

(h) such Borrower has and will maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; provided, however, that such Borrower’s assets may be included in a consolidated financial statement of its Affiliate provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of such Borrower from such Affiliate and to indicate that such Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on such Borrower’s own separate balance sheet;

(i) such Borrower has and will pay its own liabilities and expenses only out of its own funds;

(j) such Borrower has and will except for capital contributions or capital distributions permitted under the terms and conditions of its Organizational Document and properly reflected on the books and records of such Borrower, not enter into any transaction with an Affiliate of such Borrower except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s-length transaction;

(k) such Borrower has and will maintain a sufficient number of employees in light of its contemplated business purpose and pay the costs of such employees, if any, only from its own funds;

(1) such Borrower has and will not hold out its credit or assets as being available to satisfy the obligations of any other Person, except to the extent as co-borrowers pursuant to this Agreement;

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(m) such Borrower has and will allocate fairly and reasonably any overhead expenses that are shared with an affiliate, including for shared office space and for services performed by an employee of an affiliate;

(n) such Borrower has and will use separate invoices and checks bearing its own name and stationery that clearly identifies that the correspondence is being sent on behalf of such Borrower;

(o) such Borrower has not and will not pledge its assets to secure the obligations of any other Person, except to the extent as co-borrowers pursuant to this Agreement;

(p) such Borrower has and will correct any known misunderstanding regarding its separate identity and not identify itself as a department or division of any other Person;

(q) such Borrower has and will maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided, however, that the foregoing shall not require any Person to make additional capital contributions to such Borrower;

(r) such Borrower has and will observe all Delaware limited liability company formalities;

(s) such Borrower has not and will not acquire any obligation or securities of the any Affiliate except for Parent’s ownership of Telx New York and 111 8th and Holdings’ ownership of Parent; and

(t) such Borrower has and will cause its manager, officers, agents and other representatives of such Borrower to act at all times in a manner consistent with and in furtherance of the foregoing and in the best interests of such Borrower.

(u) such Borrower has not and will not guarantee any obligation of any Person, including any Affiliate or become obligated for the debts of any other Person or hold out its credit as being available to pay the obligations of any other Person, except to the extent as co-borrowers pursuant to this Agreement;

(v) such Borrower has not and will not engage, directly or indirectly, in any business other than as permitted to be performed under its Organizational Document;

(w) such Borrower has not and will not incur, create or assume any indebtedness or liabilities other than indebtedness and liabilities incurred in the ordinary course of its business that are related to the operation of the Facilities and are expressly permitted under the Loan Documents;

(x) such Borrower has not and will not make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that such Borrower may invest in those investments permitted under the Loan Documents, if any;

(y) such Borrower has not and will not to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, sale or other transfer any of its assets other than as expressly permitted by this Agreement;

(z) such Borrower has not and will not buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities);

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(aa) such Borrower has not and will not form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity other than Holdings’ interest in Parent and Parent’s interest in Telx New York and 111 8th;

(bb) such Borrower will not fail to maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person.

(cc) such Borrower has been and will remain solvent and such Borrower will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due;

(dd) such Borrower has and will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(ee) such Borrower has had and shall have at least one (1) springing member, which, upon the dissolution of such sole member or the withdrawal or the disassociation of the sole member from such Borrower, shall immediately become the sole member of such Borrower, and the other of which shall become the sole member of such Borrower if the first such springing member no longer is available to serve as such sole member;

(ff) such Borrower has had and shall at all times have at least one duly appointed Independent Manager;

(gg) such Borrower has not and will not permit any Affiliate or constituent party independent access to its bank accounts; and

(hh) such Borrower has and shall compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred, to the extent it has sufficient funds to do so.

10.1.12. Certificate of Formation; Operating Agreement. Observe all of the separateness provisions and procedures of its certificate of formation, certificate of incorporation or limited liability company operating agreement, as applicable, as such provisions are in effect from time to time.

10.1.13. Exercise of Rights. The Borrowers shall enforce all of their material rights (under Material Contracts or otherwise), including, without limitation, all material indemnification rights, and pursue all material remedies available to the Borrowers (under Material Contracts or otherwise) with diligence and in good faith in connection with the enforcement of any such rights.

10.1.14. Assignment of Certain Customer Agreements. Use its commercially reasonable efforts to ensure that within 30 days from the Original Closing Date, each of the Customer Agreements listed as a “Contract Excluded from Assignment” on Schedule 9.1.28 attached hereto has been assigned to Telx New York.

10.1.15. Post Original Closing Date Deliverables. Within 14 days of the Original Closing Date, (i) amend the Blocked Account Agreement, in a manner reasonably satisfactory to the Agent, to allow for any payments due by Telx New York under the Sublease to be included in such Monthly Lease Payment Amount and Monthly Variable Payment Amount, as applicable; and (ii) deliver a Deposit Account Control Agreement (including, as applicable, a lockbox agreement) with respect to each

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account listed on Schedule 7.2.1 and an opinion of Paul Hastings Janofsky & Walker LLP with respect thereto, in each case substantially in the form of such item delivered to the Agent on the Original Closing Date.

10.2. Negative Covenants. Until such time as the Obligations have been Fully Paid after the Commitment Termination Date, no Borrower shall:

10.2.1. Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:

(a) the Obligations;

(b) Debt evidenced by or incurred in connection with the 60 Hudson Letter of Credit, but only up to the amount of the 60 Hudson Letter of Credit;

(c) Permitted Purchase Money Debt;

(d) Debt that is not included in any of the preceding clauses of this Section 10.2.1, is not secured by a Lien and does not exceed $100,000 in the aggregate at any time; and

(e) Customary indemnification obligations incurred in connection with (i) the limited liability company agreements of each Borrower; (ii) Customer Agreements, and (iii) Real Estate Leases, and, in the case of (ii) and (iii), entered into in the Ordinary Course of Business.

10.2.2. Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a) Liens in favor of the Agent or any Lender securing the Obligations;

(b) Purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Debt and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof;

(c) Liens incurred or deposits made in connection with the 60 Hudson Letter of Credit, but only up to the amount of the 60 Hudson Letter of Credit;

(d) Liens for Taxes not yet due or being Properly Contested;

(e) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the Ordinary Course of Business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are being Properly Contested;

(f) Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Debt), statutory obligations and other similar obligations, or arising as a result of progress payments under government contracts, as long as such Liens are at all times junior to the Agent’s Liens, provided that the aggregate amount of liability secured by such Liens does not exceed $250,000 in the aggregate at any time outstanding;

(g) easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business; and

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(h) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security.

10.2.3. Distributions; Upstream Payments.

(a) Declare or make any Distributions, except Upstream Payments; or create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents or under Applicable Law.

(b) Notwithstanding anything to the contrary contained in this Section 10.2.3, if, on the date of delivery of the financial statements required to be delivered under Section 10.1.2(b) for each Fiscal Quarter after the Closing Date which is the end of a Semi-Annual Period, (i) the Blocked Account is funded with an amount at least equal to the requirements of Section 10.1.4, (ii) the combined balance sheets of the Borrowers certified pursuant to Section 10.1.2(b) show a positive cash balance of at least $3,000,000, in each case after giving effect to any mandatory prepayment required by Section 5.5(b)(ii) and any Distribution permitted pursuant to this Section 10.2.3(b), (iii) no Default or Event of Default has occurred and is continuing, and (iv) no Insolvency Proceeding has been commenced by or against Telx, the Borrowers may make a direct or indirect Distribution to Telx in an amount not to exceed 50% of the Excess Cash Flow, less any amounts required to be funded per (i) and (ii), for the Semi-Annual Period then ended, in each case which Distribution may be used to finance capital expenditures and for other general corporate purposes, provided however, that such Distribution may not be used as a Distribution to equity holders of Telx unless otherwise expressly permitted hereunder.

10.2.4. Investments and Acquisitions. Make any Investment, other than (i) Investments in Cash Equivalents that are subject to the Agent’s Lien and control, pursuant to documentation in form and substance reasonably satisfactory to Agent, (ii) Investments in negotiable instruments for collection, (iii) advances made in connection with purchases of goods or services in the ordinary course of business, and (iv) Investments received in settlement of amounts due to the Borrowers effected in the ordinary course of business or owing to the Borrowers as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of the Borrowers.

10.2.5. Disposition of Assets. Make any Asset Disposition, except a Permitted Asset Disposition or a transfer of Property by a Borrower to any other Obligor.

10.2.6. Restrictions on Payment of Certain Debt.

(a) Optionally prepay, redeem, defease, purchase, or otherwise acquire any Debt of any Obligor, other than the Obligations in accordance with this Agreement, or

(b) make any voluntary prepayment of any outstanding Debt except with respect to the Obligations as required or permitted hereunder.

10.2.7. Fundamental Changes. (i) Merge, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions or (ii) change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; or change its form or state of organization.

10.2.8. Partnerships, Joint Ventures. Enter into a partnership or joint venture.

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10.2.9. Capital Structure; Organizational Documents. (i) Issue any additional Equity Interests, or (ii) amend, modify or otherwise change any of its Organizational Documents as in effect on the Closing Date in a manner that is materially adverse to the Agent and the Lenders.

10.2.10. Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than the Borrowers.

10.2.11. Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP or as recommended by auditors or tax counsel of the Borrowers and in accordance with Section 1.3, or change its Fiscal Year.

10.2.12. Restrictive Agreements. Become a party to any Restrictive Agreement except (i) the Loan Documents; (ii) a Restrictive Agreement as in effect on the Closing Date and shown on Schedule 9.1.16 and any amendment, renewals or other modifications thereto which are not materially adverse to Agent or Lenders; (iii) a Restrictive Agreement relating to secured Debt permitted hereunder, if such restrictions apply only to the collateral for such Debt provided that any such restrictions do not conflict with the provisions under this Agreement and, if applicable to the Collateral, are not more restrictive than the provisions otherwise permitted under this Agreement; (iv) customary provisions in leases and other contracts restricting assignment thereof; and (v) any agreement permitted under this Agreement.

10.2.13. Material Contracts. No Obligor shall change, amend or modify the terms of any of the Material Contracts to the extent that such change, amendment or modification could have or result in a Material Adverse Effect. In addition, no Borrower shall change, amend or modify the terms of any Corporate Services Agreement to which it is a party without the prior written consent of the Agent.

10.2.14. Hedging Agreements. Enter into any Hedging Agreement, except for a Secured Hedging Agreement or any other Interest Rate Hedging Agreement meeting the requirements of Section 10.1.7.

10.2.15. Conduct of Business. Engage in any line of business, other than its business as conducted on the Closing Date and any activities incidental or related thereto.

10.2.16. Affiliate Transactions. Except as set forth on Schedule 10.2.16 with respect to Affiliate, no Borrower shall enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Loan Documents; and (b) transactions with Affiliates upon fair and reasonable terms and substantially similar to that which would be obtained in a comparable arm’s-length transaction with a non-Affiliate. All such transactions existing as of the Closing Date are described on Schedule 10.2.16. No Borrower shall enter into any lending or borrowing transaction with any employees of any other Obligor, except loans to their respective employees on an arm’s-length basis in the ordinary course of business consistent with past practices.

10.2.17. Holding Company. With respect to each of Holdings and Parent only, engage in any business other than (i) the holding of the Equity Securities of its Subsidiaries and such activities incidental and related thereto, (ii) the performance of its obligations under any of the Loan Documents to which it is a party, and (iii) with respect to Parent, its obligations under the Corporate Services Agreement.

10.2.18. Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date.

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10.2.19. ERISA. No Borrower shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur (i) an event that could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA or (ii) an ERISA Event to the extent such ERISA Event would reasonably be expected to result in taxes, penalties and other liabilities in an aggregate amount in excess of $100,000 in the aggregate.

10.2.20. Anti-Terrorism Laws. No Borrower shall conduct, deal in or engage in or permit any Subsidiary or agent of such Borrower within its control to conduct, deal in or engage in any activity in violation of the Anti-Terrorism Laws. Borrower shall deliver to Agent and Lenders any certification or other evidence requested from time to time by Agent or any Lender, confirming each Borrower’s compliance with this Section 10.2.20.

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10.3. Financial Covenants. Until such time as the Obligations have been Fully Paid after the Commitment Termination Date, the Borrowers shall:

10.3.1. Maximum Funded Debt to Consolidated EBITDA Leverage Ratio. Cause the Funded Debt to Consolidated EBITDA Leverage Ratio for the period ended on each of the dates set forth below to be not greater than the ratio set forth opposite such date:

Fiscal Quarter End	Ratio
March 31, 2009	2.75 using the Normalized EBITDA for the months of October 2008, November 2008 and December 2008 and actual EBITDA for the months of January 2009, February 2009 and March 2009

June 30, 2009	2.50

September 30, 2009	2.25

December 31, 2009	2.00

March 31, 2010	2.00

June 30, 2010	2.00

September 30, 2010	1.75

December 31, 2010	1.75

March 31, 2011	1.50

June 30, 2011	1.50

September 30, 2011	1.50

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10.3.2. Minimum Fixed Charge Coverage Ratio. Cause the Fixed Charge Coverage Ratio for the period ended on each of the dates set forth below to be no less than the ratio set forth opposite such date:

Fiscal Quarter End	Ratio
March 31, 2009	1.15 using the Normalized EBITDA for the months of October 2008, November 2008 and December 2008 and actual EBITDA for the months of January 2009, February 2009 and March 2009

June 30, 2009	1.15

September 30, 2009	1.15

December 31, 2009	1.25

March 31, 2010	1.30

June 30, 2010	1.30

September 30, 2010	1.35

December 31, 2010	1.35

March 31, 2011	1.35

June 30, 2011	1.35

September 30, 2011	1.35

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10.3.3. Interest Coverage Ratio. Cause the Interest Coverage Ratio of the Borrowers for the period ended on each of the dates set forth below to be no less than the ratio set forth opposite such date:

Fiscal Quarter End	Ratio
March 31, 2009	3.25 using the Normalized EBITDA for the months of October 2008, November 2008 and December 2008 and actual EBITDA for the months of January 2009, February 2009 and March 2009

June 30, 2009	3.25

September 30, 2009	3.25

December 31, 2009	3.50

March 31, 2010	3.50

June 30, 2010	3.50

September 30, 2010	3.50

December 31, 2010	3.50

March 31, 2011	3.50

June 30, 2011	3.50

September 30, 2011	3.50

Each covenant contained in this Section 10.3 shall be tested on a quarterly basis as of the last day of each fiscal quarter of the Borrowers; provided, however, for the covenant contained in Section 10.3.2, Fixed Charges shall be calculated based on the previous twelve months results.

SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1. Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) The Borrowers fail to make any payment of principal when due or interest within one Business Day of such Obligation becoming due (in each case, whether at stated maturity, on demand, upon acceleration or otherwise), or fail to pay any other Obligation within five Business Days of such Obligation becoming due;

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(b) Any representation, warranty or other written statement of any Obligor made in connection with the Original Loan Agreement, hereunder or any other Loan Document or in any certificate or report furnished in connection therewith is incorrect or misleading in any material respect when given or deemed given;

(c) The Borrowers breach or fail to perform any covenant contained in Section 2.5, 7.2, 8.1, 8.3, 8.4, 8.5, 10.1.1(a), 10.1.2(a)-(f), 10.1.4, 10.1.8, 10.1.9, 10.1.15, 10.2, or 10.3;

(d) Telx breaches its obligations and covenants contained in the certificate executed and delivered pursuant to Section 6.2(e).

(e) Any Obligor breaches or fails to perform any other covenant contained in any Loan Documents and such breach, failure or default is not cured within 30 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform or default is not capable of being cured within such period or is a willful breach by an Obligor;

(f) Any Obligor denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to the Agent; or any Loan Document delivered by an Obligor ceases to be valid, enforceable or in full force or effect for any reason (other than a waiver or release by the Agent and Lenders);

(g) Any breach or default of an Obligor occurs under any document, instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $1,000,000 in the aggregate, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(h) Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $1,000,000 (net of any insurance coverage therefor acknowledged in writing by the insurer), unless paid within 30 days thereof or a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;

(i) Any loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $1,000,000;

(j) Any Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; there is a cessation of any material part of an Obligor’s business for a material period of time; any material portion of the Collateral of an Obligor is taken or impaired through condemnation; any Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or the Borrowers, taken as a whole, cease to be Solvent;

(k) (i) Any Insolvency Proceeding is commenced by any Obligor; (ii) an Insolvency Proceeding is commenced against any Obligor and such Obligor consents to the institution of the proceeding against it, the petition commencing the proceeding is not timely controverted by such Obligor, such petition is not dismissed within 60 days after its filing, or an order for relief is entered in the proceeding; a trustee (including an interim trustee) is appointed to take possession of any substantial Property of or to operate any of the business of any Obligor; or (iii) any Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally;

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(l) A Reportable Event occurs that constitutes grounds for termination by the Pension Benefit Guaranty Corporation of any Multiemployer Plan or appointment of a trustee for any Multiemployer Plan; any Multiemployer Plan is terminated or any such trustee is requested or appointed; any Obligor is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from any withdrawal therefrom; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

(m) Any Obligor or any of its Senior Officers is convicted for (i) a felony committed in the conduct of such Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act);

(n) Any event occurs that could reasonably be expected to result in a Material Adverse Effect; or

(o) A Change of Control occurs.

11.2. Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Commitments of each Revolving Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers and each other Obligor;

(c) require that the Borrowers deliver to Agent Cash Collateral to cash collateralize the aggregate amount of the Letter of Credit Obligations (in an amount equal to one hundred five percent (105%) of the aggregate Letter of Credit Obligations as of such date); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law; and

(e) foreclose and sell, or cause to be foreclosed and sold, the Collateral, improvements and personal property described in any Loan Document, in accordance with the terms and such provisions of such Loan Document and as provided by law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any of the Obligors under the Bankruptcy Code or the occurrence of any Event of Default described in Section 11.1(j), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to issue Letters of Credit shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers or any other Obligor to cash collateralize the aggregate amount of the Letter of Credit Obligations as aforesaid shall automatically become effective, in each case without further act of the Agent, any Lender, L/C Issuer or any other Secured Party.

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11.3. Consent to Receiver. Without limiting the generality of the foregoing or limiting in any way the rights of the Secured Parties and the Agent under the Loan Documents or otherwise under Applicable Laws, at any time after the occurrence, and during the continuance, of an Event of Default, the Agent, at the direction of the Required Lenders, shall be entitled to apply for and have a receiver or receiver and manager appointed under state or federal law by a court of competent jurisdiction in any action taken by the Agent or the Secured Parties to enforce their rights and remedies hereunder and under the Collateral Documents in order to manage, protect, preserve, sell and otherwise dispose of all or any portion of the Collateral and continue the operation of the business of the Obligors or any of them, and to collect all revenues and profits thereof and apply the same to the payment of all reasonable expenses and other charges of such receivership, including the reasonable compensation of the receiver, and to the payment of the Loans and other Obligations until a sale or other disposition of such Collateral shall be finally made and consummated. THE BORROWERS HEREBY IRREVOCABLY CONSENT TO AND WAIVE ANY RIGHT TO OBJECT TO OR OTHERWISE CONTEST THE APPOINTMENT OF A RECEIVER AFTER THE OCCURRENCE OF AN EVENT OF DEFAULT (AFTER THE EXPIRATION OF ANY APPLICABLE GRACE PERIOD) AND ACCELERATION OF THE LOANS AND OBLIGATIONS, AS PROVIDED ABOVE. THE BORROWERS GRANT SUCH WAIVER AND CONSENT KNOWINGLY AFTER HAVING DISCUSSED THE IMPLICATIONS THEREOF WITH COUNSEL, ACKNOWLEDGE THAT THE UNCONTESTED RIGHT TO HAVE A RECEIVER APPOINTED FOR THE FOREGOING PURPOSES IS CONSIDERED ESSENTIAL BY THE AGENT AND THE SECURED PARTIES IN CONNECTION WITH THE ENFORCEMENT OF THEIR RIGHTS AND REMEDIES HEREUNDER AND UNDER THE SECURITY DOCUMENTS AND OTHER LOAN DOCUMENTS, AND THE AVAILABILITY OF SUCH APPOINTMENT AS A REMEDY UNDER THE FOREGOING CIRCUMSTANCES WAS A MATERIAL FACTOR IN INDUCING THE SECURED PARTIES TO PROVIDE (AND COMMIT TO PROVIDE) FINANCIAL ACCOMMODATIONS TO THE BORROWERS, AND AGREES TO COOPERATE FULLY WITH THE AGENT AND THE SECURED PARTIES IN CONNECTION WITH THE ASSUMPTION AND EXERCISE OF CONTROL BY THE RECEIVER OVER ALL OR ANY PORTION OF THE COLLATERAL AND PROPERTY OF THE BORROWERS AND THE OTHER OBLIGORS. NO RIGHT CONFERRED UPON SECURED PARTIES OR THE AGENT HEREBY OR BY ANY SECURITY DOCUMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT SHALL BE EXCLUSIVE OF ANY OTHER RIGHT REFERRED TO HEREIN OR THEREIN OR NOW OR HEREAFTER AVAILABLE AT LAW, IN EQUITY, BY STATUTE OR OTHERWISE.

11.4. License. The Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of each Obligor in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. The rights and interests of the Borrowers and any other Obligor under Intellectual Property shall inure to the Agent’s benefit.

11.5. Setoff. The Agent, the Lender Parties and their respective Affiliates are each authorized by the Borrowers at any time during an Event of Default, without notice to the Borrowers or any other Person (but subject to the provisions of Section 12.1.5), and regardless of the adequacy of any Collateral to set off and to appropriate and apply any deposits (general or special), funds, claims, obligations, liabilities or other Debt at any time held or owing by the Agent, any such Lender Party or any such Affiliate to or for the account of any Obligor against any Obligations, whether or not demand for payment of such Obligation has been made, any Obligations have been declared due and payable, are then due, or are contingent or unmatured, or the Collateral or any guaranty or other security for the Obligations is adequate.

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11.6. Remedies Cumulative; No Waiver.

11.6.1. Cumulative Rights. All covenants, conditions, provisions, warranties, guaranties, indemnities and other undertakings of the Borrowers and each other Obligor contained in the Loan Documents are cumulative and not in derogation or substitution of each other. In particular, the rights and remedies of the Agent and the Lender Parties are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and shall not be exclusive of any other rights or remedies that the Agent and the Lender Parties may have, whether under any agreement, by law, at equity or otherwise.

11.6.2. Waivers. The failure or delay of the Agent or any Lender to require strict performance by the Borrowers or any other Obligor with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise, shall not operate as a waiver thereof nor as establishment of a course of dealing. All rights and remedies shall continue in full force and effect until the Termination Date. No modification of any terms of any Loan Documents (including any waiver thereof) shall be effective, unless such modification is specifically provided in a writing directed to the Borrowers and executed by the Agent or the requisite Lender Parties, and such modification shall be applicable only to the matter specified. No waiver of any terms of any Loan Document, Default or Event of Default shall constitute a waiver of any other terms of any Loan Document, Default or Event of Default that may exist at such time, unless expressly stated. If the Agent or any other Lender Party accepts performance by any Obligor under any Loan Documents in a manner other than that specified therein, or during any Default or Event of Default, or if the Agent or any other Lender Party shall delay or exercise any right or remedy under any Loan Documents, such acceptance, delay or exercise shall not operate to waive any Default or Event of Default nor to preclude exercise of any other right or remedy. It is expressly acknowledged by the Borrowers that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

11.7. Post-Default Allocation of Payments.

11.7.1. Allocation. Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a) first, to all costs and expenses, including Extraordinary Expenses, due and owing to the Agent and all amounts for which the Agent is entitled to indemnification under the Loan Documents and all advances made by the Agent thereunder for the account of the applicable Lender Party;

(b) second, to all amounts due and owing to the Agent with respect to Protective Advances;

(c) third, to all amounts due and owing to the L/C Issuer,

(d) fourth, ratably, to all Obligations constituting fees due and owing to the Agent, the Lenders, the Agent or the Lenders in respect of Letter of Credit Obligations;

(e) fifth, ratably, to all Obligations constituting accrued and unpaid interest due and owing to the Agent and the Lenders and to that portion of the Obligations under Secured Hedging Agreements corresponding to interest;

(f) sixth, ratably, to the payment of the principal amount of the Loans and to that portion of the Obligations under Secured Hedging Agreements corresponding to principal or termination payments;

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(g) seventh, to provide Cash Collateral for Contingent Obligations and for Letters of Credit and related Letter of Credit Obligations;

(h) eighth, to all other Obligations then due and owing; and

(i) thereafter, to the extent of any excess of such monies, to the payment to or upon the order of the Borrowers or to whosoever may be lawfully entitled to receive the same under Applicable Law or as a court of competent jurisdiction may direct.

Amounts used to cash collateralize the aggregate amount of Letters of Credit and Letter of Credit Obligations pursuant to clause (g) above shall first be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired and all Letter or Credit Obligations have been satisfied in full pursuant hereto, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, in accordance with clause (i) above. Amounts shall be applied to each category of Obligations set forth above until payment in full thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. The allocations set forth in this Section are solely to determine the rights and priorities of the Agent and the Lenders as among themselves, and may be changed by agreement among them without the consent of any Obligor. This Section is not for the benefit of or enforceable by the Borrowers.

11.7.2. Erroneous Application. The Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender or L/C Issuer, such Lender or L/C Issuer, as applicable, hereby agrees to return it).

SECTION 12. AGENT

12.1. Appointment, Authority and Duties of Agent.

12.1.1. Appointment and Authority. Each Lender appoints and designates CIT as Agent hereunder. Agent may, and each Lender authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for Agent’s benefit and the pro rata benefit of Lenders. Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized and binding upon all Lenders. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Obligor or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) exercise all rights and remedies given to Agent with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of Agent shall be ministerial and administrative in nature, and Agent shall not have a fiduciary relationship with any Lender, Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto.

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12.1.2. Duties. Agent shall not have any duties except those expressly set forth in the Loan Documents, nor be required to initiate or conduct any Enforcement Action except to the extent directed to do so by Required Lenders while an Event of Default exists. The conferral upon Agent of any right shall not imply a duty on Agent’s part to exercise such right, unless instructed to do so by Required Lenders in accordance with this Agreement.

12.1.3. Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4. Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Agent may request instructions from Required Lenders or Revolving Required Lenders, as applicable, with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.6 against all Claims that could be incurred by Agent in connection with any act. Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Agent shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders or Revolving Required Lenders, as applicable, shall be binding upon all Lenders, and no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting in accordance with the instructions of Required Lenders or Revolving Required Lenders, as applicable. Notwithstanding the foregoing, instructions by and consent of all Lenders shall be required in the circumstances described in Section 14.1.1, and in no event shall Required Lenders or Revolving Required Lenders, without the prior written consent of each Lender, direct Agent to accelerate and demand payment of Loans held by one Lender without accelerating and demanding payment of all other Loans, nor to terminate the Commitments of one Lender without terminating the Commitments of all Lenders. In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

12.1.5. Restrictions on Actions by Lenders; Sharing of Payments. Each of the Lenders agrees that it shall not, without notice to the Agent, setoff against the Obligations, any amounts owing by the Borrowers to such Lender or owed by any other Obligor or from any Excluded Accounts of Borrowers now or hereafter maintained with such Lender. Each Lender further agrees that it shall not setoff against the Obligations any amounts in any Deposit Accounts (other than Excluded Accounts) now or hereinafter maintained with such Lender of the Borrowers without the written consent of the Agent. Each of the Lenders further agrees that it shall not, unless specifically authorized to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

12.2. Agreements Regarding Collateral.

12.2.1. Lien Releases; Care of Collateral. Lenders authorize Agent to release any Lien with respect to any Collateral (i) upon the Termination Date, (ii) that is the subject of an Asset Disposition which the Borrowers certify in writing to Agent is a Permitted Asset Disposition (and Agent may rely conclusively on any such certificate without further inquiry or Agent may challenge any such certification), (iii) that does not constitute all or substantially all of the Collateral, or (iv) with the written consent of all Lenders. Agent shall have no obligation whatsoever to any Lenders to assure that any Collateral exists or is owned by the Borrowers or any other Obligor, or is cared for, protected, insured or

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encumbered, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2. Possession of Collateral. Agent and each Lender appoint each other Lender as agent for the purpose of perfecting Liens (for the benefit of Secured Parties) in any Collateral that, under the UCC or other Applicable Law, can be perfected only by possession or control. If any Lender obtains possession of any such Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with such Collateral in accordance with Agent’s instructions.

12.2.3. Reports. Agent shall, upon receipt thereof, forward to each Lender copies of the results of any examination or any appraisal prepared by or on behalf of Lenders at the request of the Lenders with respect to any Obligor or Collateral (“Report”). Each Lender agrees (i) that neither CIT Lending Services Corporation nor the Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (ii) that the Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon the Borrowers’ books and records as well as upon representations of the officers and employees of the Borrowers and the other Obligors; and (iii) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Obligations. Each Lender agrees to indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as any Claims using in connection with any third parties that obtain all or any part of a Report through such Lender.

12.3. Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals.

12.4. Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default unless it has received written notice from a Lender or any Borrower specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify Agent and the other Lenders thereof in writing. Each Lender agrees that except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not accelerate the Obligations or seek to exercise separate remedies against the Collateral. Any Lender may individually take any other Enforcement Action with respect to matured Obligations to it and may exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against an Obligor where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Obligations held by such Lender, including the filing of proofs of claim in an Insolvency Proceeding.

12.5. Ratable Sharing. If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a pro rata basis or in accordance with Section 11.7, as applicable, such Lender shall forthwith purchase from Agent and the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a pro rata basis or in accordance with Section 11.7, as applicable. If any of such payment or reduction is thereafter recovered from the

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purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

12.6. Indemnification of Agent Indemnitees.

12.6.1. Indemnification. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF OBLIGORS UNDER ANY LOAN DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY AGENT INDEMNITEE; PROVIDED, HOWEVER, NO TERM LOAN LENDER SHALL BE LIABLE TO ANY AGENT INDEMNITEE IN RESPECT OF ANY LETTER OF CREDIT GUARANTY. If Agent is sued by any receiver, trustee in bankruptcy, debtor-in-possession or other Person for any alleged preference from an Obligor or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by Lenders to the extent of each Lender’s Pro Rata Share.

12.6.2. Proceedings. Without limiting the generality of the foregoing, if at any time (whether prior to or after the Commitment Termination Date) any proceeding is brought against any Agent Indemnitees by an Obligor, or any Person claiming through an Obligor, to recover damages for any act taken or omitted by Agent in connection with any Obligations, Collateral, Loan Documents or matters relating thereto, or otherwise to obtain any other relief of any kind on account of any transaction relating to any Loan Documents, each Lender agrees to indemnify and hold harmless Agent Indemnitees with respect thereto and to pay to Agent Indemnitees such Lender’s Pro Rata Share of any amount that any Agent Indemnitee is required to pay under any judgment or other order entered in such proceeding or by reason of any settlement, including all interest, costs and expenses (including attorneys’ fees) incurred in defending same. In Agent’s discretion, Agent may reserve for any such proceeding, and may satisfy any judgment, order or settlement, from proceeds of Collateral prior to making any distributions of Collateral proceeds to Lenders.

12.6.3. Limitation of Liability. No claim may be made by the Borrowers or Obligors against the Agent Indemnitees or any Lender for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Loan Documents or any act, omission or event occurring in connection therewith; and the Borrowers hereby irrevocably waive, release and agree not to sue upon any claim for any such damages whether or not accrued and whether or not known or suspected to exist in its favor.

12.7. Limitation on Responsibilities of Agent. Agent shall not be liable to Lenders for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable decision. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor or Lender of any obligations under the Loan Documents. Agent does not make to Lenders any express or implied warranty, representation or guarantee with respect to any Obligations, Collateral, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Lenders for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent

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Indemnitee shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8. Successor Agent and Co-Agents.

12.8.1. Resignation; Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least thirty (30) days written notice thereof to Lenders and Borrowers. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a financial institution that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000 and (provided no Default or Event of Default exists) is reasonably acceptable to Borrowers. If no successor agent is appointed prior to the effective date of the resignation of Agent, then Agent may appoint a successor agent from among Lenders (and if no such Lender agrees to act as Agent then the Required Lenders shall become the Agent and exercise the rights thereof until a successor Agent is appointed). Upon acceptance by a successor Agent (or the Required Lenders assuming the duties of Agent as aforesaid) of an appointment to serve as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 12.6 and 14.2. Notwithstanding any Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent. Any successor by merger or acquisition of the stock or assets of CIT shall continue to be the Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above. In the event that the Required Lenders act as Agent pursuant to this Section 12.8.1, such Required Lenders shall be indemnified hereunder as if such Required Lenders were named as the Agent hereunder.

12.8.2. Separate Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent. If Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to Agent under the Loan Documents shall also be vested in such separate agent. Every covenant and obligation necessary to the exercise thereof by such agent shall run to and be enforceable by it as well as Agent. Lenders shall execute and deliver such documents as Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9. Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans hereunder. Each Lender has made such inquiries concerning the Loan Documents, the Collateral and each Obligor as such Lender feels necessary. Each Lender further acknowledges and agrees that the other Lenders and Agent have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Lender will, independently and without reliance upon the other Lenders or Agent, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans, and in taking or refraining from any action under any Loan Documents. Except for

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notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Lender with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or any of Agent’s Affiliates.

12.10. Replacement of Certain Lenders. In the event that any Lender (i) fails to fund its Pro Rata Share of any Loan or Letter of Credit Obligation hereunder, and such failure is not cured within two Business Days, (ii) defaults in performing any of its obligations under the Loan Documents, or (iii) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, (iv) requests reimbursement for amounts owing pursuant to Section 3.6, 3.7 or 5.11, or (v) gives notice pursuant to Section 3.5 hereof, then, in addition to any other rights and remedies that any Person may have, Borrower may, on notice to Agent and such Lender and the Agent may, by notice to such Lenders, in each case within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s) specified by the Agent, pursuant to appropriate Assignment and Acceptance(s) and within 20 days after such notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute same. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).

12.11. Remittance of Payments and Collections.

12.11.1. Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. (New York City time) on a Business Day, payment shall be made by Lender not later than 2:00 p.m. (New York City time) on such day, and if request is made after 11:00 a.m. (New York City time), then payment shall be made by 11:00 a.m. (New York City time) on the next Business Day. Payment by Agent to any Lender shall be made promptly after receipt thereof from the Borrowers by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such Lender under the Loan Documents.

12.11.2. Failure to Pay. If any Lender fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Agent as customary in the banking industry for interbank compensation. In no event shall the Borrowers or any other Obligor be entitled to receive credit for any interest paid by a Lender to Agent.

12.11.3. Recovery of Payments. If Agent pays any amount to a Lender in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from each Lender that received it. If Agent determines at any time that an amount received under any Loan Document must be returned to an Obligor or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, Lenders shall pay to Agent, on demand, such Lender’s Pro Rata Share of the amounts required to be returned.

12.12. Agent in its Individual Capacity. As a Lender, CIT shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include CIT in its capacity as a Lender. Each of CIT and its Affiliates

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may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if CIT were any other bank, without any duty to account therefor (including any fees or other consideration received in connection therewith) to the other Lenders. In their individual capacity, CIT and its Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Lender agrees that CIT and its Affiliates shall be under no obligation to provide such information to Lenders, if acquired in such individual capacity and not as Agent hereunder.

12.13. Agent Titles. Each Lender, other than CIT, that is designated (on the cover page of this Agreement or otherwise) by CIT as an “Agent” of any type shall not have any right, power, responsibility or duty under any of the Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.

12.14. No Third Party Beneficiaries. This Section 12 is an agreement solely among Lenders and Agent, and does not confer any rights or benefits upon the Borrowers, any other Obligor or any other Person (other than Indemnitiees). As between the Borrowers and Agent, any action that Agent may take under any Loan Documents shall be conclusively presumed to have been authorized and directed by Lenders as herein provided.

SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS

13.1. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrowers, the other Obligors party hereto, the Agent and the Lenders and their respective successors and assigns, except that (a) none of the Borrowers or the other Obligors shall have the right to assign its rights or delegate its obligations under any Loan Documents, and (b) any assignment by a Lender must be made in compliance with Section 13.3. The Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2. Participations.

13.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to one or more financial institutions (each a, “Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers or any other Obligor shall be determined as if such Lender had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.11 unless Borrowers are notified of such participation. In connection with a participation, the Agent and the Lenders will have the right to disclose to such Participant any information regarding the Borrowers, the other Obligors or the Loans which has now or may hereafter be provided to or obtained by the Agent or the Lender Parties subject to the confidentiality provisions hereof. The rights of any Participant only shall be derivative through the Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct

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rights as to the other Lenders, Agent, the Borrowers the other Obligors, the collections of the Borrowers, any other Obligor, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves. No costs incurred in connection with the sale of a participating interest by any Lender shall be borne by any Borrower or the Agent.

13.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases Borrowers or a substantial portion of the Collateral.

13.2.3. Benefit of Set-Off. The Borrowers agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender. No Lender or Participant shall exercise any set off right without the prior written consent of Agent.

13.3. Assignments.

13.3.1. Permitted Assignments. A Lender may assign to any Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $1,000,000 (or such other lesser amount that constitutes the entire remaining balance owed to such Lender) and integral multiples of $100,000 in excess of that amount (other than assignments to Affiliates or Approved Funds of the assigning Lender); and (b) any such assignment (other than assignments to Affiliates or Approved Funds of the assigning Lender) will be subject to the consent of the Agent, and, unless a Event of Default has occurred and is continuing, the consent of the Borrowers, which consent shall not be unreasonably withheld, and the payment of a processing and recordation fee of $3,500 by the assigning Lender to the Agent. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to counterparties to swap agreements relating to any Loan or pledge any such rights to a trustee or other secured party with respect to its debt, including any Federal Reserve Bank. Any Lender assigning its rights and obligations under this Section 13.3.1 shall bear all costs incurred in connection with the assignment. Notwithstanding the foregoing and without the consent of the Borrowers, if an Increased Term Loan is being funded pursuant to Section 2.3, CIT may assign an interest in the rights and obligations of CIT under any Loan Documents in an amount up to $7,000,000.

13.3.2. Effect; Effective Date. Upon (a) delivery to Agent of (i) an executed Assignment and Acceptance, together with any consents required, and (ii) the processing and recordation fee described in Section 13.3.1, and (b) recordation of such assignment in the Register described below, such assignment shall become effective as specified in such Assignment and Acceptance, if it complies with this Section 13.3. From the effective date of such assignment, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, the Agent and the Borrowers shall make appropriate arrangements for issuance of replacement and/or new Notes, as appropriate, if requested by the respective Lenders party to such assignment.

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13.3.3. Register. The Agent shall, on behalf of the Borrowers, maintain at its address a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and address of the Lenders and the Commitment of, and principal amount of the Loans owing to, each lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, each Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment or transfer of all or part of a Loan shall be registered on the Register and be evidenced by a duly executed Assignment and Acceptance; thereupon, if requested, one or more new Notes, in the same aggregate principal amount may be issued to the designated Eligible Assignee. The old Notes shall be returned by the Agent to the Borrowers marked “canceled.” The Register shall be available for inspection by the Borrowers or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

13.4. Tax Treatment. If any interest in a Loan Document is transferred to an Eligible Assignee that is organized under the laws of any jurisdiction other than the United States or any state or district thereof, such Eligible Assignee, concurrently with the effectiveness of such transfer, shall comply with the provisions of Section 5.12.

SECTION 14. MISCELLANEOUS

14.1. Consents, Amendments and Waivers.

14.1.1. Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent, with the consent of Required Lenders, or Required Revolving Lenders, as applicable, and each Obligor party to such Loan Document; provided, however, that

(a) without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b) without the prior written consent of each affected Lender, no modification shall be effective that would (i) increase the Commitment of such Lender; or (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender;

(c) without the prior written consent of all Lenders (except a Defaulting Lender as provided in Section 4.2), no modification shall be effective that would (i) extend the Commitment Termination Date or the Maturity Date; (ii) alter Section 5.6, 7.1 (except to add Collateral), or 14.1.1; (iii) amend the definitions of “Pro Rata Share”, “Required Lenders” or “Required Revolving Lenders”; (iv) increase total Commitments; (v) release all or substantially all of the Collateral, except as currently contemplated by the Loan Documents; or (vi) release any Obligor from liability for any Obligations, if such Obligor is Solvent at the time of the release. Notwithstanding the foregoing, the prior written consent of any Lender, including any Defaulting Lender as provided in Section 4.2, if applicable, shall be required pursuant to clauses (i) or (iv) of this Section 14.1.1(c) in order to increase the Commitment or extend the Maturity Date beyond 364 days with respect to the portion of any Loan made by such Lender; and

(d) if (i) any Borrower requests an amendment, waiver or modification to any of the provisions of Section 10.3 or an Event of Default has occurred and is continuing with respect to any provision thereunder and (ii) an Event of Default has occurred and is continuing with respect to any one

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or more of the following Sections, Section 2.5, 7.2.1, 8.1.4, 8.3, 8.4, 10.1.1(a), 10.1.2(a)-(c) (after 10 Business Days), 10.2.1, 10.2.2, 10.2.3, 10.2.5, 11.1(a) (as to principal and interest), or 11.1(o), the prior written consent of all Lenders (other than a Defaulting Lender) shall be required.

14.1.2. Limitations. The agreement of the Borrowers or any other Obligor shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders and/or Agent as among themselves. The making of any Loans during the existence of a Default or Event of Default shall not be deemed to constitute a waiver of such Default or Event of Default, nor to establish a course of dealing. Any waiver or consent granted by Lenders hereunder shall be effective only if in writing, and then only in the specific instance and for the specific purpose for which it is given.

14.2. Indemnity; Limitation on Liability.

14.2.1. The Borrowers jointly and severally agree to protect, indemnify and hold harmless each Agent, each Lender, the L/C Issuer each of the other Agent Indemnitees, each of the other Lender Indemnitees and each of their respective officers, affiliates, directors, employees, attorneys, accountants, consultants, representatives and agents (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements (including, without limitation, payment by the Agent, any Lender or the L/C Issuer of any obligations due or past due under any contract or agreement to which any Borrower is or becomes a party) of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for and consultants of such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), which may be imposed on, incurred by, or asserted against such Indemnitees (whether direct, indirect, or consequential and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities, environmental and commercial laws and regulations, under common law or at equitable cause or on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the other Loan Documents, or any act, event or transaction related or attendant thereto, the agreements of the Agent, the L/C Issuer or the Lenders contained herein, the making of Loans or the issuance of Letters of Credit, the management of such Loans, Letters of Credit or the Collateral (including any liability under federal, state or local environmental laws or regulations) or the use or intended use of the proceeds of such Loans hereunder or of such Letters of Credit hereunder (collectively, the “Indemnified Matters”); provided that the Borrowers shall not have any obligation to any Indemnitee hereunder with respect to Indemnified Matters to the extent caused by or resulting from the willful misconduct or gross negligence of such Indemnitee as determined by a court of competent jurisdiction in a final, non-appealable decision. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers shall contribute the maximum portion which they are permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

14.2.2. To the extent permitted by applicable law, no claim may be made by the Borrowers or any other Person against the Agent, the L/C Issuer, any Lender or any other Indemnitee for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by any of the Loan Documents or any act, omission or event occurring in connection therewith or any Indemnified Matter; and the Borrowers hereby waive, release and agree not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

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14.3. Notices and Communications.

14.3.1. Notice Address. All notices, requests and other communications by or to a party hereto shall be in writing and shall be given to the Borrowers and each other Obligor at the address shown on Exhibit K, and to any other Person at its address shown on Exhibit K (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each such notice, request or other communication shall be effective only (a) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (b) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Any written notice, request or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party.

14.3.2. Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as financial statements and other information required by Section 10.1.2, administrative matters, distribution of Loan Documents for execution, and matters permitted under Section 4.1, or for any other matters determined by Agent. Agent and Lenders make no assurances as to the privacy and security of electronic communications. Voice mail may not be used as effective notice under the Loan Documents.

14.3.3. Non-Conforming Communications. The Agent and Lenders may rely upon any notices purportedly given by or on behalf of the Borrowers or any other Obligor even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation.

14.4. Performance of Borrower’s Obligations. The Agent may, in its discretion at any time and from time to time, at the Borrowers’ expense, pay any amount or do any act required of the Borrowers or any Obligor under any Loan Documents or otherwise lawfully requested by the Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of the Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, or landlord claim, or any discharge of a Lien. All reasonable and documented out-of-pocket payments, costs and expenses (including Extraordinary Expenses) of the Agent under this Section shall constitute Obligations and be reimbursed to the Agent by the Borrowers, on demand, with interest from the date demanded to the date of payment thereof at the Default Rate applicable to Base Rate Loans. Any payment made or action taken by the Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5. Credit Inquiries. The Borrowers hereby authorize the Agent and the Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning the Borrowers.

14.6. Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7. Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise specifically provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision

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contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8. Counterparts; Facsimile Signatures. Any Loan Document may be executed in counterparts, and by different parties on separate counterparts, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Loan Documents may be executed and delivered by facsimile or other electronic method of transmission acceptable to Agent, and they shall have the same force and effect as manually signed originals. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission acceptable to Agent also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

14.9. Entire Agreement. Time is of the essence of the Loan Documents. The Loan Documents embody the entire understanding of the parties with respect to the subject matter thereof and supersede all prior understandings regarding the same subject matter.

14.10. Obligations of Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. Nothing in this Agreement and no action of the Agent, the Lenders or L/C Issuer pursuant to the Loan Documents shall be deemed to constitute the Agent, the Lenders and the L/C Issuer to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of the Borrowers or any other Obligor. Each of the Borrowers and each other Obligor acknowledges and agrees that in connection with all aspects of any transaction contemplated by the Loan Documents, the Borrowers, each other Obligor, the Agent, the Lenders and the L/C Issuer have an arms-length business relationship that creates no fiduciary duty on the part of the Agent, any Lender or the L/C Issuer, and the Borrowers or any other Obligor, and that the Agent, each Lender and the L/C Issuer expressly disclaims any fiduciary relationship.

14.11. Confidentiality.

14.11.1. During the term of this Agreement, the Agent, the Lenders and the L/C Issuer agree to take reasonable precautions to maintain the confidentiality of any Confidential Information (as defined below) that the Borrowers deliver to the Agent, the Lenders and the L/C Issuer, except that the Agent, any Lender and the L/C Issuer may disclose such information (a) to their respective officers, directors, employees, Affiliates, Approved Funds and agents, including attorneys, auditors and other professional advisors and other representatives (collectively, “Representatives”) who are informed by the Agent or such Lender of the confidential nature of such information, and to counterparties to financing sources (and their respective Representatives, investors and prospective investors, including to any trustee of any such counterparty); (b) to any party to the Loan Documents from time to time; (c) pursuant to the order of any court or governmental or administrative agency; (d) upon the request of any Governmental Authority exercising regulatory authority over Agent, such Lender or L/C Issuer; (e) to the extent reasonably required in connection with any litigation relating to any Loan Documents or transactions contemplated thereby, or otherwise as required by Applicable Law; (f) in connection with the exercise of any rights or remedies under the Loan Documents; (g) to (i) any assignee or pledgee of or Participant in, or any prospective assignee or pledge of or Participant in, any of its rights or obligations under this Agreement (and their respective Representatives, investors and prospective investors, and any trustee of any such Person, as applicable), or (ii) any actual or prospective counterparty (and its Representatives, investors and prospective investors, and any trustee of any such counterparty) to any swap or derivative transaction or other Hedging Agreement relating to any Borrower or any other Obligor and its obligations,

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provided that such parties agree to be bound by the confidentiality provisions of this Section or reasonable confidentiality provisions of a similar nature, and to the Representatives of the foregoing parties; (h) to the National Association of Insurance Commissioners or any similar organization, or to any nationally recognized rating agency (each a “Rating Agency”) that requires access to information about the portfolio of a Lender or L/C Issuer; (i) to any investor or potential investor in an Approved Fund, or to any manager, servicer, Representative or other Person in connection with the creation, financing or administration of any such Approved Fund who is informed by the Agent or such Lender of the confidential nature of such information; (j) with the written consent of the Borrowers; or (k) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section by the disclosing party or (ii) becomes available to the Agent, any Lender, or any of their respective Representatives on a non-confidential basis from a source other than the Obligors. Notwithstanding the foregoing, the Agent and the Lenders may issue and disseminate to the public general information describing this credit facility, including the names and addresses of the Borrowers and each other Obligor and a general description of the businesses of the Borrowers and each other Obligor, and may use the names of the Borrowers and each other Obligor in advertising and other promotional materials provided that the Lenders shall obtain the Borrowers’ prior written consent. As used herein, the term “Confidential Information” means all information contained in materials relating to Borrowers and any other Obligor provided to Agent or Lenders by the Borrowers or their Affiliates, representatives or agents other than (x) information which is at the time so provided or thereafter becomes generally available to the public other than as a result of a disclosure by the disclosing party, and (y) information which was available to Agent, any Lender or other recipient prior to its disclosure to such party by the Borrowers or one or more Lenders from a source other than the Borrowers or their Affiliates, representatives or agents. The terms of this provision shall supersede and replace any previous agreement among the parties hereto regarding the non-disclosure of the Confidential Information.

14.11.2. None of the Obligors or any Subsidiary thereof will in the future issue any press releases or other public disclosure using the name of “CIT Lending Services Corporation” or its Affiliates or any other Lender or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to such Lender and without the prior written consent of such Lender unless (and only to the extent that) such Obligor or Subsidiary thereof is required to do so under law and then, in any event, such Borrowers or Subsidiary will, to the extent practicable, consult with such Lender before issuing such public disclosure. Borrowers consent to the publication by any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement provided that the Lenders shall obtain the Borrowers’ prior written consent. Each Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

14.12. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES OTHER THAN NEW YORK GENERAL OBLIGATIONS LAW, SECTION 5-1401.

1.4.13. Consent to Forum; Waiver of Right to Trial by Jury.

14.13.1. Consent to Forum. EACH PARTY HERETO HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER NEW YORK CITY, NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH OBLIGOR IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER

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JURISDICTION, VENUE OR INCONVENIENT FORUM. Nothing herein shall limit the right of Agent or any other Lender Party to bring proceedings against any Obligor in any other court. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.13.2. Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

14.14. Waivers by Obligors.

14.14.1. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER WAIVES (A) PRESENTMENT, DEMAND, PROTEST, NOTICE OF PRESENTMENT, DEFAULT, NON-PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY AGENT ON WHICH ANY BORROWER MAY IN ANY WAY BE LIABLE, AND HEREBY RATIFIES ANYTHING AGENT MAY DO IN THIS REGARD; (B) NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF ANY COLLATERAL; (C) ANY BOND OR SECURITY THAT MIGHT BE REQUIRED BY A COURT PRIOR TO ALLOWING AGENT TO EXERCISE ANY RIGHTS OR REMEDIES; (D) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; (E) ANY CLAIM AGAINST AGENT OR ANY LENDER, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) IN ANY WAY RELATING TO ANY ENFORCEMENT ACTION, OBLIGATIONS, LOAN DOCUMENTS OR TRANSACTIONS RELATING THERETO; AND (F) NOTICE OF ACCEPTANCE HEREOF.

14.14.2. The Borrowers acknowledge that the foregoing waivers in this Section 14.14 and the waivers set forth in Sections 14.13 are a material inducement to Agent and Lenders entering into this Agreement and that Agent and Lenders are relying upon the foregoing in their dealings with the Borrowers and each other Obligor. The Borrowers have reviewed the foregoing waivers and the waivers set forth in Section 14.13 with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.15. Patriot Act Notice. Agent, Lenders and L/C Issuer hereby notify the Borrowers that pursuant to the requirements of the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent, Lenders and L/C Issuer will also require information regarding each guarantor, if any, and may

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require information regarding management and owners of the Borrowers or the other Obligors, such as legal name, address, social security number and date of birth.

14.16. Expenses. The Borrowers jointly and severally agree to reimburse Agent promptly for all reasonable out-of-pocket costs and expenses, incurred by the Agent and Lenders in connection with or incidental to (a) the preparation, execution, delivery and administration of this Agreement and the other Loan Documents and any indebtedness created hereunder or thereunder; (b) in connection with any amendment, waiver, consent, forbearance, or other alternative of the contractual relationship between the parties (regardless of whether the same becomes effective); (c) the preparation, negotiation, execution, delivery, administration, default, collection, waiver or potential waiver, amendment or potential amendment of any term, provision, benefit or requirement of this Agreement or the other Loan Documents; (d) the Agent’s exercise, for itself and on behalf of the Lenders, preservation or enforcement of any of its rights, remedies, or options, or of any provision, hereunder or under any other Loan Document; and (e) the prosecution or defense of any claim (including the evaluation of or preparation for any actual or such potential defense or claim) in any way arising out of, related to or connected with this Agreement or any of the other Loan Documents; including in each case, without limitation, reasonable out-of-pocket fees and expenses (i) of counsel, (ii) for accounting, consulting, brokerage or other similar professional services, (iii) associated with travel or other costs relating to any appraisals or examinations conducted in connection with the Borrowers’ Obligations under this Agreement and the other Loan Documents, (iv) for all filing fees and other taxes and fees payable or determined to be payable in connection therewith, including, without limitation, documentary, stamp and similar taxes and assessments and all recording and filing fees charged by any governmental authority; and (v) incurred by the Agent as are payable by the Borrowers pursuant to any other provision of this Agreement or any of the other Loan Documents. All of the foregoing fees, costs and expenses shall constitute Obligations. The Borrowers hereby acknowledge that the Obligations under this Section 14.16 shall survive any termination of this Agreement and are absolute and unconditional regardless of whether or not the Loan Documents are consummated. Notwithstanding anything to the contrary in this Agreement, the Borrowers shall not be required to pay more than $50,000 in syndication expenses with respect to the Loans.

[Remainder of page intentionally left blank; signatures begin on following page]

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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

AGENT AND LENDERS:

CIT LENDING SERVICES CORPORATION

as Agent and a Lender

By:	/s/ Joseph Junda
Name:	Joseph Junda
Title:	Vice President

[Signature Page to the Amended and Restated Loan and Security Agreement]

ROYAL BANK OF CANADA

as Syndication Agent and a Lender

By:	/s/ Mustafa Topiwalla
Name:	Mustafa Topiwalla
Title:	Authorized Signatory

[Signature Page to the Amended and Restated Loan and Security Agreement]

BORROWERS:

TELX-NEW YORK, LLC

as Borrower

By:	/s/ J. Todd Raymond
Name:	J. Todd Raymond
Title:	President

TELX-NEW YORK 111 8TH, LLC

as Borrower

By:	/s/ J. Todd Raymond
Name:	J. Todd Raymond
Title:	President

TELX-NEW YORK MANAGEMENT, LLC

as Borrower

By:	/s/ J. Todd Raymond
Name:	J. Todd Raymond
Title:	President

TELX-NEW YORK HOLDINGS, LLC

as Borrower

By:	/s/ J. Todd Raymond
Name:	J. Todd Raymond
Title:	President

[Signature Page to the Amended and Restated Loan and Security Agreement]